As filed with the Securities and Exchange Commission on April 21, 1997

                      Registration Nos. 2-91229 - 811-4025

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-14

                  REGISTRATION UNDER THE SECURITIES ACT OF 1933

                                    Pre-Effective Amendment No. _____  [  ]
                                    Post-Effective Amendment No. ____  [  ]

--------------------------------------------------------------------------------


                        AMERICAN CENTURY MUNICIPAL TRUST
               (Exact Name of Registrant as Specified in Charter)

                                4500 Main Street,
                                P. O. Box 419200
                           Kansas City, MO 64141-6200
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 415-965-8300

                                 Douglas A. Paul
                  Vice President and Associate General Counsel
                  1665 Charleston Road, Mountain View, CA 94043
                     (Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933.

It is proposed that this filing will become effective on May 21, 1997 pursuant to Rule 488 under the Securities Act of 1933.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because an indefinite number of shares have previously been registered on Form N-1A (Registration Nos. 2-91229 - 811-4025) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Registrant is filing as an exhibit to this Registration Statement an opinion related to the legality of shares being issued in connection with this Registration Statement. Pursuant to Rule 429, this Registration Statement relates to the aforesaid Registration Statement on Form N-1A. The Registrant filed a Rule 24f-2 Notice on Form 24f-2 with respect to its fiscal year ended May 31, 1996.

                        AMERICAN CENTURY MUNICIPAL TRUST
                                    FORM N-14
                              CROSS REFERENCE SHEET
                             PURSUANT TO RULE 481(a)

         Part A Item No.                                        Prospectus/Proxy
         and Caption                                            Statement Caption
1.       Beginning of Registration Statement and Outside        Cover Page
         Front Cover Page of Prospectus

2.       Beginning and Outside Back Cover Page of Prospectus    Table of Contents

3.       Fee Table, Synopsis Information and Risk Factors       Important Information You Should Consider;
                                                                Comparison of Certain Information Regarding the
                                                                Funds; Risk Factors; Transaction and Operating
                                                                Expense Information; Information About the Funds

4.       Information About the Transaction                      Important Information You Should Consider; Risk
                                                                Factors; Additional Information Relating to the
                                                                Proposed Transaction; Information About the Funds;
                                                                Appendix I

5.       Information About the Registrant                       Important Information You Should Consider;
                                                                Comparison of Certain Information Regarding the
                                                                Funds; Risk Factors; Information About the Funds;
                                                                Additional Information

6.       Information About the Companies Being Acquired         Important Information You Should Consider;
                                                                Comparison of Certain Information Regarding the
                                                                Funds; Risk Factors; Information About the Funds;
                                                                Additional Information

7.       Voting Information                                     Important Information You Should Consider;
                                                                Information Relating to Voting Matters

8.       Interest of Certain Persons and Experts                Information Relating To Voting Matters

9.       Additional Information Required for Reoffering by      Not applicable
         Persons Deemed to be Underwriters


Part B

10.      Cover Page                                             Statement of Additional Information Cover Page

11.      Table of Contents                                      Table of Contents

12.      Additional Information About the Registrant            Statement of Additional Information of the
                                                                Acquiring Funds.

13.      Additional Information About the Company Being         Statements of Additional Information of the
         Acquired                                               Liquidating Funds.

14.      Financial Statements                                   Pro Forma Financial Statements


Part C

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

                          American Century Investments
                                4500 Main Street
                          Kansas City, Missouri 64111

---------------, 1997


Dear American Century Mutual Funds Shareholder:

         I am writing to ask for your support of an important proposal affecting your fund. The proposal will be voted on at an upcoming Special Meeting of shareholders to be held on Wednesday, July 30, 1997. Please take a few minutes to read the enclosed materials, complete and sign the proxy voting card and mail it back to us.

         As a shareholder of one of the American Century mutual funds listed below, you are being asked to approve the combination of your fund with the other American Century fund set forth opposite your fund's name:

American Century Mutual Funds, Inc.    American Century Government Income Trust
-----------------------------------    ----------------------------------------
   Short-Term Government Fund        Adjustable Rate Government Securities Fund*
Intermediate-Term Government Fund          Intermediate-Term Treasury Fund

                                           American Century Municipal Trust
                                           --------------------------------
  Limited-Term Tax-Exempt Fund                Limited-Term Tax-Free Fund
Intermediate-Term Tax-Exempt Fund          Intermediate-Term Tax-Free Fund
   Long-Term Tax-Exempt Fund                   Long-Term Tax-Free Fund

--------------------
*This fund is currently in the process of changing its name to Short-Term Government Fund and is modifying its investment objective and strategies to be substantially similar to those of your Short-Term Government Fund. The adoption of similar policies is a condition to the merger and if such policies are not adopted the transaction will not occur.

         The reason for each combination is that the funds to be combined are very similar, as you will see by reading the enclosed materials. Each fund, other than the Limited-Term Tax-Free Fund, was started prior to the 1995 combination of the Benham and Twentieth Century mutual fund families. As a result of that combination, each fund shares portfolio managers with the fund into which it is being merged. Management believes it will be more efficient to have each fund's talented portfolio management team focus on a single, larger portfolio of assets than to continue managing two very similar, smaller portfolios. The Limited-Term Tax-Free Fund was created as a series of the American Century Municipal Trust to create a fund into which the Limited-Term Tax-Exempt Fund may be merged in order to keep all of the American Century tax-exempt funds within the same issuer.

         The Board of Directors of your fund has unanimously voted in favor of this reorganization and believes the combination is in your fund's and your best interests. We encourage you to vote "FOR" the reorganization. The enclosed materials give more detailed information about the proposed reorganization and the reasons why we recommend you vote for it.

         If you lead a busy life, as I do, you're probably tempted to put these materials aside, having the best intentions to return to them at another time. PLEASE DON'T DO THAT. If shareholders don't return their proxies, additional expenses must be incurred to pay for follow-up mailings and phone calls. PLEASE TAKE A FEW MINUTES TO REVIEW THE ENCLOSED MATERIALS AND SIGN AND RETURN YOUR PROXY CARD TODAY.

         To more efficiently handle this proxy solicitation, we have hired D.F. King & Co., Inc. to act as our proxy solicitor. If you have any questions or need any help in voting your shares, please call them at 1-800-755-3107. Any question they cannot respond to will be forwarded to us immediately.

         Thank you for your time in considering this important proposal. We believe the reorganization will enable us to better serve your needs. Thank you for investing with American Century and for your continued support.

                                           Sincerely,

                                           /s/ James E. Stowers III
                                           James E. Stowers III
                                           President, Chief Executive Officer

                       AMERICAN CENTURY MUTUAL FUNDS, INC.

                          American Century Investments
                                4500 Main Street
                                P. O. Box 419200
                        Kansas City, Missouri 64141-6200
                                 (800) 345-2021

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held on July 30, 1997


To American Century Shareholders:

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of the shareholders of the American Century-Benham Short-Term Government Fund, American Century-Benham Intermediate-Term Government Fund, American Century-Benham Limited-Term Tax-Exempt Fund, American Century-Benham Intermediate-Term Tax-Exempt Fund and American Century-Benham Long-Term Tax-Exempt Fund, each a portfolio of American Century Mutual Funds, Inc. (the "Liquidating Funds") will be held at American Century Tower I, 4500 Main Street, Kansas City, Missouri on Wednesday, July 30, 1997 at 10:00 a.m. (Central time) for the following purposes:

                  ITEM 1. To consider and act upon a proposal to approve an Agreement and Plan of Reorganization and the transactions contemplated thereby, including:

          (a) the transfer of substantially all of the assets and liabilities of the Liquidating Funds to certain investment portfolios of American Century Government Income Trust and American Century Municipal Trust as described in the attached proxy statement (the "Acquiring Funds") in exchange for shares in the Acquiring Funds; and

          (b)  the   distribution   of  the  Acquiring   Funds'  shares  to  the
               shareholders  of  the   Liquidating   Funds  according  to  their
               respective interests.

                  ITEM 2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

         The proposed reorganization and related matters are described in the attached Combined Prospectus/Proxy Statement. Appendix I to the Combined
Prospectus/Proxy   Statement   is  a  copy  of  the   Agreement   and   Plan  of
Reorganization.

         Shareholders of record as of the close of business on May 17, 1997 are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.



PLEASE EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE EACH ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF AMERICAN CENTURY MUTUAL FUNDS, INC. PLEASE RETURN YOUR PROXY CARD EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.


                                                           /s/ William M. Lyons
                                                           William M. Lyons
                                                           Secretary


                                                               -----------, 1997

                       COMBINED PROSPECTUS/PROXY STATEMENT
                                       of
                      AMERICAN CENTURY MUTUAL FUNDS, INC.,
                    AMERICAN CENTURY GOVERNMENT INCOME TRUST
                                       and
                        AMERICAN CENTURY MUNICIPAL TRUST


                                  May --, 1997

         This Combined Prospectus/Proxy Statement is furnished in connection with the solicitation of votes by the Board of Directors of American Century Mutual Funds, Inc. on behalf of its Short-Term Government Fund, Intermediate-Term Government Fund, Limited-Term Tax-Exempt Fund, Intermediate-Term Tax-Exempt Fund and Long-Term Tax-Exempt Fund in connection with a Special Meeting of Shareholders to be held on Wednesday, July 30, 1997 at 10:00 p.m. (Central time) at American Century Tower I, 4500 Main Street, Kansas City, Missouri.

         At the Special Meeting, shareholders of the funds identified below are being asked to approve the combination of their fund into the Acquiring Fund indicated below opposite its name. A copy of the proposed Agreement and Plan of Reorganization is attached as Appendix I.

       Liquidating Funds                            Acquiring Funds
       -----------------                            ---------------

American Century Mutual Funds, Inc.    American Century Government Income Trust
-----------------------------------    ----------------------------------------
    Short-Term Government Fund*       Adjustable Rate Government Securities Fund
 Intermediate-Term Government Fund         Intermediate-Term Treasury Fund*

                                            American Century Municipal Trust
                                            --------------------------------
   Limited-Term Tax-Exempt Fund*               Limited-Term Tax-Free Fund
Intermediate-Term Tax-Exempt Fund*          Intermediate-Term Tax-Free Fund
    Long-Term Tax-Exempt Fund*                  Long-Term Tax-Free Fund

--------------------
* Denotes the surviving fund for the purposes of maintaining the financial statements and performance history in the post-reorganization fund.


         Each fund reorganization involves funds that are similarly managed diversified, open-end mutual funds that invest in a similar mix of fixed income securities. The purpose of the reorganization is to achieve management and operational efficiencies by combining these similar funds. Each fund has shares registered with the Securities and Exchange Commission.

         This Combined Prospectus/Proxy Statement constitutes the Proxy Statement of your fund for the Special Meeting of Shareholders and a prospectus for the Acquiring Funds' shares that are to be issued in connection with the reorganization. It is intended to give you the information you need to consider and vote on the proposed reorganization. You should retain this document for future reference. A Statement of Additional Information, dated _______________, 1997, about your fund and the Acquiring Funds has been filed with the Commission and is incorporated into this document by reference. A copy of the Statement of Additional Information may be obtained without charge upon request by calling or writing to us at the address or telephone number set forth below.

     The principal executive offices of your fund and the Acquiring Funds are located at American Century Investments, 4500 Main Street, P. O. Box 419200, Kansas City, Missouri 64141-6200. The funds' telephone number is 1-800 345-2021.

         Copies of the Acquiring Funds' prospectuses accompany this document and are incorporated into it by reference.

         The information contained in this Combined Prospectus/Proxy Statement is required by rules of the Securities and Exchange Commission; some of it is highly technical. If you have any questions about these materials or how to vote your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-755-3107.

         LIKE ALL MUTUAL FUND SHARES, THE SECURITIES OF THE ACQUIRING FUNDS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS COMBINED PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representations other than those contained in this Combined Prospectus/Proxy Statement and in the materials expressly incorporated herein by reference. If given or made, such other information or representations must not be relied upon as having been authorized by your fund, the Acquiring Funds or anyone affiliated with American Century Investments.

     PLEASE NOTE THAT THE SPECIAL MEETING OF SHAREHOLDERS IS NOT A SHAREHOLDER SEMINAR.

                                TABLE OF CONTENTS

IMPORTANT INFORMATION YOU SHOULD CONSIDER....................................
COMPARISON OF CERTAIN INFORMATION REGARDING THE FUNDS........................
COMPARISON OF FUND SERVICE PROVIDERS.........................................
RISK FACTORS.................................................................
TRANSACTION AND OPERATING EXPENSE INFORMATION................................
ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION.........................
   Summary of Plan of Reorganization..........................................
   Description of the Acquiring Funds Securities..............................
   Reasons Supporting the Reorganization......................................
   Federal Income Tax Consequences............................................
   Capitalization.............................................................
INFORMATION ABOUT THE FUNDS...................................................
   Acquiring Funds............................................................
   Liquidating Funds..........................................................
   Fundamental Investment Restrictions........................................
INFORMATION RELATING TO VOTING MATTERS........................................
   General Information........................................................
   Voting and Revocation of Proxies...........................................
   Record Date................................................................
   Quorum.....................................................................
   Shareholder Vote Required..................................................
   Cost of Proxy Solicitation.................................................
   Certain Shareholders.......................................................
   Appraisal Rights...........................................................
   Annual Meetings............................................................
ADDITIONAL INFORMATION........................................................
LITIGATION....................................................................
FINANCIAL STATEMENTS..........................................................
OTHER BUSINESS................................................................
SHAREHOLDER INQUIRIES.........................................................
APPENDIX I AGREEMENT AND PLAN OF REORGANIZATION...............................
APPENDIX II MANAGEMENT DISCUSSION & ANALYSIS..................................
APPENDIX III STANDARDIZED FUNDAMENTAL INVESTMENT RESTRICTIONS.................
APPENDIX IV CURRENT FUNDAMENTAL INVESTMENT RESTRICTIONS.......................




                    IMPORTANT INFORMATION YOU SHOULD CONSIDER

     The following Q&A is a brief summary of some of the issues that may be important to you. As is true with all summaries, however, not all of the information or topics that you may think are important will be included. As a result, this Q&A is qualified in its entirety by the more detailed information contained elsewhere in this document, or incorporated into this document, or attached as an Appendix. Please read all the enclosed proxy materials before voting. PLEASE REMEMBER TO VOTE YOUR SHARES AS SOON AS POSSIBLE. If enough shareholders return their proxy cards soon, additional costs for follow-up mailings and phone calls may be avoided.


Q.       What is the purpose of the upcoming meeting?

         A. The Board of Directors has recommended reorganizing the funds as follows:

Short-Term Government Fund          into     Adjustable Rate Government Securities Fund
Intermediate-Term Government Fund   into     Intermediate-Term Treasury Fund
Limited-Term Tax-Exempt Fund        into     Limited-Term Tax-Free Fund
Intermediate-Term Tax-Exempt Fund   into     Intermediate-Term Tax-Free Fund
Long-Term Tax-Exempt Fund           into     Long-Term Tax-Free Fund

                  These combinations require shareholder approval. The meeting will be held on Wednesday, July 30, 1997 at 10:00 a.m. (Central time) at American Century Tower I, 4500 Main Street, Kansas City, Missouri. Shareholders of record as of the close of business on May 17, 1997 are eligible to vote.

Q.       Why is the reorganization being proposed?

         A. The reorganization seeks to improve operational and investment management efficiencies by combining funds with similar investment objectives, investment policies and approaches, procedures and portfolio securities. Combining these similar funds will also help eliminate customer confusion regarding which fund to choose.

Q.       How will the reorganization be accomplished?

         A. Shareholders of the Liquidating Funds are being asked to approve the combination of their fund with the corresponding Acquiring Fund pursuant to the Agreement and Plan of Reorganization attached as Appendix I. The reorganization will take the form of a sale of assets by your fund in exchange for shares of the Acquiring Funds. Your fund will then make a liquidating distribution of those shares to its shareholders.

Q.       What will shareholders get if the reorganization is approved?

         A. As a result of the liquidating distribution, you will receive shares of the corresponding Acquiring Fund in an amount equal to the VALUE of your shares on the date the combination takes place (probably August 30th). Because the net asset value (price per share) of your fund may be different than the net asset value of the corresponding fund with which your fund will be combined, you may receive a different number of shares than you have, but the TOTAL VALUE of your account after the reorganization WILL BE THE SAME as before the reorganization.

Q.       Why did the Board of Directors approve the reorganization?

         A. After reviewing many factors, your Board of Directors unanimously determined that the reorganization was in the best interests of each of the Liquidating Funds and each fund's shareholders. Some of the factors considered include:

               o the management fee of each of the Acquiring Funds is, in all cases, lower than the total expense ratio of your fund;

               o the similarity of the corresponding two funds' investment objectives and policies;

               o the possibility of achieving management and operational efficiencies; and

               o the fact that each fund's investment advisor is a wholly-owned subsidiary of American Century Companies, Inc. and that the parent company is taking steps to consolidate all investment advisory activities into a single investment advisor.

Q. Will the exchange for shares of the Acquiring Funds cause you to realize income or capital gains for tax purposes?

         A. No. The exchange of shares in the reorganization will be tax-free. We will obtain a legal opinion from Dechert Price & Rhoads, a law firm that specializes in this area, confirming that the reorganization will not be a taxable event for you for federal income tax purposes. Your tax basis and holding period for your shares will be unchanged.

Q. How do the fee structure and total expense ratio of your fund compare to the Acquiring Fund?

         A.       Although  each  fund's  fee   structure  is  currently   quite
                  different, each Acquiring Fund's Board of Trustees has approved, and has recommended that shareholders also approve a management fee, in many ways similar to the expense structure of your fund. Under this "all inclusive" management fee structure, your fund pays a single management fee. In exchange for this fee, the manager is responsible for paying all of the costs associated with providing or procuring all services for the fund except taxes, interest, brokerage commissions, the fees and expenses of outside directors, and extraordinary items. The following table sets forth the total operating expenses for your fund and the expected total operating expenses for each of the Acquiring Funds after the reorganization (assuming the fee structure approved by the Acquiring Funds' Boards of Trustees is also approved by shareholders):

Short-Term Government Fund          0.70%         Adjustable Rate Government Securities Fund    0.60%
Intermediate-Term Government Fund   0.75%         Intermediate-Term Treasury Fund               0.52%
Limited-Term Tax-Exempt Fund        0.60%         Limited-Term Tax-Free Fund                    0.52%
Intermediate-Term Tax-Exempt Fund   0.60%         Intermediate-Term Tax-Free Fund               0.52%
Long-Term Tax-Exempt Fund           0.60%         Long-Term Tax-Free Fund                       0.52%


Q.       Are any of the Acquiring Funds riskier than your fund?

         A. Relative risk is difficult to assess with corresponding funds that are as similar as these, and not all experts agree on the definition of risk. But if you interpret "risk" to mean short-term price volatility, then we would probably expect the corresponding funds' risks to be fairly similar. The funds invest in similar investment portfolios and utilize similar investment techniques. The corresponding funds also have similar weighted average maturities. Although the Short-Term Government Fund and Adjustable Rate Government Securities Fund currently do have different risk profiles, it is a condition of the reorganization that the Adjustable Rate Government Securities Fund adopt the investment objective and policies of the Short-Term Government Fund prior to the reorganization.


Q. If shareholders send their proxies in now as requested, can they change their vote later?

         A. Yes! A proxy can be revoked at any time by writing to us, or by sending us another proxy, or by showing up at the meeting and voting in person. Even if you plan to show up at the meeting to vote in person, we ask that you return the enclosed proxy. Doing so will help us achieve a quorum for the meeting.

Q.       How do shareholders vote their shares?

         A. You can vote by mail or in person at the Special Meeting. The fastest and most convenient way is to complete, sign and mail the enclosed proxy voting card to us in the enclosed postage-paid envelope. We will vote your shares EXACTLY as you tell us. If you simply sign the card and return it, we will follow the recommendation of your Board of Directors and vote it "FOR" the reorganization. If you have any questions regarding the enclosed proxy statement or need assistance in voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at 1-800-755-3107.

Q.       When and how will the combination take place?

         A. Subject to receiving shareholder approval, the reorganization is scheduled to take place on August 30, 1997. After the funds have calculated the value of their assets and liabilities on August 29th, each of the Liquidating Funds will transfer its assets and liabilities to the Acquiring Funds in exchange for the appropriate number of Acquiring Fund shares. Each Liquidating Fund will then make a liquidating distribution of those shares pro rata to its shareholders according to the value of their accounts immediately prior to the transfer of assets. THE VALUE OF YOUR ACCOUNT WILL NOT CHANGE AS A RESULT OF THIS REORGANIZATION.

Q.       Will the reorganization affect the management team of your Fund?

         A. No. The portfolio managers of your fund also serve as portfolio managers for the fund with which your fund will be combined.

Q. How will the distribution, purchase and redemption procedures and exchange rights change as a result of the reorganization?

         A.       They won't.  The Acquiring  Funds have the same  distribution,
                  purchase  and  exchange   policies  and   procedures   as  the
                  Liquidating Funds.

Q.       Where can shareholders get more information about the funds?

         A. Each fund is registered with the Securities and Exchange Commission. As a result, each has a prospectus and statement of additional information with even more detailed information than is contained in this document. A copy of each applicable Acquiring Fund's Prospectus accompanies this proxy statement. In addition, the Manager's Discussion and Analysis of Fund performance portion of the Acquiring Funds' most recent Annual Report to Shareholders is included in this document as Appendix II. If you would like a copy of the any of the funds' prospectuses or statements of additional information, or most recent Semiannual report, please call our proxy solicitor at 1-800-755-3107.


                        COMPARISON OF CERTAIN INFORMATION
                               REGARDING THE FUNDS

     The following charts are provided to show a comparison of certain key attributes of your fund with its Acquiring Fund. No comparison is provided for the Short-Term Government Fund and Adjustable Rate Government Securities Fund since the ARM fund will, as a condition to the reorganization, adopt an investment objective and strategies that are substantially similar to the Short-Term Government Fund prior to the reorganization.(1) The Total Expenses Ratios for the Liquidating Funds are stated as of their most recent fiscal year ended (October 31, 1996), while the Total Expense Ratio shown for the corresponding Acquiring Fund is the fee expected to be in place at the time of the reorganization. Actual total expense ratios for the Acquiring Funds for their most recent fiscal year ended are included in the Fee Table under the heading "Transaction and Operating Expense Information" starting at page 4 in each prospectus. For additional information about the funds, see the section titled "Information About the Funds" starting at page --- below.

                                      Intermediate-Term Government Fund              Intermediate-Term Treasury Fund
                                      ---------------------------------              -------------------------------

Type of Fund                          Taxable Bond Fund                              Taxable Bond Fund

Investment Objective                  seeks a competitive level of income.           seeks to earn and distribute the highest
                                                                                     level of current income consistent with the
                                                                                     conservation of assets and the safety
                                                                                     provided by U.S. Treasury bills, notes and
                                                                                     bonds.

Investment Policies                   pursues its objective by investing in          pursues its objective by investing primarily
                                      securities of the U.S. government and its      in U.S. Treasury notes, which carry the
                                      agencies.                                      direct full faith and credit pledge of the
                                                                                     U.S. Government.

Weighted Average Portfolio Maturity   3 to 10 years                                  13 months to 10 years

Credit Quality                        Highest Quality Securities Only                Highest Quality Securities Only

Total Expense Ratio                   0.75%                                          0.52%

Distribution Policy                   Same as Intermediate-Term Treasury Fund        Dividends:  declared daily, paid monthly
                                                                                     Capital Gains:  declared and paid annually

Purchases and Exchanges               Same as Intermediate-Term Treasury Fund        See pages 20-22 of accompanying Prospectus

Redemption Policies                   Same as Intermediate-Term Treasury Fund        See page 22 of accompanying Prospectus


------------------------
(1)      The only  difference  between the  Short-Term  Government  Fund and the post-reorganization  fund is that  the  post-reorganization  fund  will maintain a duration of 3 years or less,  as compared to the  Short-Term
         Government Fund which maintains a weighted average  portfolio  maturity of 3 years or less.



                                      Limited-Term Tax-Exempt Fund                   Limited-Term Tax-Free Fund
                                      ----------------------------                   --------------------------

Type of Fund                          Tax-Exempt Bond Fund                           Tax-Exempt Bond Fund

Investment Objective                  seeks to provide  investors with income        seek to provide investors with income
                                      generally exempt from federal income taxes.    generally exempt from
                                                                                     federal income taxes.

Investment Policies                   pursues its objective by investing in a        pursues its objective by investing in a
                                      portfolio of tax-exempt securities.            portfolio of tax-exempt securities.

Weighted Average Portfolio Maturity   5 years or less                                5 years or less

Credit Quality                        Investment Grade (Baa or BBB) or if            Investment Grade (Baa or BBB) or if
                                      unrated, determined by the manager to be       unrated, determined by the manager to be
                                      of comparable quality to those so rated.       comparable quality to those so rated.

Total Expense Ratio                   0.60%                                          0.52%

Distribution Policy                   Same as Limited-Term Tax-Free Fund             Dividends:  declared daily, paid monthly
                                                                                     Capital Gains:  declared and paid annually

Purchases and Exchanges               Same as Limited-Term Tax-Free Fund             See pages --- of accompanying Prospectus

Redemption Policies                   Same as Limited-Term Tax-Free Fund             See pages --- of accompanying Prospectus




                                      Intermediate-Term Tax-Exempt Fund              Intermediate-Term Tax-Free Fund
                                      ---------------------------------              -------------------------------

Type of Fund                          Tax-Exempt Bond Fund                           Tax-Exempt Bond Fund

Investment Objective                  seeks a competitive level of income            seeks as high a level of interest income
                                      generally exempt from federal income taxes.    exempt from regular federal income taxes as
                                                                                     is consistent with prudent investment
                                                                                     management, while seeking to conserve
                                                                                     shareholders' capital.

Investment Policies                   pursues its objective by investing in a        pursues its objective by investing in a
                                      portfolio of tax-exempt securities.            portfolio of tax-exempt securities.

Weighted Average Portfolio Maturity   3 to 10 years                                  5 to 10 years

Credit Quality                        Investment Grade (Baa or BBB) or if            Investment Grade (Baa or BBB) or if
                                      unrated, determined by the manager to be       unrated, determined by the manager to be
                                      of comparable quality to those so rated.       of comparable quality to those so rated.


Total Expense Ratio                   0.60%                                          0.52%

Distribution Policy                   Same as Intermediate-Term Tax-Free Fund        Dividends:  declared daily, paid monthly
                                                                                     Capital Gains:  declared and paid annually

Purchases and Exchanges               Same as Intermediate-Term Tax-Free Fund        See pages 20-22 of accompanying Prospectus

Redemption Policies                   Same as Intermediate-Term Tax-Free Fund        See pages 22-23 of accompanying Prospectus


                                      Long-Term Tax-Exempt Fund                      Long-Term Tax-Free Fund
                                      -------------------------                      -----------------------

Type of Fund                          Tax-Exempt Bond Fund                           Tax-Exempt Bond Fund

Investment Objective                  seeks to provide investors with income         Seeks as high a level of interest income
                                      generally exempt from federal income taxes.    exempt from regular federal income taxes as
                                                                                     is consistent with prudent investment
                                                                                     management, while seeking to conserve
                                                                                     shareholders' capital.

Investment Policies                   pursues its objective by investing in a        pursues its objective by investing in a
                                      portfolio of tax-exempt securities.            portfolio of tax-exempt securities.

Weighted Average Portfolio Maturity   10 years or more                               10 years or more

Credit Quality                        Investment Grade (Baa or BBB) or if            Investment Grade (Baa or BBB) or if
                                      unrated, determined by the manager to be       unrated, determined by the manager to be
                                      of comparable quality to those so rated.       of comparable quality to those so rated.

Total Expense Ratio                   0.60%                                          0.52%

Distribution Policy                   Same as Long-Term Tax-Free Fund                Dividends:  declared daily, paid monthly
                                                                                     Capital Gains:  declared and paid annually

Purchases and Exchanges               Same as Long-Term Tax-Free Fund                See pages 20-22 of accompanying Prospectus

Redemption Policies                   Same as Long-Term Tax-Free Fund                See pages 22-23 of accompanying Prospectus



                      COMPARISON OF FUND SERVICE PROVIDERS

                       Liquidating Funds                    Acquiring Funds                      Post-Reorganization Funds
                       -----------------                    ---------------                      -------------------------

Investment Advisor     American Century Investment          Benham Management Corporation(1)     ACIM
                       Management, Inc.(1) ("ACIM")         ("BMC")

Transfer Agent         American Century Services            American Century Services            American Century Services
                       Corporation                          Corporation                          Corporation

Distributor            American Century Investment          American Century Investment          American Century Investment
                       Services, Inc.                       Services, Inc.                       Services, Inc.

Custodians             Chase Manhattan Bank                 Chase Manhattan Bank                 Chase Manhattan Bank

Independent Auditors   Baird, Kurtz & Dobson                KPMG Peat Marwick LLP                Coopers & Lybrand

------------------------

(1)  BMC and  ACIM  are  both  wholly-owned  subsidiaries  of  American  Century
Companies, Inc. Through this and many other proposals being submitted to shareholders, American Century is seeking to consolidate all of its investment advisory activities in ACIM.




RISK FACTORS

         Because each of the funds has similar investment objectives and shares substantially similar investment policies, approaches and procedures with the fund with which it is being merged, your Board of Directors does not believe that the reorganization exposes shareholders of the Liquidating Funds to any new or different risks than they are exposed to as shareholders of their funds. For a discussion of the various investment policies, approaches and procedures of the Acquiring Funds and the risks associated therewith, please see the accompanying Prospectuses beginning at page 13 for the Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund, page __ for the Limited-Term Tax-Free Fund and page 11 for the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund.


TRANSACTION AND OPERATING EXPENSE INFORMATION

         The tables below compare various shareholder transaction and annual fund operating expenses of the Liquidating Funds as of their most recent fiscal year end (October 31, 1996) and the Acquiring Funds as of their most recent fiscal year end (March 31, 1996 with respect to the Adjustable Rate Government
Securities Fund and Intermediate-Term Government Fund and May 31, 1996 with respect to the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund) and show these expense levels after the reorganization. The first table compares shareholder transaction expenses among all of the Liquidating Funds and Acquiring Funds as a group. The next five tables compare, on a fund-by-fund basis, various annual fund operating expenses, including pro forma annual fund operating expenses of the post-reorganization funds.

                                                                                                                   Pro Forma:
                                                                Liquidating             Acquiring                  Acquiring
                                                                Funds                   Funds                      Funds (1)
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases                         None                        None                   None
Maximum Sales Load Imposed on Reinvested Dividends              None                        None                   None
Deferred Sales Load                                             None                        None                   None
Redemption Fee                                                  None(2)                     None(2)                None(2)
Exchange Fee                                                    None                        None                   None


                                                                                         Adjustable-Rate        Pro-Forma
                                                                Short-Term               Government             Short-Term
                                                                Government Fund          Securities Fund        Government Fund

ANNUAL FUND OPERATING EXPENSES
(as a percentage of net assets)
Management Fees                                                 0.70%                    0.29%                  0.60%
12b-1 Fees                                                      None                     None                   None
Other Expenses                                                  0.00%(3)                 0.31%                  0.00%(3)
                                                                -----                    -----                  --------
Total Fund Operating Expenses                                   0.70%                    0.60%(4)               0.60%
                                                                -----                    -----                  -----

EXAMPLE:
You would pay the following expenses             1 year         $  7                     $  6                   $  6
on a $1,000 investment, assuming a 5%            3 years          22                       19                     19
annual return and redemption at the              5 years          39                       33                     33
end of each time period.                         10 years         87                       75                     75



                                                                                                                Pro-Forma
                                                                Intermediate-Term        Intermediate-Term      Intermediate-Term
                                                                Government Fund          Treasury Fund          Treasury Fund

ANNUAL FUND OPERATING EXPENSES
(as a percentage of net assets)
Management Fees                                                 0.75%                    0.28%                  0.52%
12b-1 Fees                                                      None                     None                   None
Other Expenses                                                  0.00%(3)                 0.25%                  0.00%(3)
                                                                -----                    -----                  --------
Total Fund Operating Expenses                                   0.75%                    0.53%(4)               0.52%
                                                                -----                    -----                  -----

EXAMPLE:
You would pay the following expenses             1 year         $  8                     $  5                   $  5
on a $1,000 investment, assuming a 5%            3 years          24                       17                     17
annual return and redemption at the              5 years          42                       30                     29
end of each time period.                         10 years         93                       66                     65

                                                                                                                Pro-Forma
                                                                Limited-Term             Limited-Term           Limited-Term
                                                                Tax-Exempt Fund          Tax-Free Fund          Tax-Free Fund

ANNUAL FUND OPERATING EXPENSES
(as a percentage of net assets)
Management Fees                                                 0.60%                    ____(5)                0.52%
12b-1 Fees                                                      None                     ____                     None
Other Expenses                                                  0.00%(3)                 ____                     0.00% (3)
                                                                --------                                          ---------
Total Fund Operating Expenses                                   0.60%                    ____                     0.52%
                                                                -----                                             -----

EXAMPLE:
You would pay the following expenses             1 year         $  6                     ____                   $  5
on a $1,000 investment, assuming a 5%            3 years          19                     ____                     17
annual return and redemption at the              5 years          33                     ____                     29
end of each time period.                         10 years         75                     ____                     65


                                                                                                                Pro-Forma
                                                                Intermediate-Term        Intermediate-Term      Intermediate-Term
                                                                Tax-Exempt Fund          Tax-Free Fund          Tax-Free Fund

ANNUAL FUND OPERATING EXPENSES
(as a percentage of net assets)
Management Fees
     (after fee waivers and reimbursements)                     0.60%                    0.38%                  0.52%
12b-1 Fees                                                      None                     None                   None
Other Expenses                                                  0.00%(3)                 0.29%                  0.00%(3)
                                                                -----                    -----                  -----
Total Fund Operating Expenses
     (after fee waivers and reimbursements)                     0.60%                    0.67%(4)               0.52%
                                                                -----                    -----                  -----

EXAMPLE:
You would pay the following expenses             1 year         $  6                     $  7                   $  5
on a $1,000 investment, assuming a 5%            3 years          19                       21                     17
annual return and redemption at the              5 years          33                       37                     29
end of each time period.                         10 years         75                       83                     65


                                                                                                                Pro-Forma
                                                                Long-Term                Long-Term              Long-Term
                                                                Tax-Exempt Fund          Tax-Free Fund          Tax-Free Fund

ANNUAL FUND OPERATING EXPENSES
(as a percentage of net assets)
Management Fees
     (after fee waivers and reimbursements)                     0.60%                    0.35%                  0.52%
12b-1 Fees                                                      None                     None                   None
Other Expenses                                                  0.00%(3)                 0.32%                  0.00%(3)
                                                                -----                    -----                  -----
Total Fund Operating Expenses
     (after fee waivers and reimbursements)                     0.60%                    0.67%(4)               0.52%
                                                                -----                    -----                  -----

EXAMPLE:
You would pay the following expenses             1 year         $  6                     $  7                   $  5
on a $1,000 investment, assuming a 5%            3 years          19                       21                     17
annual return and redemption at the              5 years          33                       37                     29
end of each time period.                         10 years         75                       83                     65
-------------------

         (1) The Management  Fee  information  assumes  approval of the proposed
Management Agreement for the "all inclusive" fee submitted by the Board of Trustees to shareholders for approval.

         (2) Redemption proceeds sent by wire are subject to a $10 processing charge.

         (3) Other Expenses, which include the fees and expenses (including legal counsel fees) of those directors who are not "interested persons" as defined in the Investment Company Act, were less than 0.01 of 1% of average net assets for the fund's most recent fiscal year. The manager expects Other
Expenses to be less than 0.005 of 1% of average net assets for the combined funds' next fiscal year end.

         (4) Benham Management Corporation, the fund's investment advisor, has agreed to limit the fund's total operating expenses to specified percentages of the fund's average daily net assets. The agreement provides that the advisor may recover amounts absorbed on behalf of the fund during the preceding 11 months if, and to the extent that, for any given month, fund expenses were less than the expense limit in effect at that time. The current expense limit for the Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund is 0.60%. The current expense limit for the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund is 0.67%. These expense limits are subject to annual renewal in June. Amounts which are paid by unaffiliated third parties do not apply to these limitations. If the expense limitations were not in effect, the Intermediate-Term Tax-Free Fund's Management Fees, Other Expenses and Total
Operating Expenses would have been 0.44%, 0.29% and 0.73%, respectively, and the Long-Term Tax-Free Fund's Management Fees, Other Expenses and Total Operating
Expenses would have been 0.44%, 0.32% and 0.76%, respectively.

         (5) The Limited-Term Tax Free Fund will commence operations as a new investment portfolio of American Century Municipal Trust to acquire the assets of the Limited-Term Tax-Exempt Fund in connection with the reorganization.


         The purpose of the above tables is to help you compare the various costs and expenses that shareholders bear, directly or indirectly, as a result of owning shares of the funds. The example set forth above assumes reinvestment of all dividends and distributions and uses a 5% annual rate of return as required by Securities and Exchange Commission regulations.

         NEITHER THE 5% RATE OF RETURN NOR THE EXPENSES SHOWN SHOULD BE CONSIDERED INDICATIONS OF PAST OR FUTURE RETURNS AND EXPENSES. ACTUAL RETURNS AND EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

              ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION

SUMMARY OF PLAN OF REORGANIZATION

         Subject to receipt of shareholder approval, the reorganization will be carried out pursuant to the terms of the Agreement and Plan of Reorganization provided as Attachment I. The following is a brief summary of some of the important terms of that Agreement.

         EFFECTIVE TIME OF THE REORGANIZATION. The Agreement requires that the exchange of assets for stock take place after the close of business on one business day but before (or as of) the opening of business on the next business day (the "Effective Time"). It is currently anticipated that the reorganization will take place after the close of business on August 29, 1997, but before (or as of) the opening of business on September 2, 1997. However, the Agreement gives the officers of the funds the flexibility to choose another date. See
Section 8 of the Agreement.

         EXCHANGE OF ASSETS. After the close of business on August 29th, the funds will determine the value of their assets and liabilities in the same manner as described in the enclosed corresponding Acquiring Fund Prospectus. The assets and liabilities of the Liquidating Funds will then be transferred to the Acquiring Funds in exchange for that number of full and fractional shares (rounded to the third decimal place) that have the same aggregate net asset value as the value of the net assets received in the exchange. The Liquidating Funds will retain enough cash to pay any unpaid dividends and distributions payable by the funds. See Sections 1.1 through 1.5 of the Agreement.

         LIQUIDATING DISTRIBUTIONS AND TERMINATION OF THE LIQUIDATING FUNDS. Immediately after the exchange of its assets for the Acquiring Funds shares, each Liquidating Fund will distribute pro rata all of the shares received in the exchange to its shareholders of record at the Effective Time. All of the outstanding shares of the Liquidating Funds will be redeemed and canceled and their stock books closed. As a result, Liquidating Fund shareholders will become shareholders of the corresponding Acquiring Fund. See Section 2 of the Agreement.

         SHAREHOLDER APPROVAL. Consummation of each reorganization requires approval of the appropriate Liquidating Fund's shareholders. See Sections 6.1 and 6.2 of the Agreement.

         REPRESENTATIONS AND WARRANTIES. The Agreement contains representations and warranties made by each fund to the other fund with which it will be merged concerning the fund's formation and existence under applicable state law, its power to consummate the reorganization, its qualification as a "regulated investment company" under applicable tax law, the registration of its shares under federal law and other matters that are customary in a reorganization of this type. The representations and warranties terminate at the Effective Time. See Sections 4, 5 and 13 of the Agreement.

         CONDITIONS TO CLOSING. The Agreement contains conditions to closing the proposed reorganizations for the benefit of each fund. The conditions to closing each of the reorganizations require approval by Liquidating Fund shareholders, that all representations of the funds be true in all material respects, receipt of the legal opinion described on page 17 below under the caption "Federal Income Tax Consequences," and other matters that are customary in a reorganization of this type. See Sections 9 and 10 of the Agreement.

         TERMINATION OF AGREEMENT. The Agreement may be terminated by a fund as a result of a failure by the other fund with which it is to be merged to meet one of its conditions to closing, or by mutual consent. See Sections 14.1 and
14.2 of the Agreement.

         GOVERNING LAW. The Agreement states that it is to be interpreted under Massachusetts law, the state of organization of the Acquiring Funds. See Section 16 of the Agreement.

DESCRIPTION OF THE ACQUIRING FUNDS SECURITIES

         The Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund are each a series of shares offered by American Century Government Income Trust. The Limited-Term Tax-Free Fund, Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund are each a series of shares offered by American Century Municipal Trust. Each series is commonly referred to as a mutual fund. The assets belonging to each series of shares are held separately by the custodian.

         The fund with which your fund is to be combined is a Massachusetts business trust, which means its activities are overseen by a Board of Trustees rather than a Board of Directors. The function of the Board of Trustees is the same as the function of the Board of Directors of your fund.

         Each of the Acquiring Funds currently offers only one class of shares, although each may offer additional classes of shares in the future. The Acquiring Funds' shares have no up-front charges, commissions or 12b-1 fees.

         Your Board of Directors believes there are no material differences between the rights of a Liquidating Fund shareholder and the rights of a shareholder of the corresponding Acquiring Fund with which it will be combined. Each share, irrespective of series, is entitled to one vote for each dollar of net asset value applicable to such share on all questions, except for those matters that must be voted on separately by the fund affected. Matters affecting only one fund are voted upon only by that fund.

         Shares have non-cumulative voting rights, which means that the holders of more than 50% of the votes cast in an election of trustees can elect all of the trustees if they choose to do so, and in such event the holders of the remaining votes will not be able to elect any person or persons to the Board of Trustees.

         Unless required by the Investment Company Act of 1940, it is not necessary for the Acquiring Funds to hold annual meetings of shareholders. As a result, shareholders may not vote each year on the election of trustees or the appointment of auditors. However, pursuant to each fund's bylaws, the holders of at least 10% of the votes entitled to be cast may request the fund to hold a special meeting of shareholders.

REASONS SUPPORTING THE REORGANIZATION

         The reasons supporting the combination of these funds are described fully in the second question of the Q&A at the front of this document. The Liquidating Funds were started by its investment manager before the combination of the Benham family of mutual funds and the Twentieth Century family of mutual funds. After a year of operating funds that have similar investment objectives, investment strategies, approaches, procedures and portfolio securities, American Century believes that combining the Liquidating Funds with the corresponding Acquiring Funds will create operational and management efficiencies. In addition, the combination will help eliminate customer confusion regarding which fund to choose.

FEDERAL INCOME TAX CONSEQUENCES

         Consummation of the reorganization is subject to the condition that we receive a legal opinion from Dechert Price & Rhoads to the effect that for federal income tax purposes (i) no gain or loss will be recognized by you or any fund, (ii) your basis in the Acquiring Fund shares that you receive will be the same as your basis in the Liquidating Fund shares held by you immediately prior to the reorganization, and (iii) your holding period for the Acquiring Fund shares will include your holding period for your fund shares.

         We have not sought a tax ruling from the Internal Revenue Service, but are relying upon the opinion of counsel referred to above. That opinion is not binding on the IRS and does not preclude them from taking a contrary position. The opinion of Dechert Price & Rhoads does not cover state or local taxes and you should consult your own advisers concerning the potential tax consequences.

         The Agreement and Plan of Reorganization provides that the Liquidating Funds will declare dividends prior to the reorganization which, together with all previous dividends, will have the effect of distributing to the Liquidating Fund shareholders all undistributed ordinary income earned and net capital gains realized up to and including the effective time of the reorganization. The distribution is necessary to ensure that the reorganization will not create tax consequences to the Liquidating Funds. The distributions to shareholders generally will be taxable to the extent ordinary distributions are taxable to such shareholders; provided, that distributions to shareholders of Intermediate-Term Tax-Free and Long-Term Tax-Free will be taxable to the extent they are not designated as "Exempt Interest Dividends."

CAPITALIZATION

         The following set forth as of October 31, 1996 (i) the capitalization of the Liquidating Funds and Acquiring Funds and (ii) the pro forma capitalization of the Acquiring Funds as adjusted to give effect to the reorganization. If consummated, the capitalization of each Acquiring Fund will be different at the effective time of the reorganization as a result of market fluctuations and daily share purchase and redemption activity in the funds.

--------------------------------------------- -------------------------------------------- -----------------------------------------
                                                                                                           Pro Forma:
                 Short-Term                                 Adjustable Rate                                Short-Term
                 Government                              Government Securities                             Government
                    Fund                                         Fund                                         Fund
--------------------------------------------- -------------------------------------------- -----------------------------------------
               $ 367,317                                     $ 327,056                                     $ 694,388
--------------------------------------------- -------------------------------------------- -----------------------------------------


--------------------------------------------- -------------------------------------------- -----------------------------------------
                                                                                                           Pro Forma:
             Intermediate-Term                             Intermediate-Term                            Intermediate-Term
                 Government                                    Treasury                                     Treasury
                    Fund                                         Fund                                         Fund
--------------------------------------------- -------------------------------------------- -----------------------------------------
            $ 24,250,631                                   $ 310,275,306                                 $ 334,525,937
--------------------------------------------- -------------------------------------------- -----------------------------------------


--------------------------------------------- -------------------------------------------- -----------------------------------------
                                                                                                           Pro Forma:
                Limited-Term                                 Limited-Term                                 Limited-Term
                 Tax-Exempt                                    Tax-Free                                     Tax-Free
                    Fund                                         Fund                                         Fund
--------------------------------------------- -------------------------------------------- -----------------------------------------
            $ 49,455,996                                         N/A                                     $ 49,455,996
--------------------------------------------- -------------------------------------------- -----------------------------------------


--------------------------------------------- -------------------------------------------- -----------------------------------------
                                                                                                           Pro Forma:
             Intermediate-Term                             Intermediate-Term                            Intermediate-Term
                 Tax-Exempt                                    Tax-Free                                     Tax-Free
                    Fund                                         Fund                                         Fund
--------------------------------------------- -------------------------------------------- -----------------------------------------
                 $ 78,401                                      $ 61,143                                    $ 139,554
--------------------------------------------- -------------------------------------------- -----------------------------------------


--------------------------------------------- -------------------------------------------- -----------------------------------------
                                                                                                           Pro Forma:
                 Long-Term                                     Long-Term                                    Long-Term
                 Tax-Exempt                                    Tax-Free                                     Tax-Free
                    Fund                                         Fund                                         Fund
--------------------------------------------- -------------------------------------------- -----------------------------------------
                $ 57,802                                     $ 51,687                                      $ 109,497
--------------------------------------------- -------------------------------------------- -----------------------------------------


                           INFORMATION ABOUT THE FUNDS

ACQUIRING FUNDS

         Complete information about the Acquiring Funds is contained in their prospectuses included with this Prospectus/Proxy Statement. The content of these prospectuses is incorporated into this document by reference. Below is a list of types of information about the Acquiring Funds and the pages in those prospectuses where the information can be found.




                INFORMATION ABOUT THE                                         CAN BE FOUND IN THE
                   FOLLOWING ITEMS                                              FOLLOWING PLACES
                   ---------------                                              ----------------

                                                         IN THE ADJUSTABLE RATE           IN THE
                                                          GOVERNMENT SECURITIES     INTERMEDIATE-TERM         IN THE
                                                                FUND AND            TAX-FREE FUND AND      LIMITED-TERM
                                                            INTERMEDIATE-TERM       LONG-TERM TAX-FREE    TAX-FREE FUND
                                                        TREASURY FUND PROSPECTUS     FUND PROSPECTUS        PROSPECTUS
                                                        ------------------------     ---------------        ----------
Condensed financial information about the funds.
     See Financial Highlights. ............................. pages  9 - 11              pages  9-10         page __

Organization and proposed operation of the funds, including a description of the investment objectives and policies, and how the funds seek to achieve such objectives.

             See Further Information About American
                   Century ................................. page 31                    page 32             page __

                   Investment Policies of the Funds ........ pages 13-18                pages 11-17         page __

                  Other Investment Practices, Their
                  Characteristics and Risks ................ page 18                    pages 17-19         page __

A description of the individuals who will be managing the funds, the services the investment manager will provide, and its fees.

              See Management -
                    Investment Management .................. pages 28-30                page 31             page __

The funds' policies with respect to dividends and distributions and tax consequences of investments in the funds.

         See Distributions ................................. page 27                    page 28             page __

               Taxes ....................................... pages 27-28                pages 28-30         page __

An explanation of "net asset value" of your shares.

         See When Share Price is Determined ................ page  26                   page 27             page __

Information about the transaction and operating expenses of the funds.

         See Transaction and Operating
               Expense Table ............................... page  4                    page 4              page  __

Information about distribution of the funds' shares,
     such as the name of the funds'  transfer agent and
     dividend  paying agent,  distributor of fund
     shares, and charges that may be imposed by
     broker-dealers.
         See Distribution of Fund Shares ................... page 30                    page 32             page __

               Transfer and Administrative
               Services .................................... page 30                    page 32             page __

The funds' minimum initial and subsequent investments.
         See  How to Open An Account ....................... pages 20-21                pages 20-21         pages __

Discussion regarding each fund's voting rights and restrictions of shareholders.

         See Further Information About American
               Century ..................................... page 31                    pages 32-33         page __

Procedures for redeeming shares, refusals to honor redemption requests and involuntary redemption of shares.

         See How to Redeem Shares .......................... page  22                   pages 22-23         page __

               Redemption of Shares in Low-Balance
               Accounts. ................................... page 22                    page 23             page __




LIQUIDATING FUNDS

         Complete information about the Liquidating Funds is contained in their prospectuses, which are available to you by calling us at 1-800-345-2021. The content of these prospectuses is incorporated into this document by reference. Below is a list of types of information about the Liquidating Funds and the pages in those prospectuses where the information can be found.

                INFORMATION ABOUT THE                                         CAN BE FOUND IN THE
                   FOLLOWING ITEMS:                                            FOLLOWING PLACES:
                   ----------------                                            -----------------

                                                                                              IN THE LIMITED-TERM
                                                         IN THE SHORT-TERM GOVERNMENT           TAX-EXEMPT FUND,
                                                          FUND AND INTERMEDIATE-TERM      INTEREMDIATE-TERM TAX-EXEMPT
                                                                GOVERNMENT FUND          FUND AND LONG-TERM TAX-EXEMPT
                                                                  PROSPECTUS                    FUND PROSPECTUS
                                                                  ----------                    ---------------
Condensed financial information about the funds.
         See Financial Highlights .......................... pages  5 - 6                     pages  5 - 7

Organization and proposed operation of the funds, including a description of the investment objectives and policies, and how the funds seek to achieve such objectives.

             See Further Information About American
                   Century ................................. pages 17                         pages 24-25

                   Investment Policies of the Funds ........ pages  7-9                       pages  8-10

                  Other Investment Practices, Their
                  Characteristics and Risks ................ pages   9-11                     pages 10-13

A description of the individuals who will be managing
     the funds, the services the investment manager will
     provide, and its fees.
         See Management -
               Investment Management ....................... pages 15-16                      pages 23

The funds' policies with respect to dividends and
     distributions and tax consequences of investments
     in the funds.
         See Distributions ................................. pages 13-14                      pages 21-22

               Taxes ....................................... pages 14-15                      pages 22-23

An explanation of "net asset value" of your shares.

     See When Share Price is Determined .................... page  13                         page  21

Information about the transaction and operating
     expenses of the funds.
         See Transaction and Operating
               Expense Table ............................... page  4                          page  4

Information about distribution of the funds' shares,
     such as the name of the funds' transfer agent and
     dividend paying agent, distributor of fund shares, and
     charges that may be imposed by broker-dealers.
         See Distribution of Fund Shares ................... page 16                          page 24

               Transfer and Administrative
               Services .................................... page 16                          page 24

The funds' minimum initial and subsequent investments.
         See How to Open An Account. ....................... pages 12                         pages 15-16

Discussion regarding each fund's voting rights and
     restrictions of shareholders.
         See Further Information About American
               Century ..................................... pages 17                         pages 24-25

Procedures for redeeming shares, refusals to honor
     redemption requests and involuntary redemption
     of shares.
         See How to Redeem Shares .......................... page  12                         page  17

               Redemption of Shares in Low-Balance
              Accounts ..................................... pages -----                      pages 17-18



FUNDAMENTAL INVESTMENT RESTRICTIONS

         Neither the Liquidating Funds nor the Acquiring Funds may change their investment objectives or any of their investment policies designated as "fundamental" in their Prospectuses or Statements of Additional Information without shareholder approval. As stated above, each fund that is proposed to be combined with another (other than the Short-Term Government Fund) has a similar, but not identical, investment objective and similar investment strategies with the fund into which it is to be combined. As a condition to closing, the shareholders of the Adjustable Rate Government Securities Funds must approve the modification of its investment objective and strategies to be substantially similar to those of the Short-Term Government Fund.

         Each Acquiring Fund's shareholders (other then the Limited-Term Tax-Free Fund) are currently considering proposals to modify certain of its investment restrictions in order to make them consistent with the other funds within the American Century family of funds. If you would like to review those policies as proposed, they are set forth in Appendix III. There is no assurance that a fund's shareholders will approve these proposals and their approval is not a condition to closing the proposed reorganization. If an Acquiring Fund's shareholders do not approve the proposed revisions, then the existing limitations, which are similar but not identical to those proposed, will remain in effect. You should be aware however, that if the reorganization proposed by this proxy is not approved, it is anticipated that the manager will propose that the Board of Directors approve the submission to a vote of shareholders of substantially similar policies for your fund in order to make its investment restrictions consistent with the other funds within the American Century family of funds. If you would like to review the Acquiring Funds' current investment limitations, they are set forth in Appendix IV.

         As a new series of shares of American Century Municipal Trust, the Limited-Term Tax-Free Fund was established with investment restrictions that are the same as those set forth in Appendix IV. No shareholder vote is needed to approve those policies and restrictions.


                     INFORMATION RELATING TO VOTING MATTERS

GENERAL INFORMATION

         This Combined Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Liquidating Funds. To more efficiently handle the proxy solicitation, American Century Investment Management, Inc. has hired D.F. King & Co., Inc. to act as proxy solicitor. Proxies may also be solicited by officers and employees of the investment advisors of the funds, their affiliates and employees. It is anticipated that the solicitation of proxies will be primarily by mail, telephone, facsimile or personal interview. Authorizations to execute proxies may be obtained by telephonic or electronically transmitted instructions in accordance with procedures designed to authenticate the shareholder's identity and to confirm that the shareholder has received the Combined Prospectus/Proxy Statement and proxy card. If you have any questions regarding voting your shares or the proxy, you should call D.F. King & Co., Inc. at 1-800-755-3107.

VOTING AND REVOCATION OF PROXIES

         The fastest and most convenient way to vote your shares is to complete, sign and mail the enclosed proxy voting card to us in the enclosed envelope. This will help us obtain a quorum for the meeting and avoid the cost of additional proxy solicitation efforts. If you return your proxy to us, we will vote it EXACTLY as you tell us. If you simply sign the card and return it, we will follow the recommendation of the Board of Directors and vote "FOR" the reorganization.

         Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting a written notice of revocation, or a subsequently executed proxy, or by attending the meeting and voting in person.

RECORD DATE

         Only shareholders of record at the close of business on May 17, 1997 will be entitled to vote at the meeting. On that date the number of shares outstanding and entitled to be voted at the meeting or any adjournment of the meeting were:

                     Short-Term Government Fund                  ______ shares
                     Intermediate-Term Government Funds          ______ shares
                     Limited-Term Tax-Exempt Fund.......         ______ shares
                     Intermediate-Term Tax-Exempt Fund..         ______ shares
                     Long-term Tax-Exempt Fund .........         ______ shares

QUORUM

         A quorum is the number of shareholders legally required to be at a meeting in order to conduct business. The quorum for the Special Shareholders Meeting is 33 1/3% of the outstanding shares of the fund entitled to vote at the meeting. Shares may be represented in person or by proxy. Proxies properly executed and marked with a negative vote or an abstention will be considered to be present at the meeting for the purposes of determining the existence of a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present at the meeting but sufficient votes are not received to approve the Agreement and Plan of Reorganization, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the meeting in person or by proxy. If a quorum is not present, the persons named as proxies will vote those proxies for which they are required to vote FOR the Agreement and Plan of Reorganization in favor of such adjournments, and will vote those proxies for which they are required to vote AGAINST such proposals against any such adjournments.

SHAREHOLDER VOTE REQUIRED

         The Agreement and Plan of Reorganization must be approved by the holders of a majority of the outstanding shares of the Liquidating Funds in accordance with the provisions of their Articles of Incorporation and the requirements of the Investment Company Act of 1940. The term "majority of the outstanding shares" means more than 50% of its outstanding shares.

         In tallying shareholder votes, abstentions and broker non-votes (i.e., proxies sent in by brokers and other nominees that cannot be voted on a proposal because instructions have not been received from the beneficial owners) will be counted for purposes of determining whether or not a quorum is present for purposes of convening the meeting. Abstentions and broker non-votes will, however, be considered to be a vote against the Agreement and Plan of Reorganization.

         The approval of the reorganization by the shareholders of the Acquiring Funds is not being solicited because their approval or consent is not legally required.

COST OF PROXY SOLICITATION

         The cost of the proxy  solicitation  and  shareholder  meeting  will be
borne  by  American  Century  Investment   Management,   Inc.  and  NOT  by  the
shareholders of the funds.

CERTAIN SHAREHOLDERS

         The following tables list, as of ----------, 1997, the names, addresses and percentage of ownership of each person who owned of record or is known by either fund to own beneficially 5% or more of a Liquidating Fund, or 5% or more of the an Acquiring Fund. The percentage of shares to be owned after consummation of the reorganization is based upon their holdings and the outstanding shares of both funds on ----------, 1997. Beneficial ownership information is not required to be disclosed to the funds, so to the extent that information is provided below, it is done so using the best information that the funds have been provided.

     SHORT-TERM GOVERNMENT FUND/ADJUSTABLE RATE GOVERNMENT SECURITIES FUND
                [Table of 5% shareholders to be provided later]
     ----------- ----------- -------- ------- ------------- --------------

     SHAREHOLDER                       NO. OF     % OF      % OWNED AFTER
        NAME       ADDRESS     FUND    SHARES   OWNERSHIP   REORGANIZATION
     ----------- ----------- -------- ------- ------------- --------------
     ----------- ----------- -------- ------- ------------- --------------

     ----------- ----------- -------- ------- ------------- --------------
(1)      Shares owned of record
(2)      Shares beneficially owned
(3)      Shares owned both beneficially and of record


        INTERMEDIATE-TERM GOVERNMENT FUND/INTERMEDIATE-TERM TREASURY FUND
                 [Table of 5% shareholders to be provided later]
     ----------- ----------- -------- ------- ------------- --------------

     SHAREHOLDER                       NO. OF     % OF      % OWNED AFTER
        NAME       ADDRESS     FUND    SHARES   OWNERSHIP   REORGANIZATION
     ----------- ----------- -------- ------- ------------- --------------
     ----------- ----------- -------- ------- ------------- --------------

     ----------- ----------- -------- ------- ------------- --------------
(1)      Shares owned of record
(2)      Shares beneficially owned
(3)      Shares owned both beneficially and of record


             LIMITED-TERM TAX-EXEMPT FUND/LIMITED-TERM TAX-FREE FUND
                [Table of 5% shareholders to be provided later]
     ----------- ----------- -------- ------- ------------- --------------

     SHAREHOLDER                       NO. OF     % OF      % OWNED AFTER
        NAME       ADDRESS     FUND    SHARES   OWNERSHIP   REORGANIZATION
     ----------- ----------- -------- ------- ------------- --------------
     ----------- ----------- -------- ------- ------------- --------------

     ----------- ----------- -------- ------- ------------- --------------

(1)      Shares owned of record
(2)      Shares beneficially owned
(3)      Shares owned both beneficially and of record


        INTERMEDIATE-TERM TAX-EXEMPT FUND/INTERMEDIATE-TERM TAX-FREE FUND
                [Table of 5% shareholders to be provided later]
     ----------- ----------- -------- ------- ------------- --------------

     SHAREHOLDER                       NO. OF     % OF      % OWNED AFTER
        NAME       ADDRESS     FUND    SHARES   OWNERSHIP   REORGANIZATION
     ----------- ----------- -------- ------- ------------- --------------
     ----------- ----------- -------- ------- ------------- --------------

     ----------- ----------- -------- ------- ------------- --------------
(1)      Shares owned of record
(2)      Shares beneficially owned
(3)      Shares owned both beneficially and of record


                LONG-TERM TAX-EXEMPT FUND/LONG-TERM TAX-FREE FUND
                [Table of 5% shareholders to be provided later]
     ----------- ----------- -------- ------- ------------- --------------

     SHAREHOLDER                       NO. OF     % OF      % OWNED AFTER
        NAME       ADDRESS     FUND    SHARES   OWNERSHIP   REORGANIZATION
     ----------- ----------- -------- ------- ------------- --------------
     ----------- ----------- -------- ------- ------------- --------------

     ----------- ----------- -------- ------- ------------- --------------
(1)      Shares owned of record
(2)      Shares beneficially owned
(3)      Shares owned both beneficially and of record

         At ----------, 1997, the directors and officers of the issuer of the Liquidating Funds, as a group, owned less than 1% of the outstanding shares of each Liquidating Fund. At ----------, 1997, the trustees and officers of the issuer of the Acquiring Funds, as a group, owned less than 1% of the outstanding shares of each Acquiring Fund.

APPRAISAL RIGHTS

         Shareholders of the Liquidating Funds are not entitled to any rights of share appraisal under their Articles of Incorporation, or under the laws of the State of Maryland.

         Shareholders have, however, the right to redeem their fund shares until the reorganization, and thereafter, shareholders may redeem from American Century Government Income Trust and American Century Municipal Trust the Acquiring Fund shares received in the reorganization. Any such redemption will be made at the fund's net asset value as determined in accordance with the fund's then-current prospectus.

ANNUAL MEETINGS

         American Century Government Income Trust and American Century Municipal Trust, the issuers of the Acquiring Funds, intend to hold an annual meeting of shareholders for the election trustees, the ratification of the appointment of auditors, the modification of certain fundamental policies (as described in the section above titled "Fundamental Investment Restrictions," page ---), and such other business as may properly come before the meeting. That meeting is also scheduled to be held on Wednesday, July 30, 1997. Unless you are also a shareholder of the Acquiring Funds separate and apart from the shares you may receive on the Effective Date of the reorganization, you will not be entitled to vote at this meeting.

         Thereafter, the Acquiring Funds do not intend to hold annual meetings of shareholders. Shareholders of the Acquiring Funds have the right to call a special meeting of shareholders and such meeting will be called when requested in writing by the holders of record of 10% or more of the fund's votes. To the extent required by law, American Century Government Income Trust and American Century Municipal Trust will assist in shareholder communications on such matters.

         The Liquidating Funds do not intend to hold an annual meeting of shareholders this year for the election of directors or the ratification of the appointment of auditors.


                             ADDITIONAL INFORMATION

         Information about the Liquidating Funds is incorporated into this document by reference from its Prospectuses and Statements of Additional Information, each dated March 1, 1997, and information about the Acquiring Funds is incorporated herein by reference from their Prospectuses and Statements of Additional Information, each dated [April 1, 1997], copies of each of which may be obtained without charge by writing or calling D.F.King & Co., Inc. at the address and telephone number shown on the cover page of this Combined Prospectus/Proxy Statement. Copies may also be obtained by calling one of our Investor Services Representatives at 1-800-345-2021.

         Reports and other information filed by the Liquidating Funds and Acquiring Funds may be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials may be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates or by accessing the Web site maintained by the SEC (www.sec.gov).

                                   LITIGATION

         Neither the Liquidating Funds nor the Acquiring Funds is involved in any litigation or proceeding.


                              FINANCIAL STATEMENTS

         The financial highlights and financial statements for the Liquidating Funds for the year ended October 31, 1996 are contained in their Annual Report to Shareholders and in the Prospectuses and Statements of Additional Information dated March 1, 1997, each of which is incorporated by reference into this Combined Prospectus/Proxy Statement. The financial highlights and the financial statements for the Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund for the fiscal year ended March 31, 1996 and six-month period ended September 30, 1996, and the financial highlights and the financial statements for the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund for the fiscal year ended May 31, 1996 and six-month period ended November 30, 1996, are contained in their Annual Reports and Semi-Annual Reports to Shareholders and in the Prospectuses and Statements of Additional Information dated [April 1, 1997], which are incorporated by reference in this Combined Prospectus/Proxy Statement.

         The audited financial statements of the Liquidating Funds for the fiscal year ended October 31, 1996, contained in its Annual Report and incorporated by reference in this Combined Prospectus/Proxy Statement, have been audited by Baird, Kurtz & Dobson, independent certified public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance on their report given upon the authority of such firm as experts in accounting and auditing.

         The audited financial statements of the American Century Government Income Trust for the fiscal year ended March 31, 1996 and the audited financial statements for American Century Municipal Trust for the fiscal year ended May 31, 1996 contained in their respective Annual Reports and incorporated by reference in this Combined Prospectus/Proxy Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance on their reports given the authority of said firm as experts in accounting and auditing.


                                 OTHER BUSINESS

         The Board of Directors is not aware of any other business to be brought before the meeting. However, if any other matters come before the meeting, it is the intention that proxies that do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.


                             SHAREHOLDER INQUIRIES

         Shareholder inquiries may be directed to D.F. King & Co., Inc. at 1-800-755-3107 or addressed to us at the address or telephone number set forth on the cover page of this Combined Prospectus/Proxy Statement.



         SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN EACH ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE RETURN YOUR PROXY CARD EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   Appendix I
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                    AMERICAN CENTURY GOVERNMENT INCOME TRUST,
                        AMERICAN CENTURY MUNICIPAL TRUST

                                       and

                       AMERICAN CENTURY MUTUAL FUNDS, INC.




                         DATED ------------------, 1997


                                TABLE OF CONTENTS




1. Transfer of Assets of the Acquired Funds.............................
2. Liquidating Distributions and Termination of the Acquired Fund.......
3. Valuation Times......................................................
4. Certain Representatins, Warranties and Agreements of the
     Acquired Company...................................................
5. Certain Representations, Warranties and Agreements of the
     Acquiring Companies................................................
6. Shareholder Action on Behalf of the Acquired Funds...................
7. Registration Statement and Proxy Solicitation Materials..............
8. Effective Times of the Reorganization................................
9. The Acquiring Companies' Conditions..................................
10. The Acquired Company's Conditions...................................
11. Tax Documents.......................................................
12. Further Assurances..................................................
13. Termination of Representations and Warranties.......................
14. Termination of Agreement............................................
15. Amendment and Waiver................................................
16. Governing Law.......................................................
17. Successors and Assigns..............................................
18. Beneficiaries.......................................................
19. Acquiring Company Liability.........................................
20. Acquired Companies Liability........................................
21. Notices.............................................................
22. Expenses............................................................
23. Entire Agreement....................................................
24. Counterparts........................................................



                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION made as of ----------------, 1997 by and among American Century Government Income Trust and American Century Municipal Trust, each a Massachusetts business trust (the "Acquiring Companies"), and American Century Mutual Funds, Inc., a Maryland corporation (the "Acquired Company").

         WHEREAS, the parties desire that substantially all of the assets and liabilities of the Acquired Company be transferred to, and be acquired and assumed by, corresponding portfolios of the Acquiring Companies in exchange for shares of the Acquiring Companies' portfolios which shall thereafter be distributed by the Acquired Company to the holders of shares of its portfolios, all as described in this Agreement (the "Reorganization");

         WHEREAS, the parties intend that the transfers of assets, assumptions of liabilities and distributions of shares in the Acquired Funds (as defined in Section 1.2) be treated as a tax-free reorganization under Section 368(a)(1)(C), 368(a)(1)(D) or 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties intend that in connection with the Reorganization the Acquired Funds shall be terminated under state law and de-registered as described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, and intending to be legally bound hereby, the Acquired Company and the Acquiring Companies agree as follows:

1.       TRANSFER OF ASSETS OF THE ACQUIRED FUNDS.

         1.1.     At the  Effective  Time of the  Reorganization  (as defined in
                  Section 8) with respect to the Acquired Funds, all property of every description, and all interests, rights, privileges and powers of the Acquired Funds other than cash in an amount necessary to pay any unpaid dividends and distributions as provided in Section 4.7 (such assets, the "Acquired Fund
                  Assets") shall be transferred and conveyed by the Acquired Funds to the Acquiring Companies on behalf of corresponding portfolios set forth in Section 1.2 (the "Acquiring Funds"), and shall be accepted by the Acquiring Companies on behalf of such Acquiring Funds, and the Acquiring Companies, on behalf of such Acquiring Funds, shall assume all known liabilities whether accrued, absolute, contingent or otherwise, of the Acquired Funds reflected in the calculation of such Acquired Funds' net asset values (the "Acquired Fund Liabilities"), so that at and after the Effective Time of the Reorganization with respect to the Acquired Funds: (i) all assets of the Acquired Funds shall become and be the assets of its Acquiring Funds; and (ii) all known liabilities of the Acquired Funds reflected as such in the calculation of an Acquired Fund's net asset value shall attach to the corresponding Acquiring Fund as aforesaid and may thenceforth be enforced against the Acquiring Fund to the extent as if the same had been incurred by it. Without limiting the generality of the foregoing, the Acquired Fund Assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, other investments, claims and receivables (including dividend and interest receivables) owned by an Acquired Fund, and any deferred or prepaid expenses shown as an asset on the Acquired Fund's books, at the Effective Time of the Reorganization of the Acquired Fund, and all good will, all other intangible property and all books and records belonging to the Acquired Fund. Recourse by any person for the Acquired Fund Liabilities assumed by the Acquiring Funds shall, at and after the Effective Time of the Reorganization of the Acquired Funds, be limited to the Acquiring Funds.

         1.2. The assets of the Acquired Funds shall be acquired by the Acquiring Funds identified below opposite its name, and the holders of the Acquired Funds shall receive the of common stock of the Acquiring Fund identified below opposite its name:

          Acquired Funds                          Acquiring Funds
          --------------                          ---------------
AMERICAN CENTURY MUTUAL FUNDS, INC.     AMERICAN CENTURY GOVERNMENT INCOME TRUST
   Short-Term Government Fund         Adjustable Rate Government Securities Fund
Intermediate-Term Government Fund         Intermediate-Term Treasury Fund

                                             AMERICAN CENTURY MUNICIPAL TRUST
   Limited-Term Tax-Exempt Fund                 Limited-Term Tax-Free Fund
Intermediate-Term Tax-Exempt Fund            Intermediate-Term Tax-Free Fund
     Long-Term Tax-Exempt Fund                    Long-Term Tax-Free Fund

         1.3. In exchange for the transfer of the Acquired Fund Assets and the assumption of the Acquired Fund Liabilities, the Acquiring Companies shall simultaneously issue at the applicable Effective Time of the Reorganization to the Acquired Funds a number of full and fractional shares to the third decimal place of the Acquiring Funds specified in Section 1.2 all determined and adjusted as provided in this Agreement. The number of shares of the Acquiring Funds so issued will have an aggregate net asset value equal to the value of the Acquired Fund Assets that are represented by shares of the corresponding Acquired Funds, the holders of which shall receive shares of the Acquiring Funds, as specified in Section 1.2, all determined and adjusted as provided in this Agreement.

         1.4. The net asset value of such shares of the Acquiring Funds and the net asset value of the Acquired Funds shall be determined as of the applicable Valuation Time with respect to the Acquired Funds specified in Section 3.

         1.5. The net asset value of shares of the Acquiring Funds shall be computed in the manner set forth in the Acquiring Funds' then current prospectuses under the Securities Act of 1933, as amended (the "1933 Act"). The net asset value of the Acquired Fund Assets to be transferred by the Acquired Company shall be computed by the Acquired Company and shall be subject to adjustment by the amount, if any, agreed to by the Acquiring Companies and the Acquired Company. In determining the value of the securities transferred by the Acquired Funds to the Acquiring Funds, each security shall be priced in accordance with the policies and procedures of the Acquiring Companies as described in their then current prospectuses and statement of additional information and adopted by the Acquiring Companies' Board of Trustees, which are and shall be consistent with the policies now in effect for the Acquired Company. Price quotations and the security characteristics relating to establishing such quotations shall be determined by the Acquiring Companies, provided that such determination shall be subject to the approval of the Acquired Company.

2.       LIQUIDATING DISTRIBUTIONS AND TERMINATION OF THE ACQUIRED FUNDS.

         Immediately after the Effective Time of the Reorganization with respect to the Acquired Funds, the Acquired Funds shall distribute in complete liquidation pro rata to the record holders of its shares at the applicable Effective Time of the Reorganization the shares of the Acquiring Funds identified in Section 1.2 to be received by the record holders of such Acquired Funds. In addition, each shareholder of record of the Acquired Funds shall have the right to receive any unpaid dividends or other distributions which were declared before the applicable Effective Time of the Reorganization with respect to the shares of the Acquired Funds that are held by the shareholder at the applicable Effective Time of the Reorganization. In accordance with instructions they receive from the Acquired Company, the Acquiring Companies shall record on their books the ownership of shares of the Acquiring Funds by the record holders of shares of the Acquired Funds identified in Section 1.2. All of the issued and outstanding shares of the Acquired Funds shall be redeemed and canceled on the books of the Acquired Company at the Effective Time of the Reorganization of the Acquired Funds and shall thereafter represent only the right to receive the shares of the Acquiring Funds identified in Section 1.2, and the Acquired Funds' transfer books shall be closed permanently. As soon as practicable after the Effective Time of the Reorganization with respect to the Acquired Funds, the Acquired Company shall take all steps as shall be necessary and proper to effect the dissolution of the Acquired Funds under federal and state law. After the Effective Time of the Reorganization with respect solely to the Acquired Funds, the Acquired Company shall not conduct any business except in connection with the Acquired Funds' liquidation and dissolution.

3.       VALUATION TIMES.

         Subject to Section 1.5 hereof, the Valuation Time for the Reorganization with respect to the Acquired Funds shall be as set forth in the Acquired Funds' prospectuses, on such date as may be agreed in writing by the duly authorized officers of both parties hereto.

4.       CERTAIN  REPRESENTATIONS,  WARRANTIES  AND  AGREEMENTS  OF THE ACQUIRED
         COMPANY.

         The Acquired Company, on behalf of itself and the Acquired Funds, represents and warrants to, and agrees with, the Acquiring Companies as follows:

         4.1. The Acquired Company is a Maryland corporation duly created pursuant to its Articles of Incorporation for the purpose of acting as a management investment company under the 1940 Act and is validly existing under the laws of, and duly authorized to transact business in, the State of Maryland. The Acquired Funds are registered with the Securities and Exchange Commission (the "SEC") as open-end management investment companies under the 1940 Act and such registration is in full force and effect.

         4.2. It has power to own all of its properties and assets and, subject to the approvals of shareholders referred to herein, to carry out and consummate the transactions contemplated hereby, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

         4.3. This Agreement has been duly authorized, executed and delivered by the Acquired Company, and represents the Acquired Company's valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement does not and will not, and the consummation of the transactions contemplated by this Agreement will not, violate the Acquired Company's Articles of Incorporation, By-laws, or any agreement or arrangement to which it is a party or by which it is bound.

         4.4. The Acquired Funds have elected to qualify and have qualified as "regulated investment companies" under Subtitle A, Chapter 1, Subchapter M, Part I of the Code, as of and since their first taxable years; have been such regulated investment companies at all times since the end of their first taxable years when they so qualified; and qualifies and shall continue to qualify as regulated investment companies until the
                  Effective Time of the Reorganization with respect to the Acquired Funds.

         4.5. All federal, state, local and foreign income, profits, franchise, sales, withholding, customs, transfer and other taxes, including interest, additions to tax and penalties (collectively, "Taxes") relating to the Acquired Fund Assets or properly shown to be due on any return filed by any Acquired Funds with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or provided for; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to the Acquired Fund Assets.

         4.6. The financial statements of the Acquired Funds for the fiscal year ended October 31, 1996, examined by Baird, Kurtz & Dobson, independent certified public accountants, copies of which have been previously furnished to the Acquiring Companies, present fairly the financial position of the Acquired Funds as of October 31, 1996 and the results of its operations for the year then ending, in conformity with generally accepted accounting principles.

         4.7. Prior to the Valuation Time, the Acquired Funds shall have declared a dividend or dividends, with a record date and ex-dividend date prior to such Valuation Time, which, together with all previous dividends, shall have the effect of distributing to their shareholders all of their investment company taxable income, if any, for the taxable periods or years ended on or before the Acquired Funds' most recent fiscal year end, and for the periods from said date to and including the Effective Time of the Reorganization applicable to the Acquired Funds (computed without regard to any deduction for dividends paid), and all of their net capital gain, if any, realized in taxable periods or years ended on or before each Acquired Fund's fiscal year end and for the period from said date to and including the Effective Time of the Reorganization applicable to the Acquired Funds.

         4.8. At both the Valuation Time and the Effective Time of the Reorganization with respect to the Acquired Funds, there shall be no known liabilities of the Acquired Funds, whether accrued, absolute, contingent or otherwise, not reflected in the net asset values per share of its outstanding shares.

         4.9. There are no legal, administrative or other proceedings pending or, to the Acquired Company's knowledge threatened, against the Acquired Company or the Acquired Funds which could result in liability on the part of the Acquired Company or the Acquired Funds.

         4.10. Subject to the approvals of shareholders, at both the Valuation Time and the Effective Time of the Reorganization with respect to the Acquired Funds, it shall have full right, power and authority to sell, assign, transfer and deliver the Acquired Fund Assets of such Acquired Funds and, upon delivery and payment for the Acquired Fund Assets as contemplated herein, the Acquiring Funds shall acquire good and marketable title thereto, free and clear of all liens and encumbrances, and subject to no restrictions on the ownership or transfer thereof (except as imposed by federal or state securities laws).

         4.11. No consent, approval, authorization or order of any court or mutual authority is required for the consummation by the Acquired Company of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, the rules and regulations under those Acts, and state securities laws.

         4.12. Insofar as the following relate to the Acquired Company, the registration statement filed by the Acquiring Companies on Form N-14 relating to the shares of the Acquiring Funds that will be registered with the SEC pursuant to this Agreement, which, without limitation, shall include a proxy statement of the Acquired Company and the prospectuses of the Acquiring Companies with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or to the documents contained or incorporated therein by reference (the "N-14 Registration Statement"), on the effective date of the N-14 Registration Statement, at the time of any shareholders' meeting referred to herein and at each Effective Time of the Reorganization: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall apply only to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the Acquired Company for use in the N-14 Registration Statement.

         4.13. All of the issued and outstanding shares of the Acquired Funds have been duly and validly issued, are fully paid and non-assessable, and were offered for sale and sold in conformity with all applicable federal and state securities laws, and no shareholder of the Acquired Funds has any preemptive right of subscription or purchase in respect of such shares.

5.       CERTAIN  REPRESENTATIONS,  WARRANTIES  AND  AGREEMENTS OF THE ACQUIRING
         COMPANIES.

         The Acquiring Companies, on behalf of themselves and the Acquiring Funds, represent and warrant to, and agree with, the Acquired Company as follows:

         5.1. They are each a Massachusetts business trust duly created pursuant to a Declaration of Trust for the purpose of acting as a management investment company under the 1940 Act and are validly existing under the laws of, and duly authorized to the Commonwealth of Massachusetts. The Acquiring Funds are registered with the SEC as open-end management investment companies under the 1940 Act and such registrations are in full force and effect.

         5.2. They have the power to own all of their properties and assets and to carry out and consummate the transactions contemplated herein, and have all necessary federal, state and local authorizations to carry on their business as now being conducted and to consummate the transactions contemplated by this Agreement.

         5.3. This Agreement has been duly authorized, executed and delivered by the Acquiring Companies, and represents the Acquiring Companies valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate the Acquiring Companies' Declarations of Trust or By-laws or any agreement or arrangement to which it is a party or by which they are bound.

         5.4. The Acquiring Funds, other than the Limited-Term Tax-Free Fund, have elected to qualify, and have qualified, as "regulated investment companies" under Subtitle A, Chapter 1, Subchapter M, Part I of the Code, as of and since their first taxable years; the Acquiring Funds, other than the
                  Limited-Term Tax-Free Fund, have been such regulated investment companies at all times since the end of their first taxable years when they so qualified and intend to continue to qualify as regulated investment companies; and the Limited-Term Tax-Free Fund will elect to qualify as a regulated investment company and intend to continued to qualify as a regulated investment company.

         5.5. The financial statements of the Acquiring Funds for their fiscal years ended March 31, 1996 with respect to the
                  Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund and May 31, 1996 with respect to the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund, examined by KPMG Peat Marwick LLP, copies of which have been previously furnished to the Acquired Company, present fairly the financial position of the Acquiring Funds as of March 31, 1996 and May 31, 1996, respectively, and the results of their operations for the years then ending, in conformity with generally accepted accounting principles.

         5.6. At both the Valuation Time and the Effective Time of the Reorganization with respect to the Acquiring Funds, there shall be no known liabilities of the Acquiring Funds, whether accrued, absolute, contingent or otherwise, not reflected in the net asset values per share of its shares to be issued pursuant to this Agreement.

         5.7. There are no legal, administrative or other proceedings pending or, to their knowledge, threatened against the Acquiring Companies or the Acquiring Funds which could result in liability on the part of the Acquiring Companies or the Acquiring Funds.

         5.8. No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Companies of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts, and state securities laws.

         5.9. Insofar as the following relate to the Acquiring Companies, the N-14 Registration Statement on its effective date, at the time of any shareholders' meetings referred to herein and at each Effective Time of the Reorganization: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall apply only to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the Acquiring Companies for use in the N-14 Registration Statement.

         5.10. The shares of the Acquiring Funds to be issued and delivered to the Acquired Funds for the account of record holders of shares of the Acquired Funds pursuant to the terms hereof shall have been duly authorized as of the Effective Time of the Reorganization applying to the Acquiring Funds and, when so issued and delivered, shall be registered under the 1933 Act and under applicable state securities laws, duly and validly issued, fully paid and non-assessable, and no shareholder of the Acquiring Companies shall have any preemptive right of subscription or purchase in respect thereto.

6.       SHAREHOLDER ACTION ON BEHALF OF THE ACQUIRED FUNDS.

         6.1. As soon as practicable after the effective date of the N-14 Registration Statement, but in any event prior to the
                  Effective Time of the Reorganization applicable to the Acquired Funds and as a condition to the Reorganization, the Board of Directors of the Acquired Company shall call, and the Acquired Company shall hold, a meeting of the shareholders of the Acquired Funds for the purpose of considering and voting upon:

                  6.1.1. Approval of this Agreement and the transactions contemplated hereby, including, without limitation:

                           6.1.1.1. The  transfer of the  Acquired  Funds Assets
                                    belonging  to  the  Acquired   Funds  to  an
                                    Acquiring  Funds,  and the assumption by the
                                    Acquiring   Funds  of  the  Acquired   Funds
                                    Liabilities  of  such  Acquired   Funds,  in
                                    exchange for shares of the Acquiring Funds, as set forth in Section 1.2;

                           6.1.1.2. The   liquidation   of  the  Acquired  Funds
                                    through  the   distribution  to  its  record
                                    holders of shares of the shares of Acquiring
                                    Funds as described in this Agreement; and

                  6.1.2. Such other matters as may be determined by the Board of Directors or authorized officers of the parties.

         6.2. Approval of this Reorganization Agreement by the shareholders of the Acquired Funds shall constitute the waiver of the application of any fundamental policy of the Acquired Funds that might be deemed to prevent them from taking the actions necessary to effectuate the Reorganization as described, and such policies, if any, shall be deemed to have been amended accordingly.

7.       REGISTRATION STATEMENT AND PROXY SOLICITATION MATERIALS.

         The Acquiring Companies shall file the N-14 Registration Statement under the 1933 Act, and the Acquired Company shall file the combined prospectus/proxy statement contained therein under the 1934 Act and 1940 Act proxy rules, with the SEC as promptly as practicable. The Acquiring Companies and the Acquired Company have cooperated and shall continue to cooperate with the other, and have furnished and shall continue to furnish the other with the information relating to itself that is required by the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under each of those Acts and state securities laws, to be included in the N-14 Registration Statement.

8.       EFFECTIVE TIMES OF THE REORGANIZATION.

         Delivery of the Acquired Fund Assets of the Acquired Funds and the shares of the Acquiring Funds to be issued pursuant to Section 1 and the liquidation of the Acquired Funds pursuant to Section 2 shall occur at the opening of business on the next business day following the Valuation Time applicable to the Acquired Funds, or on such other date, and at such place and time and date, as may be determined by the President or any Vice President of each party hereto. The respective date and time at which such actions are taken with respect to the Acquired Funds are referred to herein as the "Effective Time of the Reorganization." To the extent any Acquired Fund Assets are, for any reason, not transferred at the applicable Effective Time of the Reorganization, the Acquired Company shall cause such Acquired Funds Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter.

9.       THE ACQUIRING COMPANIES' CONDITIONS.

         The obligations of the Acquiring Companies hereunder with respect to the Acquiring Funds shall be subject to the following conditions precedent:

         9.1. This Agreement and the transactions contemplated by this Agreement shall have been approved by the shareholders of the Acquired Funds, in the manner required by law.

         9.2. The Acquired Company shall have duly executed and delivered to the Acquiring Companies such bills of sale, assignments, certificates and other instruments of transfer ("Transfer Documents") as may be necessary or desirable to transfer all right, title and interest of the Acquired Company and the Acquired Funds in and to the Acquired Funds Assets of the Acquired Funds. The Acquired Fund Assets shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor.

         9.3. All representations and warranties made in this Agreement shall be true and correct in all material respects as if made at and as of each Valuation Time and each Effective Time of the Reorganization. As of the Valuation Time and the Effective Time of the Reorganization applicable to the Acquired Funds, there shall have been no material adverse change in the financial position of the Acquired Funds since October 31, 1996 other than those changes incurred in the ordinary course of business as an investment company. No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

         9.4. The Acquiring Companies shall have received an opinion of Dechert Price & Rhoads addressed to the Acquiring Companies and the Acquired Company in a form reasonably satisfactory to them and dated the Effective Time of the Reorganization applicable to the Acquired Funds, substantially to the effect that for federal income tax purposes: (i) the transfers of all of the Acquired Funds Assets hereunder, and the assumption by the Acquiring Funds of Acquired Fund Liabilities, in exchange for shares of the Acquiring Funds, and the distribution of said shares to the shareholders of the Acquired Funds, as provided in this Agreement, will each constitute a reorganization within the meaning of Section 368(a)(1)(C), 368(a)(1)(D) or 368(a)(1)(F) of the Code and with respect to each reorganization, the Acquired Funds and the Acquiring Funds will each be considered "a party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) in accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Funds as a result of such transactions; (iii) in accordance with
                  Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Funds as a result of such transactions; (iv) in accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Acquired Funds on the distribution to them by the Acquired Funds of shares of the Acquiring Funds in exchange for their shares of the Acquired Funds; (v) in accordance with
                  Section 358(a)(1) of the Code, the aggregate basis of Acquiring Fund shares received by each shareholder of the Acquired Funds will be the same as the aggregate basis of the shareholder's Acquired Fund shares immediately prior to the transactions; (vi) in accordance with Section 362(b) of the Code, the basis of the Acquired Fund Assets to the Acquiring Funds will be the same as the basis of the Acquired Fund Assets in the hands of the Acquired Funds immediately prior to the exchange; (vii) in accordance with Section 1223(1) of the Code, a shareholder's holding period for Acquiring Fund shares will be determined by including the period for which the shareholder held the shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as a capital asset; and (viii) in accordance with Section 1223(2) of the Code, the holding period of the Acquiring Funds with respect to the Acquired Fund Assets will include the period for which the Acquired Fund Assets were held by the Acquired Funds.

         9.5. With respect only to the reorganization of the Short-Term Government Fund and Adjustable Rate Government Securities Fund, the Acquiring Company shall have submitted to the shareholders of the Adjustable Rate Government Securities Fund, and such shareholders shall have approved, a revised name, investment objective and investment strategies to those identical to the Short-Term Government Fund.

         9.6. The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

         9.7. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Acquiring Companies, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

         9.8. The President or a Vice President of the Acquired Company shall have certified that the Acquired Company has performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at each Valuation Time and each Effective Time of the Reorganization.

10.      THE ACQUIRED COMPANY'S CONDITIONS.

         The obligations of the Acquired Company hereunder with respect to the Acquired Funds shall be subject to the following conditions precedent:

         10.1. This Agreement and the transactions contemplated by this Agreement shall have been approved by the shareholders of the Acquired Funds, in the manner required by law.

         10.2. All representations and warranties of the Acquiring Companies made in this Agreement shall be true and correct in all material respects as if made at and as of each Valuation Time and each Effective Time of the Reorganization. As of the Valuation Time and the Effective Time of the Reorganization applicable to the Acquired Funds, there shall have been no material adverse change in the financial condition of the Acquiring Funds since March 31, 1996 with respect to the Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund and May 31, 1996 with respect to the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund other than those changes incurred in the ordinary course of business as an investment company. No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

         10.3. The Acquired Company shall have received an opinion of Dechert, Price & Rhoads, addressed to the Acquiring Companies and the Acquired Company in a form reasonably satisfactory to them and dated the Effective Time of the Reorganization applicable to the Acquired Funds, with respect to the matters specified in Section 9.4.

         10.4. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted, or to the knowledge of the Acquiring Companies, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

         10.5. The Acquired Company shall not sell or otherwise dispose of any shares of the Acquiring Funds to be received in the transactions contemplated herein, except in distribution to its shareholders as contemplated herein.

         10.6. The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

         10.7. The President or a Vice President of the Acquiring Companies shall have certified that the Acquiring Companies have performed and complied in all material respects with each of their agreements and covenants required by this Agreement to be performed or complied with by it prior to or at each Valuation Time and each Effective Time of the Reorganization.

11.      TAX DOCUMENTS.

         The Acquired Company shall deliver to the Acquiring Companies at the Effective Time of the Reorganization confirmations or other adequate evidence as to the adjusted tax basis of the Acquired Fund Assets then delivered to the Acquiring Funds in accordance with the terms of this Agreement.

12.      FURTHER ASSURANCES.

         Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

13.      TERMINATION OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the parties set forth in this Agreement shall terminate at the Effective Time of the Reorganization.

14.      TERMINATION OF AGREEMENT.

         14.1. This Agreement may be terminated as to one or more investment portfolios prior to the Effective Time of the Reorganization by the Boards of Trustees of the Acquiring Companies or the Board of Directors of the Acquired Company, as provided below:

                  14.1.1. By the Acquiring Companies, or either of them, if the conditions set forth in Section 9 are not satisfied as specified in said Section;

                  14.1.2. By the Acquired Company if the conditions set forth in Section 10 are not satisfied as specified in said Section;

                  14.1.3.  By the mutual consent of the parties.

         14.2. If a party terminates this Agreement as to any investment portfolio because one or more of its conditions precedent have not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement will become null and void without any liability of either party or any of their investment portfolios to the other; provided, however, that if such termination is by the Acquiring Companies, or either of them, pursuant to Section 14.1.1 as a result of a breach by the Acquired Company of any of its representations, warranties or covenants in this Agreement, or such termination is by the Acquired Company pursuant to Section 14.1.2 as a result of a breach by the Acquiring Companies, or either of them, of any of their representations, warranties or covenants in this Agreement, nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach.

15.      AMENDMENT AND WAIVER.

         At any time prior to or (to the fullest extent permitted by law) after approval of this Agreement by the shareholders of the Acquired Company,
         (a) the parties hereto may, by written agreement authorized by their respective Board of Directors or Trustees, as the case may be, or their respective Presidents or any Vice Presidents, and with or without the approval of their shareholders, amend any of the provisions of this Agreement, and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and executed by the President or Vice President of the waiving party with or without the approval of such party's shareholders).

16.      GOVERNING LAW.

         This Agreement and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of Massachusetts without giving effect to the conflicts of law principles otherwise applicable therein.

17.      SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement and the rights, obligations and liabilities hereunder may not be assigned by either party without the consent of the other party.

18.      BENEFICIARIES.

         Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and permitted assigns of the parties.

19.      ACQUIRING COMPANIES LIABILITY.

         19.1. The name "American Century Government Income Trust and "American Century Municipal Trust" and "Trustees of American Century Government Income Trust" and "Trustees of American Century Municipal Trust" refer respectively to the trusts created and the trustees, as trustees but not individually or personally, acting from time to time under Declarations of Trust dated May 1, 1984, which are hereby referred to and copies of which are on file at the office of the State
                  Secretary of the Commonwealth of Massachusetts and at the principal office of the Acquiring Companies. The obligations of the Acquiring Companies entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Acquiring Companies personally, but bind only the trust property, and all persons dealing with any portfolio of the Acquiring Companies must look solely to the trust property belonging to such portfolio for the enforcement of any claims against the Acquiring Companies.

         19.2. Both parties specifically acknowledge and agree that any liability of the Acquiring Companies under this Agreement with respect to the Acquiring Funds, or in connection with the transactions contemplated herein with respect to the Acquiring Funds, shall be discharged only out of the assets of the particular Acquiring Funds and that no other portfolio of the Acquiring Companies, if any, shall be liable with respect thereto.

20.      ACQUIRED COMPANY LIABILITY.

         20.1. Both parties specifically acknowledge and agree that any liability of the Acquired Company under this Agreement with respect to the Acquired Funds, or in connection with the transactions contemplated herein with respect to the Acquired Funds, shall be discharged only out of the assets of that particular Acquired Fund and that no other portfolio of the Acquired Company shall be liable with respect thereto.

21.      NOTICES.

         All notices required or permitted herein shall be in writing and shall be deemed to be properly given when delivered personally or by telecopier to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, or delivered to a nationally recognized overnight courier service, in each case properly addressed to the party entitled to receive such notice at the address or telecopier number stated below or to such other address or telecopier number as may hereafter be furnished in writing by notice similarly given by one party to the other party hereto:

        If to American Century Government Income Trust, American Century
            Municipal Trust or American Century Mutual Funds, Inc.:

                                    Pat Looby
                                4500 Main Street
                           Kansas City, Missouri 64111

22.      EXPENSES.

         Each party represents to the other that its expenses incurred in connection with the Reorganization will be borne by American Century Investment Management, Inc. or one or more of its affiliates.

23.      ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

24.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.


AMERICAN CENTURY GOVERNMENT INCOME TRUST

ATTEST:



----------------------------------------- By:----------------------------


AMERICAN CENTURY MUNICIPAL TRUST

ATTEST:



----------------------------------------- By:----------------------------


AMERICAN CENTURY MUTUAL FUNDS, INC.

ATTEST:



----------------------------------------- By:----------------------------

                 APPENDIX II : MANAGEMENT DISCUSSION & ANALYSIS



OUR MESSAGE TO YOU

    The twelve months ended October 31, 1996, were distinguished by change, both in the U.S. bond market and at Twentieth Century. After a rocky period in the first half of 1996, bonds stabilized during the summer and enjoyed a rebound in October. In the following pages, our investment management team provides some further details about the market's changing direction and how your fund was managed throughout the period.

[photo of James E. Stowers and James E. Stowers III]

    On the corporate front, we completed the operational integration of Twentieth Century and The Benham Group in September. As a result, you now have direct access to a broader spectrum of funds and services, including the Benham family of U.S. Treasury, government and municipal funds. Another integration landmark is the new Twentieth Century Web site. If you use a personal computer and have access to the Internet, we've made it easier for you to download information about Twentieth Century and Benham funds and access your fund accounts.  You can  view  account  balances,  exchange  money  between  existing accounts and make additional investments. The Web site address is: www.twentieth-century.com. We are one of the first fund companies to offer direct on-line transactions via the Internet.

    In October, we announced the new name for our recently integrated company. Beginning January 1, 1997, we will serve you under the name American Century Investments, which reflects our expanded identity, the spirit of independence common to Twentieth Century and Benham, and our optimism for a new century of continued American prosperity. American Century's fund family will be divided into three groups--the Benham Group, American Century Group and Twentieth Century Group. The U.S. Governments Short-Term and Intermediate-Term funds will be part of the Benham Group because the funds' investment style--conservative fixed-income--matches the key attributes of that group.

    You may have noticed that this annual report includes only U.S. Governments Short-Term and Intermediate-Term, whereas in the past it covered nine funds. This new focused format allows us to give you better information by tailoring the report specifically to the issues that are most relevant to you and your fund.

    We continue to work to provide you with information and services that we believe are useful and convenient to you. Thank you for investing with us.

Sincerely,

/s/James E. Stowers
James E. Stowers
Chairman of the Board and Founder

/s/James E. Stowers III
James E. Stowers III
President and Chief Executive Officer



INVESTMENT PHILOSOPHY

    Twentieth Century introduced its first fixed-income fund in 1982. Today, with Twentieth Century's acquisition of The Benham Group, the combined company offers 41 fixed-income funds, ranging from money market funds to long-term bond funds, including both taxable and tax-exempt funds.

--------------------------------------------------------------------------------
U.S. Governments Short-Term

     U.S. Governments Short-Term, which was established on December 15, 1982, is intended for investors seeking income with limited price fluctuations. The fund invests in securities of the U.S. government and its agencies and seeks to maintain a weighted average maturity of three years or less.

--------------------------------------------------------------------------------
PERIOD OVERVIEW

U.S. Economy

    A series of interest rate cuts by the Federal Reserve (the Fed) beginning in 1995 and culminating in January 1996 helped the U.S. economy rebound in 1996. An improving retail sector, surging auto sales and a resilient housing market helped the economy expand at an impressive 4.7% annual rate in the second quarter of 1996. The economy remained strong throughout the summer as healthy employment growth sent the national unemployment rate to a six-year low of 5.1%. However, this trend appeared to reverse itself in the third quarter as economic growth slowed to a more sedate 2.2% annual pace. Some recent economic data seem to suggest that slowing could continue, but there has been enough conflicting evidence to cause considerable uncertainty about the rate of growth going forward.

    In spite of the second-quarter surge in growth, inflation remained tame during the period. For the twelve months ended October 31, 1996, inflation (as measured by the consumer price index) rose at a 3.0% annualized rate. In light of this lack of inflationary pressure, the Fed held short-term interest rates steady from February through October.

U.S. Bond Market

    Much like the economy, the U.S. bond market experienced several distinct shifts during the 12 months ended October 31, 1996. The end result was slightly positive performance across all maturity sectors. For example, the two-year Treasury note posted a total return of 5.6% during the period, while the 30-year Treasury bond returned 2.7%.

    In late 1995, the bond market extended its year-long rally as the economy continued to grow at a moderate pace. But bond yields soared during the first and second quarters of 1996, when signs of stronger economic growth sparked inflation fears. The 30-year Treasury bond yield, which had fallen as low as 6% in January, rose above 7% by May as the market priced in an interest rate increase by the Fed (see the accompanying graph).

    Bonds traded listlessly throughout the summer, reflecting the market's uncertainty about the economic outlook. But the Fed held short-term interest rates steady through the end of the period, and increasing evidence of moderating economic growth ultimately convinced the bond market that a rate hike was unnecessary. This conclusion sparked a substantial rebound in bond prices, causing Treasury yields to fall by 30-40 basis points (a basis point equals 0.01%) across the maturity spectrum in October.

    U.S. government agency securities performed well versus Treasurys during the period. While demand was strong for agency securities, issuance was relatively light, causing yield spreads between agency and Treasury securities to tighten. Mortgage-backed securities, with their higher yields, outperformed both Treasury and agency securities during the period.

[line graph - data below]

Treasury Yield Curve
Years             10/31/95          4/30/96          10/31/96
1                 5.541%            5.611%           5.404%
2                 5.608             6.043            5.732
3                 5.681             6.183            5.860
4                 5.740             6.320            5.890
5                 5.804             6.409            6.070
6                 5.872             6.495            6.105
7                 5.940             6.580            6.140
8                 5.966             6.610            6.207
9                 5.992             6.640            6.274
10                6.018             6.670            6.341
11                6.034             6.711            6.376
12                6.051             6.752            6.411
13                6.067             6.793            6.445
14                6.084             6.834            6.480
15                6.100             6.875            6.515
16                6.116             6.916            6.550
17                6.132             6.957            6.585
18                6.148             6.998            6.620
19                6.164             7.039            6.655
20                6.180             7.080            6.690
21                6.195             7.062            6.685
22                6.210             7.044            6.680
23                6.225             7.026            6.675
24                6.240             7.008            6.670
25                6.255             6.990            6.665
26                6.270             6.973            6.660
27                6.286             6.956            6.655
28                6.301             6.938            6.651
29                6.317             6.921            6.646
30                6.332             6.904            6.641

                                       3


U.S. GOVERNMENTS SHORT-TERM
--------------------------------------------------------------------------------
Management Q & A

    An interview with Bob Gahagan, Vice President and Senior Portfolio Manager.

Q:   How did the fund perform?

A: For the fiscal year ended October 31, 1996, the fund nearly kept pace with its peer group average, producing a 5.09% total return versus the 5.15% average total return for the 54 "Short U.S. Government Funds" tracked by Lipper Analytical Services.

Q:   How was the fund positioned during the period?

A: For most of the period, the fund was positioned similarly to many of its peers in terms of duration and weighted average maturity. When government employment reports showed signs of surging economic growth in the first and second quarters of 1996, we shortened the fund's duration from just over two years in January to around 1.7 years by June. When subsequent reports showed that fears of brisk economic growth and wage inflation were exaggerated, we began to cautiously extend the fund's duration.

Q:   How did this affect the fund's performance?


A: The fund's performance was aided by its shorter duration in the spring and summer when bond yields were moving higher. And though the fund's duration was shorter than its peer group average when bonds rallied in September and October 1996,


                                      QUICK
                                      FUND
                                      FACTS
                                      -----

                           U.S. GOVERNMENTS SHORT-TERM
                           ---------------------------

                                    Strategy:
                                Competitive level
                               of current income
                         with limited price volatility.


                                 Inception date:
                                December 15, 1982


                                      Size:
                                 $349.8 million
                            (as of October 31, 1996)

--------------------------------------------------------------------------------
Average Annual Total Returns
(as of October 31, 1996)

               U.S. Governments Merrill Lynch Govt.
                  Short-Term     (1-3 Year) Index
                  ----------     ----------------

1 Year                5.09%            5.91%
5 Years               4.94%            5.97%
10 Years              6.07%            7.20%
--------------------------------------------------------------------------------

[pie chart]
Asset Allocation (as of October 31, 1996)
--------------------------------------------------------------------------------
U.S. Government Agency Securities 26%
Mortgage-Backed Securities 30%
U.S. Treasury Securities 44%

                          Percent of fund investments.

[mountain graph - data below]
--------------------------------------------------------------------------------
$10,000 Over a 10-Year Period

Value on 10/31/96:
------------------

$18,027 U.S. Governments Short-Term

$20,049 Merrill Lynch Govt. (1-3 Year)

$14,064 Consumer Price Index*

$10,000
investment
made on 10/31/86


             U.S. Governments       Merrill Lynch           Consumer Price Index
             Short-Term             Govt. (1-3 Year)
10/31/86    $10000                 $10000                  $10000
Dec-86       10067                  10091                   10018
Mar-87       10179                  10217                   10063
Jun-87       10133                  10284                   10189
Sep-87       10063                  10302                   10317
Dec-87       10452                  10660                   10356
Mar-88       10729                  10942                   10455
Jun-88       10828                  11055                   10590
Sep-88       10979                  11216                   10752
Dec-88       11041                  11324                   10814
Mar-89       11151                  11465                   10975
Jun-89       11723                  12035                   11137
Sep-89       11833                  12210                   11218
Dec-89       12145                  12555                   11317
Mar-90       12106                  12667                   11550
Jun-90       12400                  13021                   11657
Sep-90       12632                  13332                   11909
Dec-90       13061                  13776                   12008
Mar-91       13276                  14079                   12116
Jun-91       13503                  14356                   12205
Sep-91       14009                  14839                   12313
Dec-91       14581                  15385                   12376
Mar-92       14459                  15409                   12502
Jun-92       14853                  15852                   12583
Sep-92       15284                  16325                   12681
Dec-92       15221                  16354                   12735
Mar-93       15511                  16716                   12887
Jun-93       15642                  16896                   12960
Sep-93       15807                  17138                   13022
Dec-93       15857                  17239                   13084
Mar-94       15694                  17153                   13210
Jun-94       15655                  17167                   13281
Sep-94       15786                  17337                   13407
Dec-94       15778                  17337                   13434
Mar-95       16280                  17920                   13453
Jun-95       16775                  18494                   13551
Sep-95       17006                  18771                   13614
Dec-95       17437                  19244                   13641
Mar-96       17428                  19308                   13836
Jun-96       17590                  19503                   13924
Sep-96       17835                  19825                   14022
Oct-96       18027                  20049                   14064



Past performance does not guarantee future results. Investment return and principal value will fluctuate, and redemption value may be more or less than original cost. The line representing the fund's total return includes operating expenses (such as transaction costs and management fees) that reduce returns, while the Merrill Lynch Government Index's total return line does not.

*Source: Lipper Analytical Services, Inc.

                                       4
                                                                October 31, 1996
--------------------------------------------------------------------------------
U.S. GOVERNMENTS SHORT-TERM

     the fund managed to keep pace with its competitors because of the extra return provided by its government agency and mortgage-backed securities.

Q:   Can you elaborate?

A: Over the past year, we cut the fund's Treasury position from 83% to 44%, moving these assets into government agency and mortgage-backed securities. We've maintained a 20-30% weighting in mortgage-backeds throughout 1996. The higher yields offered by these securities helped them to outperform both Treasury and agency securities while bond prices languished for most of the year.

     In April, we began shifting some of the fund's Treasury holdings into government agency securities, specifically callable agency notes, which typically yield more than non-callables because of the added risk of the call feature. Callable securities generally perform best if interest rates remain in a relatively narrow range or move higher, as they did during the last six months.

     As of October 31, 26% of the fund's assets were invested in agency securities. The higher yield provided by these agency notes, coupled with the tightening of Treasury/agency yield spreads, enhanced fund performance. (A "yield spread" is the difference between the yields of two different types of debt securities with comparable maturities and is used to determine their relative values.)

Q:   What is your outlook for bonds over the next six months?

A: There is still considerable uncertainty regarding the strength of economic growth going forward. While many market participants believe that growth will slow significantly over the next few months, we think it possible that consumer spending, which accounts for about two-thirds of the U.S. economy, may not slow as much as some analysts expect. Currently, U.S. bond markets seem appropriately priced for a steady Fed interest rate policy. As long as economic data continue to support a steady monetary policy, we see no reason for short- and intermediate-term interest rates to move dramatically in either direction.

Q:   How will this outlook affect your plans for the fund going forward?

A: We plan to maintain the fund's neutral duration until we see a significant shift in market sentiment or economic fundamentals. If yield spreads between Treasury and agency securities continue to tighten, our next move would be to reduce our exposure to the agency market, which has performed well relative to Treasurys over the last six months.

     If we begin to see signs of a weakening economy, which could cause the Fed to lower short-term interest rates, we would extend the fund's duration and look to either (1) restructure our mortgage-backed position by selling premium bonds (bonds trading above par value) and replacing them with discount mortgage-backed securities, which tend to perform better than premiums as rates fall; or (2) increase the fund's Treasury position by reducing our holdings in mortgage-backed securities.




Quality Diversification (as of October 31, 1996)
--------------------------------------------------------------------------------
        (Moody's rating)            % of fund investments
              AAA                            100%

Weighted Average Maturity (as of October 31, 1996)
--------------------------------------------------------------------------------
              Years                          2.0

Weighted average maturity indicates the average time until the principal on the Fund's bond portfolio is expected to be repaid, weighted by dollar amount.

Duration (as of October 31, 1996)
--------------------------------------------------------------------------------
              Years                          1.7

Duration is a measure of the sensitivity of a portfolio to changes in interest rates. As the duration of a fund increases, the impact of a change in interest rates on the value of its portfolio also increases.

                              U.S. ECONOMIC REVIEW
                                 JAMES M. BENHAM       [photo of James
                             Chairman, Benham Funds       M. Benham]

The U.S. economy grew at a healthy pace for the first three quarters of 1996, confounding market analysts who predicted a significant slowdown. During 1995, economic weakness prompted the Federal Reserve (the Fed) to make a series of short-term interest rate cuts, culminating in a quarter-of-a-percent cut in January 1996. This expansionary monetary policy helped speed the pace of U.S. economic growth from an anemic 0.3% annual rate in the fourth quarter of 1995 to 2.0% in the first quarter of 1996. Growth expanded further to an impressive 4.7% in the second quarter of the year (see the graph below).

[bar graph - data described below]

Stronger-than-expected corporate earnings fueled increased corporate expansion and job growth. Nearly two million new jobs were created in the first nine months of the year, sending the U.S. unemployment rate to a six-year low. Healthy employment numbers and a strong performance by U.S. stocks led to fears of inflationary pressure and expectations of an interest rate hike by the Fed. As a result, U.S. bonds overall gave a lackluster performance.

But the expected surge in inflation failed to materialize. For the first nine months of the year, inflation, as measured by the consumer price index (CPI), grew at an annualized rate of 3.2%, compared to the 2.5% inflation rate for all of 1995 (the lowest annual rate since 1986). Because of this apparent lack of inflationary pressure, the Fed held interest rates steady through September.

But the economic picture remains uncertain. The economy grew at a 2.2% annual rate in the third quarter, and recent economic data seem to suggest that the economy may be slowing. Market participants are no longer sure that the Fed will raise interest rates this year, and some even contend that the Fed's next move may be toward lower rates. On the other hand, signs of wage inflation have surfaced in recent employment reports. In spite of higher interest rates for most of this year, the housing market has remained robust, and consumer confidence is high, indicating that the U.S. consumer may still have some spending power. Given the present state of economic uncertainty, it is likely that shifting expectations of Fed interest rate policy may have more of an impact on U.S. financial markets in the coming months than any actual move by the Fed.

[graph data]

GDP (Annualized)
vs. Inflation (Consumer Price Index)
July 1994 - September 1996
                  GDP               CPI
Jan-94                              2.52%
Feb-94                              2.51
Mar-94            2.50%             2.51
Apr-94                              2.36
May-94                              2.29
Jun-94            4.90              2.56
Jul-94                              2.70
Aug-94                              2.90
Sep-94            3.50              3.03
Oct-94                              2.68
Nov-94                              2.60
Dec-94            3.00              2.60
Jan-95                              2.87
Feb-95                              2.79
Mar-95            0.40              2.86
Apr-95                              2.98
May-95                              3.12
Jun-95            0.70              3.04
Jul-95                              2.83
Aug-95                              2.62
Sep-95            3.80              2.54
Oct-95                              2.74
Nov-95                              2.67
Dec-95            0.30              2.67
Jan-96                              2.72
Feb-96                              2.72
Mar-96            2.00              2.84
Apr-96                              2.90
May-96                              2.96
Jun-96            4.70              2.75
Jul-96                              2.95
Aug-96                              2.88
Sep-96            2.20              3.00
Source: Bloomberg Financial Markets

                                       1

                                 MARKET SUMMARY
                      TREASURY AND GOVT. AGENCY SECURITIES
          by Dave Schroeder, Vice President & Senior Portfolio Manager

NOTE: The terms marked with an asterisk (*) are defined in the Investment Fundamentals section (pages 16-20).

Treasury Market Overview

Despite some occasional volatility triggered by uncertainty about the strength of the U.S. economy and the Fed's interest rate intentions, the Treasury bond market held relatively steady during the six months ended September 30, 1996. Overall, bond yields remained in a fairly narrow range, with the yield on the 30-year Treasury bond hovering between 6.75% and 7.25%. Bond returns for the period were disappointing, ranging from about 2.50% for three-month Treasury bills to -0.38% for 30-year Treasury bonds.

[line graph - data described below]

The accompanying graph illustrates the movement of the Treasury yield curve* over the six-month period. For the first three months of the period, signs of economic strength and fears of inflation caused an upward shift of the entire curve as bond yields rose across the maturity spectrum. Yields peaked in early July in the wake of a stronger-than-expected employment report.

But continued low inflation, lack of action by the Fed and hints of an economic slowdown (discussed on page 1) helped bonds regain some of the ground they had lost. The yield curve shifted downward through August and September, though bonds traded listlessly, reflecting the market's continuing uncertainty about the economic outlook. By the end of September, bond yields were still 25-30 basis points* higher across the yield curve than they had been at the end of March.

Strong foreign demand helped support the Treasury market throughout the period. Relatively high Treasury bond yields (especially compared to Japanese and other Asian bonds) and the recent strength of the U.S. dollar in foreign exchange markets (dollar holdings are typically invested in Treasurys) have driven foreign central bank Treasury holdings to historically high levels.

[graph data]

Shifting Treasury Yield Curves
                  3/29/96           7/8/96           9/30/96
"1"               5.38%             5.95%            5.67%
                  5.75              6.42             6.09
                  5.88              6.6              6.25
                  6.02              6.69             6.29
"5"               6.08              6.81             6.45
                  6.18              6.865            6.495
                  6.28              6.92             6.54
                  6.293             6.96             6.593
                  6.307             7                6.647
"10"              6.32              7.04             6.7
                  6.372             7.067            6.733
                  6.424             7.094            6.766
                  6.476             7.121            6.799
                  6.528             7.148            6.832
"15"              6.58              7.175            6.865
                  6.632             7.202            6.898
                  6.684             7.229            6.931
                  6.736             7.256            6.964
                  6.788             7.283            6.997
"20"              6.84              7.31             7.03
                  6.823             7.297            7.019
                  6.806             7.284            7.008
                  6.789             7.271            6.997
                  6.772             7.258            6.986
"25"              6.755             7.245            6.975
                  6.738             7.232            6.964
                  6.721             7.219            6.953
                  6.704             7.206            6.942
                  6.687             7.193            6.931
"30"              6.67              7.18             6.92
Source: Bloomberg Financial Markets

                                       2

                                MARKET SUMMARY
                      TREASURY AND GOVT. AGENCY SECURITIES
                       (Continued from the previous page)

Treasury vs. Agency Securities

Yield spreads* between Treasury and government agency securities continued to tighten during the six-month period. Spreads narrowed slightly (by 3 basis points in the two-year maturity sector and 6 basis points in the 30-year sector) as agency yields rose in tandem with Treasury yields (see the graphs below).

Demand for agency issues was strong during the period as fund managers and investors looked for additional yield. At the same time, issuance of agency securities--especially in the longer-maturity sectors--was relatively light. Agency issuance slowed from a projected annual rate of about $300 billion in the first quarter of the year to an estimated $260 billion pace by the middle of August. This combination of strong demand and light supply was a key factor in keeping yield spreads tight.

The trend toward tightening Treasury/agency yield spreads may continue through the end of the year. Agency security issuance continued to slow through September. It is estimated that $8 to $9 billion in agency securities may be called between October and December, but total issuance for 1996 is projected to fall below 1995's $220 billion total volume unless there is a significant increase in new issuance in the fourth quarter of the year.

[line graphs]

YIELD SPREADS
Treasury Curve vs. Agency Curve

3/29/96
                  Agency            Treasury
"1"               5.57%             5.38%
                  5.9               5.75
                  6.06              5.88
                  6.24              6.02
"5"               6.31              6.08
                  6.425             6.18
                  6.54              6.28
                  6.573             6.293
                  6.607             6.307
"10"              6.64              6.32
                  6.698             6.372
                  6.756             6.424
                  6.814             6.476
                  6.872             6.528
"15"              6.93              6.58
                  6.988             6.632
                  7.046             6.684
                  7.104             6.736
                  7.162             6.788
"20"              7.22              6.84
                  7.212             6.822
                  7.204             6.804
                  7.196             6.786
                  7.188             6.768
"25"              7.18              6.75
                  7.172             6.734
                  7.164             6.718
                  7.156             6.702
                  7.148             6.686
"30"              7.14              6.67


9/30/96
                  Agency            Treasury
"1"               5.87%             5.67%
                  6.22              6.09
                  6.38              6.25
                  6.56              6.29
"5"               6.61              6.45
                  6.71              6.495
                  6.81              6.54
                  6.88              6.593
                  6.95              6.647
"10"              7.02              6.7
                  7.05              6.732
                  7.08              6.764
                  7.11              6.796
                  7.14              6.828
"15"              7.17              6.86
                  7.218             6.894
                  7.266             6.928
                  7.314             6.962
                  7.362             6.996
"20"              7.41              7.03
                  7.412             7.018
                  7.414             7.006
                  7.416             6.994
                  7.418             6.982
"25"              7.42              6.97
                  7.4               6.96
                  7.38              6.95
                  7.36              6.94
                  7.34              6.93
"30"              7.32              6.92
Source: Bloomberg Financial Markets


                               TREASURY NOTE FUND
                             PERFORMANCE INFORMATION
                      For Periods Ended September 30, 1996

     Net Asset        30-Day             Average Annual Total Returns
    Value Range         SEC
--------------------------------------------------------------------------------
 (4/1/96-9/30/96)      Yield      1 Year      3 Years    5 Years    10 Years
--------------------------------------------------------------------------------

   $10.05-$10.28       6.20%       4.81%       4.05%      6.33%       6.81%

The Fund commenced operations on May 16, 1980.

PLEASE NOTE: Yields and total returns are based on historical Fund performance and do not guarantee future results. The Fund's share price, yields and total returns will vary, so that shares, when redeemed, may be worth more or less than their original cost.
                             PERFORMANCE DEFINITIONS
Net Asset Value (NAV) Range indicates the Fund's share price movements over the stated period and can be used to gauge the stability of the Fund's share price.

Yields are a way of showing the rate of income the Fund earns on its investments as a percentage of its share price. The 30-Day SEC Yield represents net investment income earned by the Fund over a 30-day period, expressed as an annualized percentage rate based on the Fund's share price at the end of the 30-day period. The SEC yield should be regarded as an estimate of the Fund's rate of investment income, and it may not equal the Fund's actual income distribution rate, the income paid to a shareholder's account, or the income reported in the Fund's financial statements.

Total Return figures show the overall dollar or percentage change in the value of a hypothetical investment in the Fund and assume that all of the Fund's distributions are reinvested. Average Annual Total Returns illustrate the annually compounded returns that would have produced the Fund's cumulative total returns if the Fund's performance had been constant over the entire period. Average annual total returns smooth out variations in a fund's return; they are not the same as year-by-year results. For fiscal year-by-year total returns, please refer to the Fund's "Financial Highlights" on page 23.


                        SIX-MONTH TOTAL RETURN BREAKDOWN
                     For the Period Ended September 30, 1996

                                % From Realized
         % From              and Unrealized Losses           Six-Month
         Income         +        on Investments      =     Total Return

          2.83%         +           (0.43)%          =         2.40%

                                       8

                               TREASURY NOTE FUND
                           SEC PERFORMANCE COMPARISON
[line graph]

 Comparative Performance of $10,000 Invested on 9/30/86 in the Fund and in the Merrill Lynch 1- to 10-Year Intermediate-Term U.S. Treasury Index

                  Index             Fund
Sep-86           $10000            $10000
Oct-86            10123             10155
Nov-86            10224             10298
Dec-86            10243             10301
Jan-87            10331             10412
Feb-87            10391             10469
Mar-87            10348             10355
Apr-87            10179             9992
May-87            10169             9913
Jun-87            10284             10021
Jul-87            10304             9966
Aug-87            10274             9863
Sep-87            10139             9633
Oct-87            10458             10039
Nov-87            10516             10056
Dec-87            10615             10187
Jan-88            10883             10559
Feb-88            10996             10687
Mar-88            10948             10522
Apr-88            10934             10457
May-88            10873             10377
Jun-88            11050             10578
Jul-88            11023             10513
Aug-88            11032             10510
Sep-88            11223             10704
Oct-88            11376             10859
Nov-88            11277             10730
Dec-88            11287             10722
Jan-89            11398             10828
Feb-89            11351             10762
Mar-89            11407             10815
Apr-89            11618             10995
May-89            11862             11234
Jun-89            12164             11536
Jul-89            12413             11783
Aug-89            12240             11581
Sep-89            12302             11628
Oct-89            12554             11868
Nov-89            12677             11965
Dec-89            12709             12001
Jan-90            12637             11927
Feb-90            12668             11960
Mar-90            12693             11962
Apr-90            12649             11906
May-90            12916             12168
Jun-90            13084             12328
Jul-90            13272             12508
Aug-90            13215             12449
Sep-90            13335             12571
Oct-90            13521             12743
Nov-90            13722             12935
Dec-90            13917             13106
Jan-91            14058             13225
Feb-91            14132             13284
Mar-91            14208             13349
Apr-91            14355             13487
May-91            14437             13558
Jun-91            14452             13554
Jul-91            14608             13696
Aug-91            14881             13974
Sep-91            15134             14201
Oct-91            15305             14375
Nov-91            15485             14542
Dec-91            15863             14907
Jan-92            15703             14735
Feb-92            15762             14763
Mar-92            15698             14674
Apr-92            15842             14830
May-92            16067             15052
Jun-92            16300             15270
Jul-92            16603             15568
Aug-92            16794             15735
Sep-92            17027             15973
Oct-92            16817             15764
Nov-92            16743             15672
Dec-92            16963             15885
Jan-93            17280             16191
Feb-93            17539             16419
Mar-93            17605             16488
Apr-93            17744             16611
May-93            17691             16547
Jun-93            17950             16803
Jul-93            17987             16819
Aug-93            18262             17073
Sep-93            18340             17134
Oct-93            18373             17162
Nov-93            18284             17069
Dec-93            18356             17142
Jan-94            18538             17320
Feb-94            18275             17051
Mar-94            18019             16792
Apr-94            17897             16660
May-94            17915             16666
Jun-94            17928             16667
Jul-94            18150             16868
Aug-94            18207             16929
Sep-94            18061             16799
Oct-94            18065             16792
Nov-94            17975             16697
Dec-94            18043             16740
Jan-95            18342             16995
Feb-95            18693             17298
Mar-95            18796             17386
Apr-95            19012             17571
May-95            19555             18034
Jun-95            19683             18153
Jul-95            19696             18152
Aug-95            19857             18312
Sep-95            19991             18415
Oct-95            20215             18631
Nov-95            20468             18843
Dec-95            20676             19034
Jan-96            20853             19181
Feb-96            20620             18970
Mar-96            20521             18850
Apr-96            20456             18792
May-96            20445             18769
Jun-96            20645             18980
Jul-96            20708             19041
Aug-96            20731             18982
Sep-96            20994             19303

Past performance does not guarantee future results.

This graph compares the Fund's performance with a broad-based market index, the Merrill Lynch One- to 10-Year Intermediate-Term U.S. Treasury Index, over 10 years. Although the investment characteristics of the Index are similar to those of the Fund, the securities owned by the Fund and those composing the Index are likely to be different, and securities that the Fund and the Index have in common are likely to have different weightings in the respective portfolios. Investors cannot invest directly in the Index.

PLEASE NOTE: The line representing the Fund's total return includes operating expenses (such as transaction costs and management fees) that reduce returns, while the Index's total return line does not.

                          LIPPER PERFORMANCE COMPARISON

Lipper Analytical Services (Lipper) is an independent mutual fund ranking service located in Summit, NJ. Rankings are based on average annual total returns for the periods ended 9/30/96 for the funds in Lipper's "Intermediate U.S. Treasury Funds" category.

                           1 Year        3 Years       5 Years      10 Years
The Fund:                  4.81%         4.05%         6.33%        6.81%
Category Average:          3.59%         3.58%         6.63%        6.81%
The Fund`s Ranking:        1 out of 12   4 out of 8    4 out of 4   1 out of 1

Total returns are based on historical performance and do not guarantee future results.

                            KEY PORTFOLIO STATISTICS
                                    9/30/96             3/31/96
         Market Value:              $301,977,425        $306,236,678
         Number of Issues:          12                  10
         Average Coupon:            6.64%               6.89%
         Average Maturity:          5.40 years          3.80 years
         Average Duration:          4.34 years          3.08 years

For definitions of these terms, see page 17.

                                       9

                               TREASURY NOTE FUND
                              MANAGEMENT DISCUSSION
         with Dave Schroeder, Vice President & Senior Portfolio Manager

NOTE: The terms marked with an asterisk (*) are defined in the Investment Fundamentals section (pages 16-20).

Q:       How did the Fund perform?

A: Though the Fund's returns reflected the listless bond market performance we've seen over the past six months, it performed very well relative to its peers. For the six-month period, the Fund had a total return of 2.40%, 61 basis points* higher than the average 1.79% return for the funds in Lipper's "Intermediate U.S. Treasury Funds" category. For the year ended September 30, 1996, the fund was ranked #1 out of the 12 funds in its Lipper group (see the Lipper Performance Comparison on page 9). Its 4.81% total return for the one-year period was 122 basis points higher than the 3.59% average one-year return for its peers.

Q:       Why did the Fund outperform its peers?

A: Historically, the Fund has been more conservatively positioned than most of its peers, with a shorter duration and average maturity. When bond prices plunged earlier in the year, the Fund's shorter duration caused it to suffer less price depreciation than other intermediate-term funds.

Q:       I understand that you've adopted a new internal benchmark for the Fund.
         Why?

A: To align the Fund more with its competitors. The Fund's old benchmark--the Merrill Lynch One- to 10-Year Intermediate-Term U.S. Treasury Index--typically had a shorter duration than the Fund's peers. This gave the Fund a relatively conservative stance, causing it to underperform its peers in a rising bond market while outperforming them in a falling bond market. Shifting to the new benchmark--the Salomon Brothers Three- to 10-Year U.S. Treasury Index--will allow the Fund to behave more like its intermediate-term peers.

                        PORTFOLIO COMPOSITION BY MATURITY
                                  [pie charts]
                    9/30/96                       3/31/96
                    0-3 Years: 2%                 0-3 Years: 32%
                    3-5 Years: 65%                3-5 Years: 48%
                    5-7 Years: 17%                5-7 Years: 17%
                    7-10 Years: 13%               10-30 Years: 3%
                    10-20 Years: 3%

The Fund's weighted average portfolio maturity is typically one to ten years.

                                       10

                               TREASURY NOTE FUND
                              MANAGEMENT DISCUSSION
                       (Continued from the previous page)

Q: What changes did you make in the Fund's positioning to accommodate the new benchmark?

A: We extended the Fund's duration from 3 years to 4.3 years. We accomplished the duration extension by selling securities that matured in less than three years and buying five-, seven- and 10-year securities. This pushed the Fund's average maturity out from 3.8 years at the end of March to 5.5 years at the end of September. We took advantage of periods of bond market weakness to purchase the longer-term securities at very attractive prices.

Q:       Will investors notice a difference in the Fund's performance?

A: The Fund's longer duration means that its share price will tend to move slightly more in response to market changes than it did in the past. Specifically, it will show slightly more price appreciation when interest rates fall and slightly more price depreciation when interest rates rise.

Q:       What are your plans for the Fund going forward?

A: In the near term, barring any significant shifts in market sentiment, we will likely keep the Fund's duration roughly neutral to that of its peer group and its new benchmark.


                     PORTFOLIO COMPOSITION BY SECURITY TYPE
                                  [pie charts]
                         9/30/96               3/31/96
                    Treasury Notes: 97%    Treasury Notes: 97%
                    Treasury Bonds: 3%     Treasury Bonds: 3%

For definitions of these security types, see page 16.

OUR MESSAGE TO YOU

    The 12 months ended October 31, 1996, were distinguished by change, both in the U.S. bond market and at Twentieth Century. After a rocky period in the first half of 1996, bonds stabilized during the summer and enjoyed a rebound in October. In the following pages, our investment management team provides some further details about the market's changing direction and how your fund was managed throughout the period.

    Changing market conditions underscore the importance of quality investments. Our commitment to quality securities is exemplified by the expansion of our municipal credit research team. The three members of the team carry out in-depth analysis on all securities considered for purchase by Twentieth Century/Benham municipal money market and bond funds. Over the past year, the team established a new credit management system that defines investment limits to cap our funds' exposure to individual issuers, sectors or regions. The team plays an important role in the management of the Tax-Exempt funds, helping to identify quality securities with undervalued credit ratings.

[photo of James E. Stowers and James E. Stowers III]

    On the corporate front, we completed the operational integration of Twentieth Century and The Benham Group in September. As a result, you now have direct access to a broader spectrum of funds and services, including the Benham family of U.S. Treasury, government and municipal funds. Another integration landmark is the new Twentieth Century Web site. If you use a personal computer and have access to the Internet, we've made it easier for you to download information about Twentieth Century and Benham funds and access your fund accounts. You can view account balances, exchange shares between existing accounts and make additional investments. The Web site address is: www.twentieth-century.com. We are one of the first fund companies to offer direct on-line transactions via the Internet.

    In October, we announced the new name for our recently integrated company. Beginning January 1, 1997, we will serve you under the name American Century Investments, which reflects our expanded identity, the spirit of independence common to Twentieth Century and Benham, and our optimism for a new century of continued American prosperity. American Century's fund family will be divided into three groups--the Benham Group, American Century Group and Twentieth Century Group. Tax-Exempt Short-Term, Intermediate-Term and Long-Term will be part of the Benham Group because the funds' investment style--tax-exempt fixed-income--matches key attributes of that group.

    You may have noticed that this annual report includes only Tax-Exempt Short-Term, Intermediate-Term and Long-Term, whereas in the past it covered nine funds. This new focused format allows us to give you better information by tailoring the report specifically to the issues that are most relevant to you and your fund.

    We continue to work to provide you with information and services that we believe are useful and convenient to you. Thank you for investing with us.

Sincerely,

/s/James E. Stowers
James E. Stowers
Chairman of the Board and Founder

/s/James E. Stowers III
James E. Stowers III
President and Chief Executive Officer

                                       1

INVESTMENT PHILOSOPHY

    Twentieth Century introduced its first fixed-income fund in 1982. Today, with Twentieth Century's acquisition of The Benham Group, the combined company offers 41 fixed-income funds, ranging from money market funds to long-term bond funds and including both taxable and tax-exempt funds.



TAX-EXEMPT FUNDS

    Tax-Exempt Short-Term, which was established on March 1, 1993, is intended for investors who seek tax-exempt income and can accept some fluctuation in principal. The fund invests primarily in short-term municipal bonds and seeks to maintain a weighted average maturity of three years or less. However, as of March 1, 1997, the weighted average maturity limitation will change. Please see the management Q&A discussion on page 5 for an explanation.

    Tax-Exempt Intermediate-Term, which was established on March 2, 1987, is intended for investors who can accept fluctuation in the value of their investment in order to earn a higher level of tax-exempt income than is generally available from tax-exempt short-term bonds. The Fund invests in tax-exempt bonds and seeks to maintain a weighted average maturity of 3-10 years.

    Tax-Exempt Long-Term, which was established on March 2, 1987, is intended for investors who seek a higher level of tax-exempt income and can accept the greater degree of price volatility associated with longer-term bonds. The fund invests in longer-term tax-exempt bonds and seeks to maintain a weighted average maturity of 10 years or more.

Portfolio Management Team
--------------------------------------------------------------------------------
Dave MacEwen, Vice President & Senior Municipal
                               Portfolio Manager

Joel Silva, Municipal Portfolio Manager


Municipal Credit Analysis Team
--------------------------------------------------------------------------------
Steven Permut, Municipal Credit Research Manager

Scott Lord, Credit Analyst

Bill McClintock, Credit Analyst

                                       2

                                                              October 31, 1996
--------------------------------------------------------------------------------
PERIOD OVERVIEW

U.S. Economy

    A series of interest rate cuts by the Federal Reserve (the Fed) beginning in 1995 and culminating in January 1996 helped the U.S. economy rebound in 1996. An improving retail sector, surging auto sales and a resilient housing market helped the economy expand at an impressive 4.7% annual rate in the second quarter of 1996. The economy remained strong throughout the summer as healthy employment growth sent the national unemployment rate to a six-year low of 5.1%. However, this trend appeared to reverse itself in the third quarter as economic growth slowed to a more sedate 2.2% annual pace. Some recent economic data seem to suggest that slowing could continue, but there has been enough conflicting evidence to cause considerable uncertainty about the rate of growth going forward.

    In spite of the second-quarter surge in growth, inflation remained tame during the period. For the twelve months ended October 31, inflation (as measured by the consumer price index) rose at a 3.0% annualized rate. In light of this lack of inflationary pressure, the Fed held short-term interest rates steady from February through October.

U.S. Municipal Bond Market

    Although U.S. bonds finished the fiscal year ended October 31, 1996, in the midst of a rally, the overall period was not always a pleasant one for investors. After ending 1995 with bullish optimism, market expectations turned bearish during the first quarter of 1996 because of an unexpected economic growth surge that ignited inflation fears and caused the bond market to sell off. As a result, the yield curve--a graphic representation of the relationship between bond maturities and returns--rose from February to April (see the graph below).

    While  municipal  bond  (muni)  prices  headed  lower,  Treasury  securities
(Treasurys) fell further; as a result, munis significantly outperformed Treasurys during the first ten months of 1996. Much of the strong performance of munis early in 1996 can be attributed to the dissipation of flat-tax fears, which had a negative effect on munis in 1995 and caused them to be inexpensively priced compared to Treasurys. As the Dole/ Kemp ticket with its flat-tax platform lost steam during the months preceding the election, concern over tax reform disappeared.

    Once it became official that the balance of power between the Democratic White House and deficit-wary Republican Congress would continue, optimism grew that the status-quo election results would allow bond investors to continue enjoying favorable returns. In addition, historically low levels of muni issuance that supported bond prices in 1995 continued to work in munis' favor during 1996. These bond-friendly factors, combined with subdued inflation levels, fueled a strong rally that sent muni yields sharply lower from October through early November.

[line graph - data below]

Municipal Yield Curve

Years             11/1/95           4/30/96          10/31/96
1                 3.630%            3.640%           3.650%
2                 3.830             3.980            3.950
3                 3.980             4.190            4.150
4                 4.100             4.340            4.300
5                 4.200             4.490            4.400
6                 4.300             4.600            4.500
7                 4.400             4.710            4.600
8                 4.500             4.810            4.700
9                 4.600             4.910            4.800
10                4.700             5.010            4.900
11                4.806             5.104            4.984
12                4.912             5.198            5.068
13                5.018             5.292            5.152
14                5.124             5.386            5.236
15                5.230             5.480            5.320
16                5.276             5.518            5.352
17                5.322             5.556            5.384
18                5.368             5.594            5.416
19                5.414             5.632            5.448
20                5.460             5.670            5.480
21                5.476             5.678            5.488
22                5.492             5.686            5.496
23                5.508             5.694            5.504
24                5.524             5.702            5.512
25                5.540             5.710            5.520
26                5.544             5.714            5.524
27                5.548             5.718            5.528
28                5.552             5.722            5.532
29                5.556             5.726            5.536
30                5.560             5.730            5.540

                                       3


CREDIT REVIEW AND ANALYSIS

    The favorable national economic trends outlined in the Period Overview on page 3 led to further improvements in municipal credit quality. Credit upgrades outpaced downgrades by more than a 4-to-1 ratio during the first three quarters of 1996. This contrasted sharply with the start of 1995, when credit downgrades were predominant.

    Regionally, the Rocky Mountain and Southwest states continued to display the strongest economic growth in the nation, and this strength has now extended to the West Coast (see the accompanying map). California's economy in particular is growing at a faster rate than the nation as a whole, having fully recovered from its economic downturn in the early 1990s. Florida and the Southeastern portions of the country are also showing strong growth, while growth is relatively steady in the Midwest. Overall, the Northeast and Great Lakes regions are the only lagging areas, though they have seen improving economic conditions in 1996.

Credit Quality Trends
[map of the United States]

    General obligation bonds have benefited from the stronger economic environment that has fueled increased tax revenues. However, federal welfare reform enacted in the third-quarter of 1996 may pose longer-term credit concerns for both state and local governments. Among other specific sectors, health care issues continued to suffer credit pressures due to a widespread trend toward managed care. Public power issues in specific regions also experienced competitive pressures stemming from the partial deregulation of the electric utilities industry. We will continue to monitor these and other credit issues as they develop.

    It is important to note that this type of sector analysis provides only a glimpse of broader trends within the municipal marketplace. While such analysis remains an important element in municipal research, growing market complexity and issue disparities point to a continuing need for thorough case-by-case analysis.

                                       4
                                                                October 31, 1996
--------------------------------------------------------------------------------
TAX-EXEMPT SHORT-TERM

--------------------------------------------------------------------------------
Management Q & A

   An interview with Joel Silva, a municipal portfolio manager on the Tax-Exempt Bond funds management team.

Q:   How did the fund perform?

A: The fund managed a strong performance in comparison with its peers. For the fiscal year ended October 31, 1996, the fund's total return was 4.26%, compared with the 3.95% average return of the 30 "Short Municipal Debt Funds" tracked by Lipper Analytical Services.

Q:   Why and how did you change the fund's position over the fiscal year?

A: During late 1995 and early 1996, the fund was positioned more aggressively than many of its peers, with the fund's portfolio holdings more heavily weighted toward the long and short ends of the fund's bond-maturity spectrum. This positioning allowed the fund to benefit from the bond rally that lasted into the first quarter of 1996. After the end of the first quarter, we began to shorten the fund's average maturity as evidence of a strengthening economy caused the market to sell off. By the end of April, the average maturity was down to 2.4 years, and it remained close to that mark through the end of the period. While shortening the fund's average maturity, we took the opportunity to sell some discount bonds (bonds that are trading at less than face value) and used the proceeds to purchase premium

                                      QUICK
                                      FUND
                                      FACTS


--------------------------------------------------------------------------------
                                   TAX-EXEMPT
                                   SHORT-TERM
--------------------------------------------------------------------------------


                                    Strategy:
                                Tax-exempt income
                             with limited principal
                                 fluctuations.


                                 Inception date:
                                  March 1, 1993


                                      Size:
                                  $49.8 million
                            (as of October 31, 1996)

--------------------------------------------------------------------------------
Average Annual Total Returns
(as of October 31, 1996)
                  Tax-Exempt    Merrill Lynch Muni
                  Short-Term     (0-3 Year) Index
6 Months+             2.38%            2.24%
1 Year                4.26%            4.17%
Inception             4.23%            4.11%
(3/1/93 to 10/31/96)
+Cumulative total return

--------------------------------------------------------------------------------
Asset Allocation (as of October 31, 1996)

[pie chart]

General Obligation Bonds 36%
Electric Revenue 17%
Lease/Certificate of Participation 13%
Housing Revenue 5%
Higher Education 4%
Industrial Development Revenue 3%
Water and Sewer Revenue 3%
Other Tax-Exempt Securities 19%

                          Percent of fund investments.

[mountain graph - data below]
--------------------------------------------------------------------------------
$10,000 Over Life of Fund

Value on 10/31/96:
------------------

$11,640 Tax-Exempt Short-Term

$11,593 Merrill Lynch Muni (0-3 Year) Index

$11,060 Consumer Price Index*

$10,000
investment
made on 3/1/93
(Inception date)

       Tax-Exempt Short-Term Merrill Lynch Muni (0-3 Year) Consumer Price Index
3/1/93 $10000                $10000                        $10000
Mar-93  10014                 9993                          10035
Jun-93  10132                 10112                         10091
Sep-93  10227                 10151                         10140
Dec-93  10336                 10323                         10188
Mar-94  10322                 10320                         10286
Jun-94  10426                 10397                         10342
Sep-94  10524                 10500                         10440
Dec-94  10592                 10459                         10461
Mar-95  10791                 10694                         10580
Jun-95  10965                 10905                         10657
Sep-95  11111                 11065                         10706
Dec-95  11307                 11214                         10728
Mar-96  11365                 11326                         10881
Jun-96  11436                 11404                         10951
Sep-96  11565                 11536                         11027
Oct-96  11640                 11593                         11060


Past performance does not guarantee future results. Investment return and principal value will fluctuate, and redemption value may be more or less than original cost. The line representing the fund's total return includes operating expenses (such as transaction costs and management fees) that reduce returns, while the Merrill Lynch Muni Index's total return line does not.

*Source: Lipper Analytical Services, Inc.

                                       5

--------------------------------------------------------------------------------
TAX-EXEMPT SHORT-TERM

     bonds(bonds trading above face value). We also distributed the fund's portfolio holdings more evenly across the bond-maturity spectrum. This neutral posture allows us to more quickly adjust the fund if market conditions suddenly shift.

Q: As of March 1, 1997, the fund's name will change to the "Tax-Exempt Limited-Term Fund." Why the change?

A: According to Securities and Exchange Commission (SEC) guidelines, a "short-term" fund cannot extend its average maturity beyond three years. To improve the fund's performance when market conditions are favorable, we want the flexibility to extend the fund's maturity up to five years and vary the fund's portfolio structure to a greater degree. The name change will allow us to take advantage of an area in the bond market that we feel has stronger growth potential than the one- to three-year maturity sector.

Q:   Will this result in any significant change in the fund's performance?

A: Yes. We are hopeful that the change will allow us to provide stronger risk-adjusted returns in the long run. Changing to a "limited-term" fund will allow us to extend the fund's average maturity and duration when appropriate. As a result, we will be able to do more value-added trading in an attempt to improve the fund's performance. However, the longer average maturity will increase the fund's share-price volatility. While the longer average maturity will benefit shareholders when interest rates are falling, it will have the opposite effect when interest rates are rising.

Q:   What is the outlook for munis going forward?

A: Currently, slowing economic growth is benefiting all fixed-income securities, but the holiday shopping season could have a significant impact upon the inflation outlook. With consumer confidence at such high levels and with the steady increase in consumer income this year, a strong turnout during the holiday season could awaken the prospects for inflation. As a result, the outlook for bonds in general is rather uncertain. However, in the muni market we expect supply and demand factors to continue working in munis' favor for the near future. The historically low muni issuance was a major factor helping to support prices during the past year.

Q: Given this situation, what are your plans for the fund over the next six months?

A: We will likely maintain the fund's neutral posture, lengthening or shortening the fund's average maturity and duration in a narrow range around this stance when appropriate. If the economic outlook does change dramatically, we believe the fund is positioned to respond appropriately. In addition, we will continue to utilize our strong credit research team to search out securities with undervalued credit ratings that we believe have the potential to appreciate in value.

Quality Diversification (as of October 31, 1996)
--------------------------------------------------------------------------------

        (Moody's ratings)% of fund investments
               AAA                45%
               AA                 20%
                A                 19%
               BBB                16%
                                ------
                                 100%
                                ======

Weighted Average Maturity (as of October 31, 1996)
--------------------------------------------------------------------------------

              Years               2.3

Weighted average maturity indicates the average time until the principal on the fund's bond portfolio is expected to be repaid, weighted by dollar amount.

Duration (as of October 31, 1996)
--------------------------------------------------------------------------------

              Years               2.1

Duration is a measure of the sensitivity of a portfolio to changes in interest rates. As the duration of a fund increases, the impact of a change in interest rates on the value of its portfolio also increases.

        Tax-Exempt Short-Term schedule of investments begins on page 11.

                                       6

                                                                October 31, 1996
--------------------------------------------------------------------------------
TAX-EXEMPT INTERMEDIATE-TERM

--------------------------------------------------------------------------------

Management Q & A

   An interview with Joel Silva, a municipal portfolio manager on the Tax-Exempt Bond funds management team.

Q:   How did the fund perform?

A: The fund managed a strong performance in comparison with its peers. For the fiscal year ended October 31, 1996, the fund's total return was 4.47%, compared with the 4.34% average return of the 134 "Intermediate Municipal Debt Funds" tracked by Lipper Analytical Services.

Q:   Why did the fund perform well against its peers?

A: One contributing factor was the fund's large contingent of premium noncallable bonds. (Premium bonds trade at prices above face value.) Noncallable bonds cannot be repurchased prior to maturity by the issuer and replaced with lower-yielding securities if interest rates decline. Despite the market's gyrations, these premium noncallable bonds performed even better than expected, and we sold many of them near the end of the period at a substantial profit. In addition, our strong credit research staff made many accurate assessments of specific credit situations throughout the U.S. The credit team's diligent work led to the purchase of many undervalued securities that subsequently appreciated in value.


                                      QUICK
                                      FUND
                                      FACTS


--------------------------------------------------------------------------------
                                   TAX-EXEMPT
                                INTERMEDIATE-TERM
--------------------------------------------------------------------------------


                                    Strategy:
                               High level of tax-
                                 exempt income.


                                 Inception date:
                                  March 2, 1987


                                      Size:
                                  $80.6 million
                            (as of October 31, 1996)

--------------------------------------------------------------------------------
Average Annual Total Returns
(as of October 31, 1996)
                 Tax-Exempt      Lehman 5-Year Gen.
              Intermediate-Term   Obligation Index
6 Months+           3.30%               3.17%
1 Year              4.47%               4.81%
5 Years             6.09%               6.35%
Inception           5.94%               6.37%
(3/2/87 to 10/31/96)
+Cumulative total return

[pie chart]
--------------------------------------------------------------------------------
Asset Allocation (as of October 31, 1996)

Hospital Revenue 18%
General Obligation Bonds 14%
Water and Sewer Revenue 11%
Electric Revenue 9%
Higher Education 7%
Lease/Certificate of Participation 4%
Transportation Revenue 4%
Housing Revenue 3%
Other Tax-Exempt Securities 30%

                          Percent of fund investments.

[mountain graph - data below]
--------------------------------------------------------------------------------
$10,000 Over Life of Fund

Value on 10/31/96:

$17,465 Tax-Exempt Intermediate-Term
$18,167 Lehman 5-Year General Obligation Index
$14,179 Consumer Price Index*

$10,000
investment
made on 3/2/87
(Inception date)


         Tax-Exempt                Lehman 5-Year            Consumer Price Index
         Intermediate-Term         General Obligation
3/2/87  $10000                    $10000                   $10000
Mar-87   9958                      9943                     10045
Jun-87   9856                      9852                     10171
Sep-87   9720                      9649                     10299
Dec-87   10036                     10017                    10338
Mar-88   10235                     10328                    10436
Jun-88   10402                     10371                    10571
Sep-88   10521                     10489                    10732
Dec-88   10640                     10553                    10795
Mar-89   10630                     10524                    10956
Jun-89   10964                     11018                    11117
Sep-89   11070                     11141                    11198
Dec-89   11349                     11474                    11296
Mar-90   11394                     11529                    11529
Jun-90   11575                     11787                    11636
Sep-90   11700                     11912                    11888
Dec-90   12062                     12307                    11986
Mar-91   12316                     12572                    12094
Jun-91   12505                     12792                    12184
Sep-91   12885                     13246                    12291
Dec-91   13275                     13690                    12353
Mar-92   13348                     13679                    12479
Jun-92   13720                     14124                    12561
Sep-92   13976                     14475                    12659
Dec-92   14228                     14705                    12712
Mar-93   14581                     15079                    12864
Jun-93   14925                     15435                    12936
Sep-93   15305                     15768                    12998
Dec-93   15518                     15962                    13061
Mar-94   14969                     15459                    13186
Jun-94   15142                     15667                    13257
Sep-94   15262                     15793                    13383
Dec-94   15198                     15741                    13410
Mar-95   15832                     16380                    13563
Jun-95   16194                     16798                    13662
Sep-95   16575                     17257                    13725
Dec-95   17011                     17572                    13752
Mar-96   16927                     17629                    13949
Jun-96   16976                     17705                    14038
Sep-96   17280                     17993                    14136
Oct-96   17465                     18167                    14179



Past performance does not guarantee future results. Investment return and principal value will fluctuate, and redemption value may be more or less than original cost. The line representing the fund's total return includes operating expenses (such as transaction costs and management fees) that reduce returns, while the Lehman 5-Year General Obligation Index's total return line does not.

*Source: Lipper Analytical Services, Inc.

                                       7

--------------------------------------------------------------------------------
TAX-EXEMPT INTERMEDIATE-TERM

Q:   Why and how did you change the fund's position over the fiscal year?

A: During late 1995 and early 1996, the fund was positioned more aggressively than many of its peers, with its portfolio holdings more heavily weighted toward the long and short ends of the fund's bond-maturity spectrum. This positioning allowed the fund to benefit from the bond rally that lasted into the first quarter of 1996. After the end of the first quarter, we began to shorten the fund's average maturity as evidence of a strengthening economy caused the market to sell off. By the end of April, the average maturity was down to 7.3 years, and it remained close to that mark through the end of the period. While shortening the fund's average maturity, we took the opportunity to sell some longer discount bonds (bonds trading at less than face value) and used the proceeds to purchase premium noncallable bonds. We also distributed the fund's portfolio holdings more evenly across the bond-maturity spectrum. This neutral posture allows us to more quickly adjust the fund if market conditions suddenly shift.

Q: You significantly decreased your holdings of California munis while increasing your holdings of New York munis. Why?

A: In late 1995, we purchased some California munis at very attractive prices. As California's economy continued to improve throughout the period, the securities appreciated in value. In the third quarter of 1996, New York issued a larger-than-normal amount of munis at very attractive prices. To take advantage of this situation, we sold many of the California munis at a profit and used the proceeds to purchase some of the New York munis.

Q:   What is the outlook for munis going forward?

A: Currently, slowing U.S. economic growth is benefiting all fixed-income securities, but the holiday shopping season could have a significant impact upon the inflation outlook. With consumer confidence at such high levels and the steady increase in consumer income this year, a strong turnout during the holiday season could increase the prospects for inflation. As a result, the outlook for bonds in general is rather uncertain. However, in the muni market we expect supply and demand factors to continue working in munis' favor for the near future.

Q: Given this situation, what are your plans for the Fund over the next six months?

A: We will likely maintain the fund's neutral posture, lengthening or shortening the fund's average maturity and duration in a narrow range around this stance when appropriate. If the economic outlook does change dramatically, we believe the fund is positioned to respond appropriately. In addition, we will continue to utilize our strong credit research team to search out securities with undervalued credit ratings that we believe have the potential to appreciate in value.

Quality Diversification (as of October 31, 1996)
--------------------------------------------------------------------------------

        (Moody's ratings)% of fund investments
               AAA                75%
               AA                  9%
                A                 11%
               BBB                 5%
                                ------
                                 100%
                                ======

Weighted Average Maturity (as of October 31, 1996)
--------------------------------------------------------------------------------
              Years               7.1

Weighted average maturity indicates the average time until the principal on the fund's bond portfolio is expected to be repaid, weighted by dollar amount.

Duration (as of October 31, 1996)
--------------------------------------------------------------------------------
              Years               5.3

Duration is a measure of the sensitivity of a portfolio to changes in interest rates. As the duration of a fund increases, the impact of a change in interest rates on the value of its portfolio also increases.

    Tax-Exempt Intermediate-Term schedule of investments begins on page 13.

                                       8

                                                                October 31, 1996
--------------------------------------------------------------------------------
TAX-EXEMPT LONG-TERM

--------------------------------------------------------------------------------
Management Q & A


   An interview with Dave MacEwen, vice president and a senior municipal portfolio manager on the Tax-Exempt Bond funds management team.

Q:   How did the fund perform?

A: The fund managed a strong performance in comparison with its peers. For the fiscal year ended October 31, 1996, the fund's total return was 5.60%, compared to the 5.11% average return of the 228 "General Municipal Debt Funds" tracked by Lipper Analytical Services.

Q:   Why did the fund perform well against its peers?

A: One contributing factor was the fund's large contingent of premium noncallable bonds. (Premium bonds trade at prices above face value.) Noncallable bonds cannot be repurchased prior to maturity by the issuer and replaced with lower-yielding securities if interest rates decline. Despite the market's gyrations, these premium noncallable bonds performed even better than expected, and we sold many of them near the end of the period at a substantial profit. In addition, our strong credit research staff made many accurate assessments of specific credit situations throughout the U.S. The credit team's diligent work led to the purchase of many undervalued securities that subsequently appreciated in value.

                                      QUICK
                                      FUND
                                      FACTS

--------------------------------------------------------------------------------
                                   TAX-EXEMPT
                                    LONG-TERM
--------------------------------------------------------------------------------

                                    Strategy:
                               High level of tax-
                                 exempt income.


                                 Inception date:
                                  March 2, 1987


                                      Size:
                                  $60.8 million
                            (as of October 31, 1996)

--------------------------------------------------------------------------------
Average Annual Total Returns
(as of October 31, 1996)
                 Tax-Exempt          Lehman Muni
                  Long-Term          Bond Index
6 Months+           5.39%               4.54%
1 Year              5.60%               5.70%
5 Years             7.19%               7.50%
Inception           7.13%               7.53%
(3/2/87 to 10/31/96)
+Cumulative total return

[pie chart]
--------------------------------------------------------------------------------
Asset Allocation (as of October 31, 1996)

General Obligation Bonds 18%
Electric Revenue 16%
Water and Sewer Revenue 14%
Lease/Certificate of Participation 8%
Higher Education 5%
Industrial Development Revenue 5%
Hospital Revenue 3%
Prerefunded Bonds 3%
Other Tax-Exempt Securities 28%

                          Percent of fund investments.

[mountain graph - data below]
--------------------------------------------------------------------------------
$10,000 Over Life of Fund

Value on 10/31/96:

$19,455 Tax-Exempt Long-Term
$20,181 Lehman Muni Bond Index
$14,179 Consumer Price Index*

$10,000
investment
made on 3/2/87
(Inception date)



          Tax-Exempt Long-Term     Lehman Muni Bond       Consumer Price Index
3/2/87   $10000                   $10000                 $10000
Mar-87    9962                     9894                   10045
Jun-87    9562                     9625                   10171
Sep-87    9179                     9385                   10299
Dec-87    9852                     9805                   10338
Mar-88    10094                    10142                  10436
Jun-88    10289                    10339                  10571
Sep-88    10572                    10604                  10732
Dec-88    10872                    10802                  10795
Mar-89    10919                    10873                  10956
Jun-89    11570                    11517                  11117
Sep-89    11470                    11525                  11198
Dec-89    11910                    11967                  11296
Mar-90    11821                    12021                  11529
Jun-90    12124                    12302                  11636
Sep-90    12017                    12310                  11888
Dec-90    12644                    12840                  11986
Mar-91    12838                    13131                  12094
Jun-91    13054                    13412                  12184
Sep-91    13594                    13933                  12291
Dec-91    14163                    14400                  12353
Mar-92    14175                    14443                  12479
Jun-92    14713                    14991                  12561
Sep-92    15080                    15389                  12659
Dec-92    15240                    15670                  12712
Mar-93    15786                    16251                  12864
Jun-93    16282                    16782                  12936
Sep-93    16863                    17349                  12998
Dec-93    17092                    17592                  13061
Mar-94    16159                    16627                  13186
Jun-94    16267                    16809                  13257
Sep-94    16368                    16925                  13383
Dec-94    16137                    16683                  13410
Mar-95    17215                    17863                  13563
Jun-95    17577                    18293                  13662
Sep-95    18065                    18818                  13725
Dec-95    19122                    19596                  13752
Mar-96    18596                    19360                  13949
Jun-96    18673                    19508                  14038
Sep-96    19223                    19954                  14136
Oct-96    19455                    20181                  14179

Past performance does not guarantee future results. Investment return and principal value will fluctuate, and redemption value may be more or less than original cost. The line representing the fund's total return includes operating expenses (such as transaction costs and management fees) that reduce returns, while the Lehman Muni Bond Index's total return line does not.

*Source: Lipper Analytical Services, Inc.

                                       9

--------------------------------------------------------------------------------
TAX-EXEMPT LONG-TERM

Q:   Why and how did you change the fund's position over the fiscal year?

A: During late 1995 and early 1996, the fund's duration was positioned more aggressively than many of its peers, and its portfolio holdings were more heavily weighted toward the long and short ends of the fund's bond-maturity spectrum. This positioning allowed the fund to benefit from the bond rally that lasted into the first quarter of 1996. After the end of the first quarter, we began to shorten the fund's duration as evidence of a strengthening economy caused the market to sell off. By the end of April, the duration was down to 8.2 years, and it remained close to that mark through the end of the period. While shortening the fund's duration, we took the opportunity to sell some long discount bonds (bonds that are selling at less than face value) and used the proceeds to purchase premium noncallable bonds. We also distributed the fund's portfolio holdings more evenly across the bond-maturity spectrum. This neutral posture allows us to more quickly adjust the fund if market conditions suddenly shift.

Q: You significantly decreased your holdings of California munis while increasing your holdings of New York munis. Why?

A: In late 1995, we purchased some California munis at very attractive prices. As California's economy continued to improve throughout the period, the securities appreciated in value. In the third quarter of 1996, New York issued a larger-than-normal amount of munis at very attractive prices. To take advantage of this situation, we sold many of the California munis at a profit and used the proceeds to purchase some of the New York munis.

Q:   What is the outlook for munis going forward?

A: Currently, slowing U.S. economic growth is benefiting all fixed-income securities, but the holiday shopping season could have a significant impact upon the inflation outlook. As a result, the outlook for bonds in general is rather uncertain despite the recent rally in interest rates. On a positive note, we expect supply and demand factors to continue working in munis' favor for the near future.

Q:   What are your plans for the fund over the next six months?

A: We will likely maintain the fund's neutral posture, lengthening or shortening the fund's duration in a narrow range around this stance when appropriate. If the economic outlook does change dramatically, we believe the fund is positioned to respond appropriately. In addition, we will continue to utilize our strong credit research team to search out securities with undervalued credit ratings that we believe have the potential to appreciate in value.


Quality Diversification (as of October 31, 1996)
--------------------------------------------------------------------------------

        (Moody's ratings)% of fund investments
               AAA                 54%
               AA                  24%
                A                  12%
               BBB                 10%
                                ------
                                  100%
                                ======

Weighted Average Maturity (as of October 31, 1996)
--------------------------------------------------------------------------------

              Years              17.8

Weighted average maturity indicates the average time until the principal on the fund's bond portfolio is expected to be repaid, weighted by dollar amount.

Duration (as of October 31, 1996)
--------------------------------------------------------------------------------

              Years               8.3

Duration is a measure of the sensitivity of a portfolio to changes in interest rates. As the duration of a fund increases, the impact of a change in interest rates on the value of its portfolio also increases.

        Tax-Exempt Long-Term schedule of investments begins on page 16.


                                  APPENDIX III
                STANDARDIZED FUNDAMENTAL INVESTMENT RESTRICTIONS

         Each Acquiring Fund's shareholders (other than the Limited-Term Tax-Free Fund) is currently considering a proposal to modify its fundamental investment restrictions to those set forth in the following table in order to make them consistent with the other funds within the American Century family of funds. These fundamental investment restrictions cannot be changed without the approval a fund's shareholders. The Limited-Term Tax-Free Fund was established with the following fundamental investment restrictions already in place. Accordingly, no shareholder vote is needed to amend that fund's fundamental investment restrictions.

STANDARDIZED FUNDAMENTAL INVESTMENT RESTRICTIONS
-------------------------- ----------------------------------------------------
CATEGORY                   PROPOSED LIMITATION
-------------------------- ----------------------------------------------------
SENIOR SECURITIES          The funds shall not issue senior securities, except
                           as permitted under the Investment Company Act
                           of 1940.
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
BORROWING                  The funds shall not borrow money, except that a fund
                           may borrow money for temporary or emergency purposes
                           (not for leveraging or investment) in an amount not
                           exceeding 33-1/3% of the fund's total assets
                           (including the amount borrowed) less liabilities
                           (other than borrowings).
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
LENDING                    The funds shall not lend any security or make any
                           other loan if, as a result, more than 33-1/3% of a
                           fund's total assets would be lent to other parties,
                           except, (i) through the purchase of debt securities
                           in accordance with its investment objective, policies
                           and limitations, or (ii) by engaging in repurchase
                           agreements with respect to portfolio securities.
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
REAL ESTATE                The funds shall not purchase or sell real estate
                           unless acquired as a result of ownership of
                           securities or other instruments.  This policy shall
                           not prevent a fund from investment in
                           securities or other instruments backed by real estate
                           or securities of companies that deal in real estate
                           or are engaged in the real estate business.
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
CONCENTRATION              The funds shall not concentrate their investments in
                           securities of issuers in a particular industry
                           (other than securities issued or guaranteed by the
                           U.S. government or any of its agencies or
                           instrumentalities).
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
UNDERWRITING               The funds shall not act as an underwriter of
                           securities issued by others, except to the extent
                           that a fund may be considered an underwriter within
                           the meaning of the Securities Act of 1933 in the
                           disposition of restricted securities.
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
COMMODITIES                The funds shall not purchase or sell physical
                           commodities unless acquired as a result of ownership
                           of securities or other instruments; provided that
                           this limitation shall not prohibit a fund from
                           purchasing or selling options and futures contracts
                           or from investing in securities or other instruments
                           backed by physical commodities.
-------------------------- ----------------------------------------------------
-------------------------- ----------------------------------------------------
INVESTING FOR CONTROL      The funds shall not invest for purposes of exercising
                           control over management.
-------------------------- ----------------------------------------------------

                                   APPENDIX IV
                   CURRENT FUNDAMENTAL INVESTMENT RESTRICTIONS

         The existing fundamental investment restrictions for each of the Acquired Funds (other than the Limited-Term Tax-Free Fund) is set forth in the table below. In the event that the shareholders of an Acquiring Fund do not approve the limitations set forth in Appendix III, the limitations set forth below will remain as fundamental investment restrictions for that fund.

CURRENT FUNDAMENTAL INVESTMENT RESTRICTIONS
------------------- ---------------------------------- ------------------------------------ -----------------------------------
                                                                                             INTERMEDIATE-TERM TAX-FREE FUND
                                                         INTERMEDIATE-TERM TREASURY FUND       AND LONG-TERM TAX-FREE FUND
     CATEGORY                   ARM FUND
------------------- ---------------------------------- ------------------------------------ -----------------------------------
SENIOR SECURITIES   Issue or sell any class of         Issue or sell any class of senior    Issue or sell any class of senior
                    senior security as defined in      security, except to the extent       security as defined in the
                    the Investment Company Act of      that notes evidencing temporary      Investment Company Act of 1940
                    1940 except to the extent that     borrowing might be deemed such.      except to the extent that
                    notes evidencing temporary                                              transactions in options, futures,
                    borrowings or the purchase of                                           options on futures, other
                    securities on a when-issued or                                          interest rate hedging
                    delayed-delivery basis might be                                         instruments, notes evidencing
                    deemed such.                                                            temporary borrowings, or the
                                                                                            purchase of securities on a
                                                                                            when-issued or delayed-delivery
                                                                                            basis might be deemed such.
------------------- ---------------------------------- ------------------------------------ -----------------------------------
------------------- ---------------------------------- ------------------------------------ -----------------------------------
BORROWING           Borrow money in excess of 331/3%   Borrow money except from a bank as   Borrow money in excess of 331/3%
                    of the market value of its total   a temporary measure to satisfy       of the market value of its total
                    assets, and then only from a       redemption requests, or for          assets, and then only  from a
                    bank and as a temporary measure    extraordinary or emergency           bank and as a temporary measure
                    to satisfy redemption requests     purposes and then only in an         to satisfy redemption requests
                    or for extraordinary or            amount not exceeding 331/3% of the   for extraordinary or emergency
                    emergency purposes, and provided   market value of the fund's total     purposes, and provided that
                    that immediately after any such    assets, so that immediately after    immediately after any such
                    borrowing there is an asset        any such borrowing there is an       borrowing there is an asset
                    coverage of at least 300 per       asset coverage of at least 300 per   coverage of at least 300 per
                    centum for all such borrowings.    centum for all such borrowings.      centum for all such borrowings.
                    To secure any such borrowing,      To secure any such borrowing, the    To secure any such borrowing, the
                    the fund may pledge or             fund may not pledge or hypothecate   fund may not mortgage, pledge, or
                    hypothecate not in excess of       in excess of 331/3% of the value     hypothecate in excess of 331/3%
                    331/3% of the value of its total   of its total assets.  The fund       of the value of its total
                    assets.  The fund will not         will not purchase any security       assets.  The fund will not
                    purchase any security while        while borrowings representing more   purchase any security while
                    borrowings representing more       than 5% of its total assets are      borrowings representing more than
                    than 5% of its total assets are    outstanding.                         5% of its total assets are
                    outstanding.                                                            outstanding.
------------------- ---------------------------------- ------------------------------------ -----------------------------------
------------------- ---------------------------------- ------------------------------------ -----------------------------------
LENDING             Make loans to others, except for   Lend money other than through the    The funds shall not lend any
                    the lending of portfolio           purchase of debt securities in       security or make any other loan
                    securities pursuant to             accordance with its investment       if, as a result, more than
                    guidelines established by the      policy (this restriction does not    33-1/3% of a fund's total assets
                    Board of Trustees or for the       apply to repurchase agreements).     would be lent to other parties,
                    purchase of debt securities in                                          except, (i) through the purchase
                    accordance with the fund's                                              of debt securities in accordance
                    investment objective and                                                with its investment objective,
                    policies.                                                               policies and limitations, or (ii)
                                                                                            by engaging in repurchase
                                                                                            agreements with respect to
                                                                                            portfolio securities.
------------------- ---------------------------------- ------------------------------------ -----------------------------------
------------------- ---------------------------------- ------------------------------------ ------------------------------------
UNDERWRITING        Act as an underwriter of            N/A                                 The funds shall not act as an
                    securities issued by others.                                            underwriter of securities issued
                                                                                            by others, except to the extent that a
                                                                                            fund may be considered an underwriter
                                                                                            within the meanin of the Securities
                                                                                            Act of 1933 in the disposition of
                                                                                            restricted securities.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
REAL ESTATE AND   Purchase, sell, or invest in real   Purchase or sell real estate,         Purchase, sell, or invest in real
COMMODITIES       estate, commodities, commodity      commodities, or commodity             estate, commodities, commodity
                  contracts, foreign exchange, or     contracts, or buy and sell foreign    contracts, foreign exchange, or
                  interest in oil, gas, or other      exchange.                             interests in oil, gas, or other
                  mineral exploration or                                                    mineral exploration or development
                  development programs, provided                                            programs, provided that this
                  that this limitation shall not                                            limitation shall not prohibit the
                  prohibit the purchase of U.S.                                             purchase of municipal securities
                  government securities and other                                           and other debt securities secured
                  debt securities secured by real                                           by real estate or interests
                  estate or interests therein.                                              therein, and shall no prohibit the
                                                                                            fund from purchasing, selling, or
                                                                                            entering into options on securities or
                                                                                            indexes of securities, futures
                                                                                            contracts, options on futures
                                                                                            contracts, or any other interest rate
                                                                                            hedging instrument, subject to the
                                                                                            fund's compliance with applicable
                                                                                            provisions of the federal securities or
                                                                                            commodities laws.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
SHORT-SALES       Engage in any short-selling         Engage in any short-selling          Engage in any short-selling
                  operations                          operations.                          operations, except that the fund
                                                                                           may purchase, sell, or enter into short
                                                                                           positions in options on securities or
                                                                                           indexes of securities, futures contracts,
                                                                                           options on futures contracts, and any
                                                                                           other interest rate hedging instrument
                                                                                           as may be permitted under the federal
                                                                                           securities or commodities laws.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
EQUITY            Purchase any equity securities in   N/A                                  N/A
SECURITIES        any companies, including warrants
                  or bonds with warrants attached,
                  or any preferred stocks,
                  convertible bonds, or convertible
                  debentures.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
U.S. TREASURY     N/A                                 Purchase the securities of any       N/A
SECURITIES                                            issuer other than the U.S.
                                                      Treasury. This restriction
                                                      shall not apply to
                                                      repurchase agreements
                                                      consisting of U.S.
                                                      government securities or
                                                      to purchases by the fund
                                                      of shares of other
                                                      investment companies,
                                                      provided that not more
                                                      than 3% of such investment
                                                      company's outstanding
                                                      shares would be held by
                                                      the fund, not more that 5%
                                                      of the value of the fund's
                                                      assets would be invested
                                                      in shares of such company,
                                                      and not more than 10% of
                                                      the value of the fund's
                                                      assets would be invested
                                                      in shares of investment
                                                      companies in the
                                                      aggregate.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
OTHER             Acquire or retain the securities    See Limitation on "U.S. Treasury     Acquire or retain the securities
INVESTMENT        of any other investment company     Securities" above.                   of any other investment company,
COMPANIES         if, as a result, more than 3% of                                         except that the fund may, for
                  such investment company's                                                temporary purposes, purchase
                  outstanding shares would be held                                         shares of the American Century
                  by the fund, more than 5% of the                                         Money Market Fund, subject to such
                  value of the fund's assets would                                         restrictions as may be imposed by
                  be invested in shares of such                                            (i) the Investment Company Act of
                  investment company, or more that                                         1940 and rules thereunder or (ii)
                  10% of the value of the fund's                                           any state in which shares of the
                  assets would be invested in                                              fund are registered, and may
                  shares of investment companies in                                        acquire shares of any investment
                  the aggregate, or except in                                              company in connection with a
                  connection with a merger,                                                merger, consolidation,
                  consolidation, acquisition, or                                           acquisition, or reorganization.
                  reorganization.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
MARGIN            Engage in margin transactions or    Engage in margin transactions or     Engage in margin transactions,
TRANSACTIONS      in transactions involving puts,     in transactions involving puts,      except that it may purchase, sell,
                  calls, straddles, or spreads.       calls, straddles, or spreads.        or enter into positions in options
                                                                                           on securities or indexes of
                                                                                           securities, futures contracts,
                                                                                           options on futures contracts, and
                                                                                           other interest rate hedging
                                                                                           instruments, and may make margin
                                                                                           deposits in connection therewith,
                                                                                           and may purchase and hold
                                                                                           securities with rights to put
                                                                                           securities to the seller (standby
                                                                                           commitments) in accordance with
                                                                                           its investments techniques.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
RESTRICTED        Invest in securities that are not   Invest in portfolio securities       N/A
SECURITIES        readily marketable or the           that the fund may not be free to
                  disposition of which is             sell to the public without
                  restricted under federal            registration under the Securities
                  securities laws. (collectively,     Act of 1933 or the taking of
                  "illiquid securities") if, as a     similar actions under other
                  result, more than 10% of the        securities laws relating to the
                  fund's net assets would be          sale of securities.
                  invested in illiquid securities.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
FURTHER           N/A                                 Purchase securities for which the    N/A
LIABILITY                                             fund might be liable for further
                                                       payment or liability.
----------------- ----------------------------------- ------------------------------------ ------------------------------------
----------------- ----------------------------------- ------------------------------------ ------------------------------------
INVESTING FOR     Purchase or retain securities of    N/A                                  N/A
CONTROL           any issuer if, to the knowledge
                  of the Trust's management, those
                  officers and Trustees of the
                  Trust and of its investment advisor
                  who each own beneficially
                  more than 0.5% of the outstanding
                  securities of such issuer
                  together own beneficially more than
                  5% of such securities.
----------------- ----------------------------------- ------------------------------------ ------------------------------------

PART B

                       AMERICAN CENTURY MUTUAL FUNDS, INC.
                          American Century Investments
                                4500 Main Street
                                 P.O. Box 419200
                        Kansas City, Missouri 64141-6200
                                 1-800-345-2021

                    AMERICAN CENTURY GOVERNMENT INCOME TRUST
                        AMERICAN CENTURY MUNICIPAL TRUST
                          American Century Investments
                                4500 Main Street
                                 P.O. Box 419200
                        Kansas City, Missouri 64141-6200
                                 1-800-345-2021

                       Statement of Additional Information

   1997 Special Meeting of Shareholders of American Century Mutual Funds, Inc.

         This Statement of Additional Information is not a prospectus but should be read in conjunction with the Combined Proxy Statement/Prospectus dated __________, 1997 for the Special Meeting of Shareholders to be held on July 30, 1997. Copies of the Combined Proxy Statement/Prospectus may be obtained at no charge by calling American Century Mutual Funds, Inc. at 1-800-345-2021.

         Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the same meanings as are given to them in the Combined Proxy Statement/Prospectus.

         Further information about the Acquiring Funds is contained in and incorporated by reference to their Statements of Additional Information dated _________, 1997, copies of which are incorporated herein by reference. The audited financial statements and related independent accountant's report for the Acquiring Funds contained in the Annual Reports dated March 31, 1996 with respect to the Adjustable Rate Government Securities Fund and Intermediate-Term Treasury Fund and May 31, 1996 with respect to the Intermediate-Term Tax-Free Fund and Long-Term Tax-Free Fund are incorporated herein by reference. The Acquired Funds' respective Semi-Annual Reports dated September 30, 1996 and November 30, 1996 are also incorporated herein by reference. No other parts of the Annual Report are incorporated by reference herein.

         Further information about the Liquidating Funds is contained in and incorporated by reference to its Statements of Additional Information dated March 1, 1997. The audited financial statements and related independent accountant's report for the Liquidating Funds contained in their Annual Reports dated October 31, 1996 are incorporated herein be reference. No other parts of the Annual Report are incorporated by reference herein.

         The date of this Statement of Additional Information is _______, 1997.

                                TABLE OF CONTENTS

General Information...........................................................
Pro Forma Financial Statements................................................

GENERAL INFORMATION

         The Shareholders of the Acquiring Funds are being asked to approve or disapprove an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of _______, 1997 between the American Century Government Income Trust, American Century Municipal Trust, and American Century Mutual Funds, Inc. and the transactions contemplated thereby. The Reorganization Agreement contemplates the transfer of substantially all of the assets and liabilities of the Acquired Company's Liquidating Funds to the Acquiring Funds in exchange for full and fractional shares representing interests in such corresponding funds. The shares issued by the Acquiring Funds will have an aggregate net asset value equal to the aggregate net asset value of the shares of the Liquidating Funds that are outstanding immediately before the effective time of the Reorganization.

         Following the exchange, the Liquidating Funds will make a liquidating distribution of Acquiring Fund shares to shareholders. Each shareholder owning shares of the Liquidating Funds at the effective time of the reorganization will receive shares of the Acquiring Funds of equal value, plus the right to receive any unpaid dividends and distributions that were declared before the effective time of the reorganization on Liquidating Fund shares.

         The Special Meeting of Shareholders to consider the Reorganization Agreement and the related transactions will be held at 10:00 a.m. Central time on July 30, 1997 at American Century Towers I, 4500 Main Street, Kansas City, Missouri. For further information about the transaction, see the Combined Proxy Statement/Prospectus.

                         PRO FORMA FINANCIAL STATEMENTS

In accordance with Item 14(a)(2) of Form N-14, pro forma financial statements were not prepared for the proposed combination of the American Century - Benham Intermediate-Term Government Fund and the American Century - Benham Intermediate-Term Treasury Fund, since the net asset value of the American Century - Benham Intermediate-Term Government Fund (non-surviving fund) did not exceed ten percent of the net asset value of the American Century - Benham Intermediate-Term Treasury Fund (surviving fund) on March 10, 1997.

BENHAM SHORT-TERM GOVERNMENT FUND
BENHAM ADJUSTABLE RATE GOVERNMENT SECURITIES FUND
PRO FORMA COMBINING STATEMENT OF ASSETS AND LIABILITIES

                                                                                Benham
                                                                              Adjustable
                                                            Benham               Rate
October 31, 1996 (Unaudited)                              Short-Term          Government                                  Pro Forma
                                                          Government          Securities                                   Combined
                                                            Fund                 Fund           Adjustments                (Note 1)
                                                       ---------------($ in Thousands, Except Per-Share Amounts)-------------------
ASSETS
Investment securities,
     at value (identified
     cost of $345,317 and
     $255,853, respectively)                             $347,730              $256,362                                    $604,092
Cash                                                            -                   542             $(410) (b)                  132
Receivable for investments
     sold                                                       -                11,834                                      11,834
Interest receivable                                         3,822                 1,814                                       5,636
Prepaid expenses and other
     assets                                                     -                     4                (4) (c)                    -
                                                       ----------------------------------------------------------------------------
                                                          351,552               270,556              (414)                  621,694
                                                       ----------------------------------------------------------------------------
LIABILITIES
Disbursements in excess
     of demand deposit
     cash                                                   1,079                     -              (410) (b)                  669
Payable for investments
     purchased                                                  -                 9,958                                       9,958
Payable for capital
     shares redeemed                                          182                 1,942                                       2,124
Dividend payable                                              311                   240                                         551
Payable to affiliates                                           -                   115              (115) (c)                    -
Accrued management fee                                        208                     -               103  (c)                  311
Accrued expenses and
     other liabilities                                           -                    7                (7) (c)                    -
                                                      -----------------------------------------------------------------------------
                                                            1,780                12,262              (429)                   13,613
                                                      -----------------------------------------------------------------------------
Net Assets Applicable
     to Outstanding Shares                               $349,772              $258,294               $15                  $608,081
                                                      =============================================================================
CAPITAL SHARES (NOTE 3)
Outstanding                                                36,941                27,130               145 (a)                64,216
                                                      =============================================================================
Net Asset Value Per Share                                   $9.47                 $9.52                                       $9.47
                                                      =============================================================================
NET ASSETS CONSIST OF:
Capital paid in                                          $367,317              $327,056               $15 (c)              $694,388
Accumulated undistributed
     net realized gain
     (loss) from investment
     transactions                                         (19,958)              (69,271)                                    (89,229)
Net unrealized appreciation
     (depreciation) on
     investments                                            2,413                   509                                       2,922
                                                       ----------------------------------------------------------------------------
                                                         $349,772              $258,294                   $15              $608,081
                                                       ============================================================================

(a) Adjustment to reflect the issuance of Adjustable Rate Government Securities shares (at the Short-Term Government net asset value per share since this fund is the accounting survivor) in connection with the proposed reorganization.
(b) Adjustment to net bank overdraft of the Short-Term Government Fund with cash of the Adjustable Rate Government Securities Fund.
(c) Adjustment restates the funds' accrued management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity.

See Notes to Pro Forma Financial Statements

BENHAM SHORT-TERM GOVERNMENT FUND
BENHAM ADJUSTABLE RATE GOVERNMENT SECURITIES FUND
PRO FORMA COMBINING STATEMENT OF OPERATIONS

                                                                                 Benham
                                                                              Adjustable
                                                          Benham                 Rate
Year Ended October 31, 1996                             Short-Term            Government                                  Pro Forma
(Unaudited)                                             Government            Securities                                   Combined
                                                           Fund                  Fund           Adjustments              (Note 1)
                                                ---------------------------($ in Thousands)----------------------------------------
INVESTMENT INCOME
Income:
Interest                                                  $22,514               $17,834                                     $40,348
                                                -----------------------------------------------------------------------------------
Expenses:
Management fees                                             2,570                     -             1,389  (a)                3,959
Investment advisory fees                                        -                   805              (805) (a)                    -
Administrative fees                                             -                   372              (372) (a)                    -
Transfer agency fees                                            -                   266              (266) (a)                    -
Custodian fees                                                  -                   123              (123) (a)                    -
Printing and postage                                            -                    82               (82) (a)                    -
Registration and filing fees                                    -                    18               (18) (a)                    -
Directors' fees and expenses                                    4                    10               (10) (a)                    4
Auditing and legal fees                                         -                    24               (24) (a)                    -
Organizational expenses                                         -                     3                (3) (a)                    -
Other operating expenses                                        -                    57               (57) (a)                    -
                                                       ----------------------------------------------------------------------------
  Total expenses                                            2,574                 1,760              (371)                    3,963
Amount waived                                                   -                   (5)                 5  (a)                    -
Custodian earnings credits                                      -                  (78)                78  (a)                    -
                                                       ----------------------------------------------------------------------------
  Net expenses                                              2,574                1,677               (288)                    3,963
                                                       ----------------------------------------------------------------------------
Net investment income                                      19,940               16,157                288                    36,385
                                                       ----------------------------------------------------------------------------
REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS

Net realized gain (loss)                                     (339)                 363                                           24
Change in net unrealized
     appreciation (depreciation)                           (1,269)                 379                                         (890)

Net realized and unrealized gain
     (loss) on investments                                 (1,608)                 742                                         (866)
                                                       ----------------------------------------------------------------------------
Net Increase in Net Assets
Resulting from Operations                                 $18,332               $16,899                  $288               $35,519
                                                       ============================================================================
(a) Adjustment restates the funds' management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity and the expected savings when the two funds become one.

See Notes to Pro Forma Financial Statements

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                ($ in Thousands)
--------------------------------------------------
                      Adjustable        Pro Forma
Short-Term            Rate              Combined
Principal             Principal         Principal
Amount                Amount            Amount

U. S. TREASURY SECURITIES--27.3%
$23,100                -                $23,100               U.S. Treasury Notes, 5.75%, 9-30-97
 23,100                -                 23,100               U.S. Treasury Notes, 7.375%, 11-15-97
 12,800                -                 12,800               U.S. Treasury Notes, 5.375%, 11-30-97
 11,070                -                 11,070               U.S. Treasury Notes, 5.00%, 1-31-98
 11,080                -                 11,080               U.S. Treasury Notes, 7.25%, 2-15-98
 11,000                -                 11,000               U.S. Treasury Notes, 6.125%, 3-31-98
 12,000               $8,000             20,000               U.S. Treasury Notes, 5.875%, 10-31-98
 12,925                -                 12,925               U.S. Treasury Notes, 5.00%, 1-31-99
 18,600                -                 18,600               U.S. Treasury Notes, 5.00%, 2-15-99
 10,615                -                 10,615               U.S. Treasury Notes, 6.75%, 5-31-99
 4,670                 -                 4,670                U.S. Treasury Notes, 7.75%, 2-15-01
 -                     5,000             5,000                U.S. Treasury Notes, 7.00%, 7-15-06



U.S. GOVERNMENT AGENCY SECURITIES--15.0%
 44,500                -                 44,500               FHLB, 5.99%, 2-9-98
 6,000                 -                 6,000                FHLB, 6.25%, 3-9-98
 9,290                 -                 9,290                FHLMC, 5.19%, 1-20-99
 25,000                -                 25,000               FNMA, 6.01%, 10-9-98
 6,000                 -                 6,000                FNMA, 5.20%, 2-18-99



ADJUSTABLE RATE MORTGAGE SECURITIES(1)
 FHLMC--10.3%
 -                     3,857             3,857                FHLMC-ARM Pool #350053, 6.875%, due 5/1/17
 -                     247               247                  FHLMC-ARM Pool #635104, 7.656%, due 8/1/18
 -                     683               683                  FHLMC-ARM Pool #606095, 7.728%, due 11/1/18
 -                     1,720             1,720                FHLMC-ARM Pool #605775, 7.497%, due 4/1/19
 -                     2,072             2,072                FHLMC-ARM Pool #606116, 7.577%, due 9/1/19
 -                     3,316             3,316                FHLMC-ARM Pool #755188, 7.237%, due 9/1/20
 -                     480               480                  FHLMC-ARM Pool #390263, 6.375%, due 1/1/21
 -                     55                55                   FHLMC-ARM Pool #775473, 7.359%, due 6/1/21
 -                     1,067             1,067                FHLMC-ARM Pool #406645, 7.182%, due 5/1/22
 -                     2,208             2,208                FHLMC-ARM Pool #876559, 8.08%, due 3/1/24
 -                     5,478             5,478                FHLMC-ARM Pool #845986, 7.574%, due 3/1/24
 -                     2,892             2,892                FHLMC-ARM Pool #845898, 7.582%, due 6/1/24
 -                     13,271            13,271               FHLMC-ARM Pool #846018, 7.628%, due 6/1/24
 -                     5,783             5,783                FHLMC-ARM Pool #846061, 7.746%, due 7/1/24
 -                     9,046             9,046                FHLMC-ARM Pool #845995, 7.728%, due 9/1/24
 -                     7,612             7,612                FHLMC-ARM Pool #846197, 7.378%, due 10/1/25

continued

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

(CONTINUATION OF COLUMN FROM PRIOR PAGE)

                                                                                 ($ in Thousands)
                                                                  ------------------------------------------------
                                                                                                          Pro
                                                                  Market                                  Forma
                                                                  Value               Market              Combined
                                                                  Short-              Value               Market
                                                                  Term                Adjustable          Value


U.S. Treasury Notes, 5.75%, 9-30-97                               $23,160              -                  $23,160
U.S. Treasury Notes, 7.375%, 11-15-97                              23,517              -                  23,517
U.S. Treasury Notes, 5.375%, 11-30-97                              12,777              -                  12,777
U.S. Treasury Notes, 5.00%, 1-31-98                                10,990              -                  10,990
U.S. Treasury Notes, 7.25%, 2-15-98                                11,297              -                  11,297
U.S. Treasury Notes, 6.125%, 3-31-98                               11,075              -                  11,075
U.S. Treasury Notes, 5.875%, 10-31-98                              12,028             $8,018              20,046
U.S. Treasury Notes, 5.00%, 1-31-99                                12,711              -                  12,711
U.S. Treasury Notes, 5.00%, 2-15-99                                18,288              -                  18,288
U.S. Treasury Notes, 6.75%, 5-31-99                                10,840              -                  10,840
U.S. Treasury Notes, 7.75%, 2-15-01                                4,969               -                  4,969
U.S. Treasury Notes, 7.00%, 7-15-06                                -                   5,225              5,225
                                                                   -------             ------             -------
                                                                   151,652             13,243             164,895
                                                                   -------             ------             -------



FHLB, 5.99%, 2-9-98                                                44,657              -                  44,657
FHLB, 6.25%, 3-9-98                                                6,041               -                  6,041
FHLMC, 5.19%, 1-20-99                                              9,129               -                  9,129
FNMA, 6.01%, 10-9-98                                               25,060              -                  25,060
FNMA, 5.20%, 2-18-99                                               5,894               -                  5,894
                                                                   -------             ------             -------
                                                                   90,781              -                  90,781
                                                                   -------             ------             -------




FHLMC-ARM Pool #350053, 6.875%, due 5/1/17                         -                   3,957              3,957
FHLMC-ARM Pool #635104, 7.656%, due 8/1/18                         -                   254                254
FHLMC-ARM Pool #606095, 7.728%, due 11/1/18                        -                   699                699
FHLMC-ARM Pool #605775, 7.497%, due 4/1/19                         -                   1,794              1,794
FHLMC-ARM Pool #606116, 7.577%, due 9/1/19                         -                   2,152              2,152
FHLMC-ARM Pool #755188, 7.237%, due 9/1/20                         -                   3,410              3,410
FHLMC-ARM Pool #390263, 6.375%, due 1/1/21                         -                   478                478
FHLMC-ARM Pool #775473, 7.359%, due 6/1/21                         -                   55                 55
FHLMC-ARM Pool #406645, 7.182%, due 5/1/22                         -                   1,083              1,083
FHLMC-ARM Pool #876559, 8.08%, due 3/1/24                          -                   2,268              2,268
FHLMC-ARM Pool #845986, 7.574%, due 3/1/24                         -                   5,708              5,708
FHLMC-ARM Pool #845898, 7.582%, due 6/1/24                         -                   2,975              2,975
FHLMC-ARM Pool #846018, 7.628%, due 6/1/24                         -                   13,843             13,843
FHLMC-ARM Pool #846061, 7.746%, due 7/1/24                         -                   6,032              6,032
FHLMC-ARM Pool #845995, 7.728%, due 9/1/24                         -                   9,436              9,436
FHLMC-ARM Pool #846197, 7.378%, due 10/1/25                        -                   7,807              7,807
                                                                   -------             ------             -------
                                                                   -                   61,951             61,951
                                                                   -------             ------             -------
continued


Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                      Adjustable        Pro Forma
Short-Term            Rate              Combined
Principal             Principal         Principal
Amount                Amount            Amount

FNMA--10.9%
 -                     217               217                  FNMA-ARM Pool #066254, 6.059%, due 2/1/99
 -                     230               230                  FNMA-ARM Pool #066376, 8.00%, due 2/1/01
 -                     358               358                  FNMA-ARM Pool #066221, 7.50%, due 9/1/03
 -                     373               373                  FNMA-ARM Pool #020155, 7.491%, due 8/1/14
 -                     63                63                   FNMA-ARM Pool #009781, 7.067%. due 10/1/14
 -                     1,031             1,031                FNMA-ARM Pool #105320, 7.37%, due 7/1/15
 -                     129               129                  FNMA-ARM Pool #020635, 7.18%,  due 8/1/15
 -                     517               517                  FNMA-ARM Pool #025432, 6.625%,  due 4/1/16
 -                     103               103                  FNMA-ARM Pool #009883, 7.375%,  due 7/1/16
 -                     434               434                  FNMA-ARM Pool #036922, 7.875% , due 8/1/16
 -                     612               612                  FNMA-ARM Pool #105843, 7.902%, due 1/1/17
 -                     2,621             2,621                FNMA-ARM Pool #061401, 7.822%, due 5/1/17
 -                     1,624             1,624                FNMA-ARM Pool #066415, 7.197%, due 7/1/17
 -                     521               521                  FNMA-ARM Pool #061392, 7.505%, due 7/1/17
 -                     406               406                  FNMA-ARM Pool #070088, 7.383%, due 12/1/17
 -                     5,171             5,171                FNMA-ARM Pool #099782, 7.157%, due 1/1/18
 -                     491               491                  FNMA-ARM Pool #064708, 7.875%, due 2/1/18
 -                     1,950             1,950                FNMA-ARM Pool #086885, 7.284%, due 3/1/18
 -                     527               527                  FNMA-ARM Pool #070224, 7.625%, due 4/1/18
 -                     1,984             1,984                FNMA-ARM Pool #162880, 7.436%, due 5/1/18
 -                     450               450                  FNMA-ARM Pool #070186, 7.142%, due 6/1/18
 -                     851               851                  FNMA-ARM Pool #063167, #063623, #063658, 7.75%,
                                                                due 7/1/18
 -                     1,093             1,093                FNMA-ARM Pool #013786, 7.896%, due 8/1/18
 -                     1,376             1,376                FNMA-ARM Pool #099577, 7.44%, due 12/1/18
 -                     248               248                  FNMA-ARM Pool #075462, 7.825%, due 5/1/19
 -                     686               686                  FNMA-ARM Pool #244477,  7.203%, due 8/1/19
 -                     5,863             5,863                FNMA-ARM Pool #142402, 7.518%, due 9/1/19
 -                     1,903             1,903                FNMA-ARM Pool #070595, 6.98%, due 1/1/20
 -                     1,541             1,541                FNMA-ARM Pool #113709, 7.707%, due 4/1/20
 -                     1,087             1,087                FNMA-ARM Pool #070909, 7.43%,  due 12/1/20
 -                     983               983                  FNMA-ARM Pool #336479, 7.876%, due 3/1/21
 -                     361               361                  FNMA-ARM Pool #129482, 6.525%. due 8/1/21
 -                     976               976                  FNMA-ARM Pool #145556, 7.375%, due 1/1/22
 -                     1,577             1,577                FNMA-ARM Pool #163993, 7.262%, due 5/1/22
 -                     989               989                  FNMA-ARM Pool #334441, 7.29%, due 5/1/22
 -                     959               959                  FNMA-ARM Pool #169868, 7.31%, due 6/1/22
 -                     638               638                  FNMA-ARM Pool #173165, 7.276%, due 7/1/22
 -                     684               684                  FNMA-ARM Pool #178295, 7.405%, due 9/1/22
 -                     707               707                  FNMA-ARM Pool #220498, 8.119%, due 6/1/23
 -                     518               518                  FNMA-ARM Pool #222649, 8.125%, due 7/1/23
 -                     5,389             5,389                FNMA-ARM Pool #303336, 7.366%, due 8/1/23
 -                     1,348             1,348                FNMA-ARM Pool #190647, 7.689%, due 8/1/23
 -                     2,979             2,979                FNMA-ARM Pool #291248, 7.853%, due 8/1/24
 -                     1,032             1,032                FNMA-ARM Pool #318767, 7.708%, due 10/1/25


continued

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

(CONTINUATION OF COLUMN FROM PRIOR PAGE)
                                                                  ($ in Thousands)
                                                                                                          Pro
                                                                  Market                                  Forma
                                                                  Value               Market              Combined
                                                                  Short-              Value               Market
                                                                  Term                Adjustable          Value

FNMA-ARM Pool #066254, 6.059%, due 2/1/99                          -                   216                216
FNMA-ARM Pool #066376, 8.00%, due 2/1/01                           -                   228                228
FNMA-ARM Pool #066221, 7.50%, due 9/1/03                           -                   356                356
FNMA-ARM Pool #020155, 7.491%, due 8/1/14                          -                   375                375
FNMA-ARM Pool #009781, 7.067%. due 10/1/14                         -                   63                 63
FNMA-ARM Pool #105320, 7.37%, due 7/1/15                           -                   1,060              1,060
FNMA-ARM Pool #020635, 7.18%,  due 8/1/15                          -                   132                132
FNMA-ARM Pool #025432, 6.625%,  due 4/1/16                         -                   526                526
FNMA-ARM Pool #009883, 7.375%,  due 7/1/16                         -                   104                104
FNMA-ARM Pool #036922, 7.875% , due 8/1/16                         -                   446                446
FNMA-ARM Pool #105843, 7.902%, due 1/1/17                          -                   639                639
FNMA-ARM Pool #061401, 7.822%, due 5/1/17                          -                   2,752              2,752
FNMA-ARM Pool #066415, 7.197%, due 7/1/17                          -                   1,685              1,685
FNMA-ARM Pool #061392, 7.505%, due 7/1/17                          -                   544                544
FNMA-ARM Pool #070088, 7.383%, due 12/1/17                         -                   420                420
FNMA-ARM Pool #099782, 7.157%, due 1/1/18                          -                   5,314              5,314
FNMA-ARM Pool #064708, 7.875%, due 2/1/18                          -                   509                509
FNMA-ARM Pool #086885, 7.284%, due 3/1/18                          -                   2,010              2,010
FNMA-ARM Pool #070224, 7.625%, due 4/1/18                          -                   549                549
FNMA-ARM Pool #162880, 7.436%, due 5/1/18                          -                   2,051              2,051
FNMA-ARM Pool #070186, 7.142%, due 6/1/18                          -                   463                463
FNMA-ARM Pool #063167, #063623, #063658, 7.75%,
  due 7/1/18                                                       -                   881                881
FNMA-ARM Pool #013786, 7.896%, due 8/1/18                          -                   1,103              1,103
FNMA-ARM Pool #099577, 7.44%, due 12/1/18                          -                   1,418              1,418
FNMA-ARM Pool #075462, 7.825%, due 5/1/19                          -                   257                257
FNMA-ARM Pool #244477,  7.203%, due 8/1/19                         -                   700                700
FNMA-ARM Pool #142402, 7.518%, due 9/1/19                          -                   6,100              6,100
FNMA-ARM Pool #070595, 6.98%, due 1/1/20                           -                   1,953              1,953
FNMA-ARM Pool #113709, 7.707%, due 4/1/20                          -                   1,607              1,607
FNMA-ARM Pool #070909, 7.43%,  due 12/1/20                         -                   1,128              1,128
FNMA-ARM Pool #336479, 7.876%, due 3/1/21                          -                   1,025              1,025
FNMA-ARM Pool #129482, 6.525%. due 8/1/21                          -                   362                362
FNMA-ARM Pool #145556, 7.375%, due 1/1/22                          -                   996                996
FNMA-ARM Pool #163993, 7.262%, due 5/1/22                          -                   1,618              1,618
FNMA-ARM Pool #334441, 7.29%, due 5/1/22                           -                   1,012              1,012
FNMA-ARM Pool #169868, 7.31%, due 6/1/22                           -                   977                977
FNMA-ARM Pool #173165, 7.276%, due 7/1/22                          -                   647                647
FNMA-ARM Pool #178295, 7.405%, due 9/1/22                          -                   695                695
FNMA-ARM Pool #220498, 8.119%, due 6/1/23                          -                   736                736
FNMA-ARM Pool #222649, 8.125%, due 7/1/23                          -                   539                539
FNMA-ARM Pool #303336, 7.366%, due 8/1/23                          -                   5,537              5,537
FNMA-ARM Pool #190647, 7.689%, due 8/1/23                          -                   1,390              1,390
FNMA-ARM Pool #291248, 7.853%, due 8/1/24                          -                   3,072              3,072
FNMA-ARM Pool #318767, 7.708%, due 10/1/25                         -                   1,068              1,068

continued


Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                      Adjustable        Pro Forma
Short-Term            Rate              Combined
Principal             Principal         Principal
Amount                Amount            Amount


-                      777               777                  FNMA-ARM Pool #325305, 6.033% , due 11/1/25
 -                     148               148                  FNMA-ARM Pool #062836, 6.658%,  due 4/1/26
 -                     230               230                  FNMA-ARM Pool #062835, 6.741%, due 1/1/27
 -                     284               284                  FNMA-ARM Pool #070184, 7.40%, due 1/1/27
 -                     183               183                  FNMA-ARM Pool #091688, 7.302%, due 2/1/27
 -                     3,663             3,663                FNMA-ARM Pool #062688, 6.059%, due 5/1/28
 -                     381               381                  FNMA-ARM Pool #070716, 6.63%, due 1/1/29
 -                     298               298                  FNMA-ARM Pool #091689, 7.289%, due 2/1/29
 -                     4,873             4,873                FNMA-ARM Pool #316518, 6.391%,  due 10/1/30


 GNMA--12.5%
 -                     379               379                  GNMA-ARM Pool #008230, 7.125%, due 5/20/17
 -                     407               407                  GNMA-ARM Pool #008763, 7.00%, due 2/20/21
 -                     633               633                  GNMA-ARM Pool #008867, 7.00%, due 11/20/21
 -                     480               480                  GNMA-ARM Pool #008872, 7.50%, due 11/20/21
 -                     13                13                   GNMA-ARM Pool #008902, 6.50%, due 1/20/22
 -                     9,166             9,166                GNMA-ARM Pool #008038, 7.00%, due 8/20/22
 -                     1,981             1,981                GNMA-ARM Pool #008180, 7.125%, due 4/20/23
 -                     2,531             2,531                GNMA-ARM Pool #008484, 7.25%, due 8/20/24
 -                     12,828            12,828               GNMA-ARM Pool #008663, 7.00%, due 7/20/25
 -                     17,099            17,099               GNMA-ARM Pool #008684, 6.00%, due 8/20/25
 -                     3,524             3,524                GNMA-ARM Pool #008706, 7.50%, due 9/20/25
 -                     8,260             8,260                GNMA-ARM Pool #008744, 5.50%, due 11/20/25
 -                     6,783             6,783                GNMA-ARM Pool #008767, 6.00%, due 12/20/25
 -                     9,964             9,964                GNMA-ARM Pool #008989, 6.00%, due 12/20/26

 Total Adjustable Rate Mortgage Securities--33.7%

continued

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN
                                                                  ($ in Thousands)
                                                                                                          Pro
                                                                  Market                                  Forma
                                                                  Value               Market              Combined
                                                                  Short-              Value               Market
                                                                  Term                Adjustable          Value


FNMA-ARM Pool #325305, 6.033% , due 11/1/25                        -                   804                804
FNMA-ARM Pool #062836, 6.658%,  due 4/1/26                         -                   146                146
FNMA-ARM Pool #062835, 6.741%, due 1/1/27                          -                   226                226
FNMA-ARM Pool #070184, 7.40%, due 1/1/27                           -                   295                295
FNMA-ARM Pool #091688, 7.302%, due 2/1/27                          -                   185                185
FNMA-ARM Pool #062688, 6.059%, due 5/1/28                          -                   3,648              3,648
FNMA-ARM Pool #070716, 6.63%, due 1/1/29                           -                   382                382
FNMA-ARM Pool #091689, 7.289%, due 2/1/29                          -                   301                301
FNMA-ARM Pool #316518, 6.391%,  due 10/1/30                        -                   4,910              4,910
                                                                   -------             ------             -------
                                                                   -                   66,160             66,160
                                                                   -------             ------             -------

GNMA-ARM Pool #008230, 7.125%, due 5/20/17                         -                   383                383
GNMA-ARM Pool #008763, 7.00%, due 2/20/21                          -                   416                416
GNMA-ARM Pool #008867, 7.00%, due 11/20/21                         -                   645                645
GNMA-ARM Pool #008872, 7.50%, due 11/20/21                         -                   493                493
GNMA-ARM Pool #008902, 6.50%, due 1/20/22                          -                   14                 14
GNMA-ARM Pool #008038, 7.00%, due 8/20/22                          -                   9,348              9,348
GNMA-ARM Pool #008180, 7.125%, due 4/20/23                         -                   2,021              2,021
GNMA-ARM Pool #008484, 7.25%, due 8/20/24                          -                   2,583              2,583
GNMA-ARM Pool #008663, 7.00%, due 7/20/25                          -                   13,094             13,094
GNMA-ARM Pool #008684, 6.00%, due 8/20/25                          -                   17,414             17,414
GNMA-ARM Pool #008706, 7.50%, due 9/20/25                          -                   3,597              3,597
GNMA-ARM Pool #008744, 5.50%, due 11/20/25                         -                   8,331              8,331
GNMA-ARM Pool #008767, 6.00%, due 12/20/25                         -                   6,902              6,902
GNMA-ARM Pool #008989, 6.00%, due 12/20/26                         -                   9,989              9,989
                                                                   -------             -------            -------
                                                                   -                   75,230             75,230
                                                                   -------             -------            -------
                                                                   -                   203,341            203,341
                                                                   -------             -------            -------
continued

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                      Adjustable        Pro Forma
Short-Term            Rate              Combined
Principal             Principal         Principal
Amount                Amount            Amount


FIXED RATE MORTGAGE SECURITIES(1)
 FHLMC
 -                     4                 4                    FHLMC-FRM Pool #250918, 13.25%, due 9/1/13


 GNMA--1.0%
 -                     13                13                   GNMA-FRM Pool #059438, 11.50%, due 5/15/98
 -                     38                38                   GNMA-FRM Pool #113802, 12.50%, due 6/15/99
 -                     13                13                   GNMA-FRM Pool #127619, 12.50%, due 6/15/00
 -                     38                38                   GNMA-FRM Pool #126325, 11.50%, due 8/15/00
 -                     244               244                  GNMA-FRM Pool #001565, 5.50%, due 1/20/09
 -                     236               236                  GNMA-FRM Pool #187019, 9.00%, due 11/20/16
 -                     278               278                  GNMA-FRM Pool #179457, 9.00%, due 12/20/16
 -                     90                90                   GNMA-FRM Pool #199973, 9.00%, due 12/20/16
 -                     530               530                  GNMA-FRM Pool #220128, 9.00%, due 8/20/17
 -                     322               322                  GNMA-FRM Pool #220134, 9.50%, due 8/20/17
 -                     418               418                  GNMA-FRM Pool #234860, 9.50%, due 10/20/17
 -                     1,173             1,173                GNMA-FRM Pool #001291, 9.50%, due 11/20/19
 -                     2,306             2,306                GNMA-FRM Pool #001376, 8.00%, due 9/20/23



 Total Fixed Rate Mortgage Securities--1.0%


 COLLATERALIZED MORTGAGE OBLIGATIONS(1)
 FHLMC(2)--4.8%
 -                     7,075             7,075                FHLMC 1581 F, 5.9375%,  due 9/15/98
 -                     2,512             2,512                FHLMC 1234 G, 5.7375%,  due 5/15/99
 -                     1,447             1,447                FHLMC 1110 F, 6.2375%, due 5/15/05
 -                     10,000            10,000               FHLMC 1580 FA, 5.9875%, due 9/15/08
 -                     8,000             8,000                FHLMC 1640 FC, 5.9375%,  due 12/15/08



 FNMA(2)--0.8%
 -                     4,445             4,445                FNMA 92-199 F, 5.90625%,  due 11/25/99

 Private Label (2)
 -                     182               182                  Dean Witter CMO Trust I Floater  DW I-A,
                                                                Underlying Collateral FHLMC,  6.125%, due
                                                                4/20/18

continued

Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN
                                                                  ($ in Thousands)
                                                                                                          Pro
                                                                  Market                                  Forma
                                                                  Value               Market              Combined
                                                                  Short-              Value               Market
                                                                  Term                Adjustable          Value




FHLMC-FRM Pool #250918, 13.25%, due 9/1/13                         -                   5                  5



GNMA-FRM Pool #059438, 11.50%, due 5/15/98                         -                   14                 14
GNMA-FRM Pool #113802, 12.50%, due 6/15/99                         -                   41                 41
GNMA-FRM Pool #127619, 12.50%, due 6/15/00                         -                   15                 15
GNMA-FRM Pool #126325, 11.50%, due 8/15/00                         -                   41                 41
GNMA-FRM Pool #001565, 5.50%, due 1/20/09                          -                   229                229
GNMA-FRM Pool #187019, 9.00%, due 11/20/16                         -                   248                248
GNMA-FRM Pool #179457, 9.00%, due 12/20/16                         -                   292                292
GNMA-FRM Pool #199973, 9.00%, due 12/20/16                         -                   94                 94
GNMA-FRM Pool #220128, 9.00%, due 8/20/17                          -                   556                556
GNMA-FRM Pool #220134, 9.50%, due 8/20/17                          -                   344                344
GNMA-FRM Pool #234860, 9.50%, due 10/20/17                         -                   447                447
GNMA-FRM Pool #001291, 9.50%, due 11/20/19                         -                   1,253              1,253
GNMA-FRM Pool #001376, 8.00%, due 9/20/23                          -                   2,344              2,344
                                                                   -----               -----              -----
                                                                   -                   5,918              5,918
                                                                   -----               -----              -----
                                                                   -                   5,923              5,923
                                                                   -----               -----              -----



FHLMC 1581 F, 5.9375%,  due 9/15/98                                -                   7,085              7,085
FHLMC 1234 G, 5.7375%,  due 5/15/99                                -                   2,524              2,524
FHLMC 1110 F, 6.2375%, due 5/15/05                                 -                   1,452              1,452
FHLMC 1580 FA, 5.9875%, due 9/15/08                                -                   10,090             10,090
FHLMC 1640 FC, 5.9375%,  due 12/15/08                              -                   8,045              8,045
                                                                   -----               -----               -----
                                                                   -                   29,196             29,196
                                                                   -----               -----               -----

FNMA 92-199 F, 5.90625%,  due 11/25/99                             -                   4,477              4,477
                                                                   -----               -----               -----

Dean Witter CMO Trust I Floater  DW I-A,
  Underlying Collateral FHLMC,  6.125%,
  due 4/20/18                                                      -                   182                182
                                                                   -----               -----               -----

continued


Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                      Adjustable        Pro Forma
Short-Term            Rate              Combined
Principal             Principal         Principal
Amount                Amount            Amount


Remics--17.4%
 15,177                -                 15,177               FHLMC Series 1344 B TAC REMIC, 6.00%,10-15-05
 6,500                 -                 6,500                FHLMC Series 1836 C PAC REMIC, 6.25%, 6-15-14
 6,650                 -                 6,650                FHLMC Series 1822 B PAC REMIC, 6.50%, 2-15-16
 14,404                -                 14,404               FHLMC Series 1834 A PAC REMIC, 7.00%, 1-15-20
 14,515                -                 14,515               FHLMC Series 1861 E PAC REMIC, 6.50%, 8-15-20
 9,988                 -                 9,988                FNMA 93 Series 93 C PAC REMIC, 5.50%, 2-25-06
 4,372                 -                 4,372                FNMA 93 Series 185 PB PAC REMIC, 4.90%, 4-25-09
 8,996                 -                 8,996                FNMA 96 Series 10 A PAC REMIC, 6.50%, 11-25-17
 9,915                 -                 9,915                FNMA 96 Series 12 A PAC REMIC, 6.50%, 12-25-17
 7,418                 -                 7,418                FNMA G93 Series 29 A PAC REMIC, 6.65%, 10-25-18
 7,509                 -                 7,509                FNMA 96 Series 16 D PAC REMIC, 7.00%, 8-25-21

continued


Pro Forma Combining
Benham Short-Term Government Fund and
Benham Adjustable Rate Government Securities Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN
                                                                  ($ in Thousands)
                                                                                                          Pro
                                                                  Market                                  Forma
                                                                  Value               Market              Combined
                                                                  Short-              Value               Market
                                                                  Term                Adjustable          Value


FHLMC Series 1344 B TAC REMIC, 6.00%,10-15-05                      15,105              -                  15,105
FHLMC Series 1836 C PAC REMIC, 6.25%, 6-15-14                      6,493               -                  6,493
FHLMC Series 1822 B PAC REMIC, 6.50%, 2-15-16                      6,685               -                  6,685
FHLMC Series 1834 A PAC REMIC, 7.00%, 1-15-20                      14,490              -                  14,490
FHLMC Series 1861 E PAC REMIC, 6.50%, 8-15-20                      14,436              -                  14,436
FNMA 93 Series 93 C PAC REMIC, 5.50%, 2-25-06                      9,870               -                  9,870
FNMA 93 Series 185 PB PAC REMIC, 4.90%, 4-25-09                    4,346               -                  4,346
FNMA 96 Series 10 A PAC REMIC, 6.50%, 11-25-17                     8,999               -                  8,999
FNMA 96 Series 12 A PAC REMIC, 6.50%, 12-25-17                     9,923               -                  9,923
FNMA G93 Series 29 A PAC REMIC, 6.65%, 10-25-18                    7,415               -                  7,415
FNMA 96 Series 16 D PAC REMIC, 7.00%, 8-25-21                      7,535               -                  7,535
                                                                   -----               -----               -----
                                                                   105,297             -                  105,297
                                                                   -----               -----               -----
Total Collaterlized Mortgage Obligations--23.0%                    105,297             33,855             139,152

                                                                   -------             -------             -------
TOTAL INVESTMENT SECURITIES--100.0%                               $347,730            $256,362            $604,092
                                                                   =======             =======             =======



Notes to Schedule of Investments

 FHLB - Federal Home Loan Banks
 FHLMC - Federal Home Loan Mortgage Corporation
 FNMA - Federal National Mortgage Association
 GNMA - Government National Mortgage Association

(1) Final maturity indicated. Expected remaining average life used for purposes of calculating the weighted average portfolio maturity.

(2) Interest rates shown are effective October 31, 1996. The coupons on these securities reset frequently (monthly or quarterly) and are not restricted by low periodic or lifetime caps, so their price volatility is similar to Adjustable Rate Mortgage Securities.


BENHAM INTERMEDIATE-TERM TAX-EXEMPT FUND
BENHAM INTERMEDIATE-TERM TAX-FREE FUND
PRO FORMA COMBINING STATEMENT OF ASSETS AND LIABILITIES
                                                                     Benham            Benham                       Pro Forma
October 31, 1996 (Unaudited)                                    Intermediate-Term  Intermediate-Term                Combined
                                                                Tax-Exempt Fund     Tax-Free Fund     Adjustments   (Note 1)
                                                                ------------($ in Thousands, Except Per-Share Amounts)--------------
                                                                --------------------------------------------------------------------
ASSETS
Investment securities, at value (identified cost of
     $77,976 and $59,846, respectively)                                  $79,959          $62,240                          $142,199
Cash                                                                           -              262             (216) (b)          46
Interest receivable                                                        1,333            1,046                             2,379
                                                                --------------------------------------------------------------------
                                                                          81,292           63,548             (216)         144,624
                                                                --------------------------------------------------------------------

LIABILITIES
Disbursements in excess of demand deposit cash                               493                -             (216) (b)         277
Payable for capital shares redeemed                                          128              216                               344
Dividends payable                                                             62               51                               113
Payable to affiliates                                                          -               36              (36) (c)           -
Accrued management fee                                                        41                -               26  (c)          67
                                                                --------------------------------------------------------------------
                                                                             724              303             (226)             801
                                                                --------------------------------------------------------------------

Net Assets Applicable to Outstanding Shares                              $80,568          $63,245              $10         $143,823
                                                                ====================================================================

CAPITAL SHARES (NOTE 3)
Outstanding                                                                7,788            5,857              253 (a)       13,898
                                                                ====================================================================

Net Asset Value Per Share                                                 $10.35           $10.80                            $10.35
                                                                ==================================                     =============

NET ASSETS CONSIST OF:
Capital paid in                                                          $78,401          $61,143              $10 (c)     $139,554
Accumulated undistributed net realized
     gain (loss) from investment transactions                                184             (292)                             (108)
Net unrealized appreciation (depreciation) on investments                  1,983            2,394                             4,377
                                                                --------------------------------------------------------------------

                                                                         $80,568          $63,245              $10         $143,823
                                                                ====================================================================

(a) Adjustment to reflect the issuance of Intermediate-Term Tax-Free shares (at the Intermediate-Term Tax-Exempt net asset value per share since this fund is the accounting survivor) in connection with the proposed organization.
(b) Adjustment to net bank overdraft of the Intermediate-Term Tax-Exempt Fund with cash of the Intermediate-Term Tax-Free Fund.
(c) Adjustment restates the funds' accrued management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity.


See Notes to Pro Forma Financial Statements


BENHAM INTERMEDIATE-TERM TAX-EXEMPT FUND
BENHAM INTERMEDIATE-TERM TAX-FREE FUND
PRO FORMA COMBINING STATEMENT OF OPERATIONS

Year Ended October 31, 1996 (Unaudited)                          Benham                  Benham                         Pro Forma
                                                            Intermediate-Term       Intermediate-Term                   Combined
                                                             Tax-Exempt Fund          Tax-Free Fund     Adjustments     (Note 1)
                                                            --------------------------($ in Thousands)------------------------------
INVESTMENT INCOME
Income:
Interest                                                              $4,273           $3,507                            $7,780
                                                            ----------------------------------                 -----------------

Expenses:
Management fees                                                          485                -              314  (a)         799
Investment advisory fees                                                   -              278             (278) (a)           -
Administrative fees                                                        -               61              (61) (a)           -
Transfer agency fees                                                       -               45              (45) (a)           -
Custodian fees                                                             -               12              (12) (a)           -
Printing and postage                                                       -               19              (19) (a)           -
Registration and filing fees                                               -               17              (17) (a)           -
Directors' fees and expenses                                               1                4               (4) (a)           1
Auditing and legal fees                                                    -               17              (17) (a)           -
Other operating expenses                                                   -               17              (17) (a)           -
                                                            --------------------------------------------------------------------
  Total expenses                                                         486              470             (156)             800
Amount waived                                                              -              (33)              33 (a)            -
Custodian earnings credits                                                 -               (2)               2 (a)            -
                                                            --------------------------------------------------------------------
  Net expenses                                                           486              435             (121)             800
                                                            --------------------------------------------------------------------

Net investment income                                                  3,787            3,072              121            6,980
                                                            --------------------------------------------------------------------

REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS

Net realized gain (loss)                                                 185               94                               279
Change in net unrealized appreciation (depreciation)                    (538)            (391)                             (929)
                                                            ----------------------------------                 -----------------

Net realized and unrealized gain (loss) on investments                  (353)            (297)                             (650)
                                                            ----------------------------------                 -----------------

Net Increase in Net Assets
Resulting from Operations                                             $3,434           $2,775             $121           $6,330
                                                            ====================================================================

(a) Adjustment restates the funds' management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity and the expected savings when the two funds become one.

See Notes to Pro Forma Financial Statements

Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                             Benham
Benham                       Inter-
Inter-                       mediate-          Pro
mediate-                     Term              Forma
Term Tax-                    Tax-Free          Combined
Exempt Fund                  Fund              Principal
Principal                    Principal         Amount
Amount                       Amount            (Note 1)

MUNICIPAL SECURITIES

Alabama--0.7%
-                              $1,000                 $1,000  Alabama Municipal Electric Power Auth. Rev.,
                                                                  6.10%, 9-1-99 (MBIA)

Alaska--0.4%
-                                 500                    500  Anchorage Hospital Rev., Series 1991,
                                                                   (Sisters of Providence), 6.50%, 10-1-99

Arizona--0.9%
$750                                -                    750  Maricopa County Certificates of
                                                                   Participation, 5.625%, 6-1-00
-                                 410                    410  Pinal County Unified School District No. 43
                                                                   Apache Junction GO, Series A,
                                                                   6.80%, 7-1-08 (FGIC)



California--8.7%
-                               1,250                  1,250  California Health Facility Auth. Rev.
                                                                   Refunding, (Sisters of Providence),
                                                                   6.20%, 10-1-03 (MBIA)
-                               2,170                  2,170  California Housing Finance Agency Rev.,
                                                                   5.60%,8-1-09 (MBIA)
-                               1,000                  1,000  California Public Works Board Lease Rev.
                                                                    6.00%, 1-1-05 (AMBAC)
-                               1,100                  1,100  California Public Works Board Rev., (Various
                                                                   Universities), 6.15%, 11-1-09
-                               1,060                  1,060  Ontario Redevelopment Finance Auth. Special
                                                                   Assessment, (Local Agency Series A),
                                                                   5.90%, 9-2-07 (FSA)
-                               1,100                  1,100  Sacramento Regional Transportation
                                                                   Certificates of Participation,
                                                                   Series A, 6.20%, 3-1-00
-                               1,000                  1,000  Sacramento Schools Ins. Auth. Rev.,
                                                                   Worker's Compensation Program,
                                                                   Series C, 5.75%, 6-1-03
-                               1,000                  1,000  San Bernardino County
                                                                   Certificates of Participation,
                                                                   5.75%, 8-1-06 (MBIA)
-                               1,000                  1,000  State of California GO, 5.75%, 10-1-10
-                               1,080                  1,080  Y/S School Facility Finance Auth. Rev.,
                                                                   Series 1990, 5.65%, 9-1-06 (MBIA)

continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN
                                                                                            ($ In Thousands)
                                                                                ---------------------------------------
                                                                                                 Benham
                                                                             Benham              Inter-
                                                                             Inter-              mediate-            Pro
                                                                             mediate-            Term                Forma
                                                                             Term Tax-           Tax-Free            Combined
                                                                             Exempt Fund         Fund                Market
                                                                             Market              Market              Value
                                                                             Value               Value               (Note 1)
Alabama Municipal Electric Power Auth. Rev.,
    6.10%, 9-1-99 (MBIA)                                                           -             $1,050             $1,050
                                                                              ------              ------             ------

Anchorage Hospital Rev., Series 1991,
     (Sisters of Providence), 6.50%, 10-1-99                                       -                528                528
                                                                              ------              ------             ------

Maricopa County Certificates of
     Participation, 5.625%, 6-1-00                                             $767                    -               767
Pinal County Unified School District No. 43
     Apache Junction GO, Series A,
     6.80%, 7-1-08 (FGIC)                                                          -                472                472
                                                                              ------              ------             ------
                                                                                767                 472              1,239
                                                                              ------              ------             ------

California Health Facility Auth. Rev.
     Refunding, (Sisters of Providence),
     6.20%, 10-1-03 (MBIA)                                                         -              1,358              1,358
California Housing Finance Agency Rev.,
     5.60%,8-1-09 (MBIA)                                                           -              2,206              2,206
California Public Works Board Lease Rev.
      6.00%, 1-1-05 (AMBAC)                                                        -              1,080              1,080
California Public Works Board Rev., (Various
     Universities), 6.15%, 11-1-09                                                 -              1,161              1,161
Ontario Redevelopment Finance Auth. Special
     Assessment, (Local Agency Series A),
     5.90%, 9-2-07 (FSA)                                                           -              1,123              1,123
Sacramento Regional Transportation
     Certificates of Participation,
     Series A, 6.20%, 3-1-00                                                       -              1,156              1,156
Sacramento Schools Ins. Auth. Rev.,
     Worker's Compensation Program,
     Series C, 5.75%, 6-1-03                                                       -              1,049              1,049
San Bernardino County
     Certificates of Participation,
     5.75%, 8-1-06 (MBIA)                                                          -              1,062              1,062
State of California GO, 5.75%, 10-1-10                                             -              1,047              1,047
Y/S School Facility Finance Auth. Rev.,
     Series 1990, 5.65%, 9-1-06 (MBIA)                                             -              1,117              1,117
                                                                              ------              ------             ------
                                                                                   -             12,359             12,359
                                                                              ------              ------             ------
continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                              Benham
Benham                        Inter-
Inter-                        mediate-          Pro
mediate-                      Term              Forma
Term Tax-                     Tax-Free          Combined
Exempt Fund                   Fund              Principal
Principal                     Principal         Amount
Amount                        Amount            (Note 1)

Colorado--0.8%
1,000                               -                  1,000  Denver Sales Tax Rev., Series A,
                                                                   (Major League Baseball Stadium District),
                                                                   6.10%, 10-1-01 (FGIC)

District of Columbia--0.7%
1,000                               -                  1,000  District Columbia Hospital Rev., Series A,
                                                                   (Medlantic Health Care Group),
                                                                   5.25%, 8-15-02 (MBIA)

Florida--3.5%
-                                 700                    700  Broward Cnty School Dist GO, 6.75%, 2-15-00
1,250                               -                  1,250  Hillsborough County Aviation Auth. Rev.,
                                                                   Series A, (Tampa Intl Airport),
                                                                   6.60%, 10-1-03 (FGIC)
1,000                             775                  1,775  Lakeland Electric and Water Rev.,
                                                                   Series B, 6.00%, 10-1-09 (FGIC)
1,000                               -                  1,000  Miami Beach Florida Water and Sewer
                                                                   Rev., 5.10%, 9-1-05 (FSA)



Georgia--3.5%
1,000                               -                  1,000  Atlanta Airport Facilities Rev., 7.00%, 1-1-01
-                               2,000                  2,000  Fulton County Water and Sewer
                                                                   Rev. Refunding, 6.25%, 1-1-09
                                                                   (FGIC)
500                                 -                    500  Georgia State GO, Series B, 6.30%, 3-1-08
1,000                               -                  1,000  Metropolitan Atlanta Rapid Transit Auth.
                                                                   Sales Tax Rev., Series M, 6.05%, 7-1-01



Hawaii--0.8%
-                               1,000                  1,000  Hawaii GO, Series A,
                                                                   7.00%, 6-1-00 (FGIC)(1)


continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                           ($ In Thousands)
                                                                                ---------------------------------------
                                                                                                Benham
                                                                            Benham              Inter-
                                                                            Inter-              mediate-            Pro
                                                                            mediate-            Term                Forma
                                                                            Term Tax-           Tax-Free            Combined
                                                                            Exempt Fund         Fund                Market
                                                                            Market              Market              Value
                                                                            Value               Value               (Note 1)


Denver Sales Tax Rev., Series A,
     (Major League Baseball Stadium District),
     6.10%, 10-1-01 (FGIC)                                                     1,072                   -             1,072
                                                                              ------              ------             ------

District Columbia Hospital Rev., Series A,
     (Medlantic Health Care Group),
     5.25%, 8-15-02 (MBIA)                                                     1,024                   -             1,024
                                                                              ------              ------             ------

Broward Cnty School Dist GO, 6.75%, 2-15-00                                        -                747                747
Hillsborough County Aviation Auth. Rev.,
     Series A, (Tampa Intl Airport),
     6.60%, 10-1-03 (FGIC)                                                     1,336                   -             1,336
Lakeland Electric and Water Rev.,
     Series B, 6.00%, 10-1-09 (FGIC)                                           1,079                836              1,915
Miami Beach Florida Water and Sewer
     Rev., 5.10%, 9-1-05 (FSA)                                                 1,019                   -             1,019
                                                                              ------              ------             ------
                                                                               3,434              1,583              5,017
                                                                              ------              ------             ------

Atlanta Airport Facilities Rev., 7.00%, 1-1-01                                 1,084                   -             1,084
Fulton County Water and Sewer
     Rev. Refunding, 6.25%, 1-1-09
     (FGIC)                                                                        -              2,194              2,194
Georgia State GO, Series B, 6.30%, 3-1-08                                        554                   -               554
Metropolitan Atlanta Rapid Transit Auth.
     Sales Tax Rev., Series M, 6.05%, 7-1-01                                   1,061                   -             1,061
                                                                              ------              ------             ------
                                                                               2,699              2,194              4,893
                                                                              ------              ------             ------

Hawaii GO, Series A,
     7.00%, 6-1-00 (FGIC)(1)                                                       -              1,086              1,086
                                                                              ------              ------             ------

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                               Benham
Benham                         Inter-
Inter-                         mediate-          Pro
mediate-                       Term              Forma
Term Tax-                      Tax-Free          Combined
Exempt Fund                    Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

Illinois--5.8%
2,000                               -                  2,000  Chicago O'Hare International Airport
                                                                   Rev., Series A, 5.00%, 1-1-00 (MBIA)
-                               2,000                  2,000  City of Chicago GO, (Emergency Telephone),
                                                                   5.25%, 1-1-04 (FGIC)
-                                 700                    700  City of Chicago Metropolitan Water
                                                                   Reclamation District GO, 7.25%, 1-1-99,
                                                                   Prerefunded at 100% of Par
-                               1,000                  1,000  Illinois Education Facility Auth. Rev., Series A,
                                                                   (Loyola University), 6.30%, 7-1-98
2,250                               -                  2,250  Illinois State GO, 6.00%, 10-1-01
-                                  30                     30  Metropolitan Pier and Exposition Auth. Rev.,
                                                                   (McCormick Place Project),
                                                                    5.20%, 6-15-99(1)



Indiana--1.0%
-                                 500                    500  Indiana University Student Fee Rev.,
                                                                   Series F, 7.10%, 8-1-97
-                               1,000                  1,000  South Montgomery Industrial Building
                                                                   Improvement Certificates of
                                                                   Participation, 4.29%, 1-1-98 (AMBAC)(2)


Kentucky--0.7%
1,000                               -                  1,000  Kenton County Airport Rev., Series A,
                                                                   (Cincinnati/Northern Kentucky),
                                                                   6.00%, 3-1-03 (MBIA)

Maryland--0.8%
1,000                               -                  1,000  Maryland Health and Higher Educational
                                                                   Facilities Auth. Rev., (Francis Scott Key
                                                                   Hospital), 5.00%, 7-1-03 (FGIC)

continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                             ($ In Thousands)
                                                                                -----------------------------------------
                                                                                                  Benham
                                                                              Benham              Inter-
                                                                              Inter-              mediate-            Pro
                                                                              mediate-            Term                Forma
                                                                              Term Tax-           Tax-Free            Combined
                                                                              Exempt Fund         Fund                Market
                                                                              Market              Market              Value
                                                                              Value               Value               (Note 1)


Chicago O'Hare International Airport
     Rev., Series A, 5.00%, 1-1-00 (MBIA)                                      2,036                   -             2,036
City of Chicago GO, (Emergency Telephone),
     5.25%, 1-1-04 (FGIC)                                                          -              2,046              2,046
City of Chicago Metropolitan Water
     Reclamation District GO, 7.25%, 1-1-99,
     Prerefunded at 100% of Par                                                    -                744                744
Illinois Education Facility Auth. Rev., Series A,
     (Loyola University), 6.30%, 7-1-98                                                           1,035              1,035
Illinois State GO, 6.00%, 10-1-01                                              2,387                   -             2,387
Metropolitan Pier and Exposition Auth. Rev.,
     (McCormick Place Project),
      5.20%, 6-15-99(1)                                                            -                 31                 31
                                                                              ------              ------             ------
                                                                               4,423              3,856              8,279
                                                                              ------              ------             ------

Indiana University Student Fee Rev.,
     Series F, 7.10%, 8-1-97                                                       -                512                512
South Montgomery Industrial Building
     Improvement Certificates of
     Participation, 4.29%, 1-1-98 (AMBAC)(2)                                       -                952                952
                                                                              ------              ------             ------
                                                                                   -              1,464              1,464
                                                                              ------              ------             ------

Kenton County Airport Rev., Series A,
     (Cincinnati/Northern Kentucky),
     6.00%, 3-1-03 (MBIA)                                                      1,057                   -             1,057
                                                                              ------              ------             ------

Maryland Health and Higher Educational
     Facilities Auth. Rev., (Francis Scott Key
     Hospital), 5.00%, 7-1-03 (FGIC)                                           1,017                   -             1,017
                                                                              ------              ------             ------

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                                 Benham
Benham                           Inter-
Inter-                           mediate-          Pro
mediate-                         Term              Forma
Term Tax-                        Tax-Free          Combined
Exempt Fund                      Fund              Principal
Principal                        Principal         Amount
Amount                           Amount            (Note 1)

Massachusetts--6.1%
2,605                               -                  2,605  Massachusetts Bay Transportation Auth.
                                                                    Rev., Series C, 5.40%, 3-1-00
1,000                               -                  1,000  Massachusetts GO,
                                                                    Series B, (Consolidated Loan),
                                                                    5.50%, 6-1-05 (FGIC)
1,500                           1,000                  2,500  Massachusetts GO,
                                                                    Series B, 5.40%, 11-1-07 (MBIA)
2,000                               -                  2,000  Massachusetts Housing Finance Agency
                                                                   Rev., Series A, 5.90%, 1-1-03 (AMBAC)
360                                 -                    360  Massachusetts Water Resources Auth.
                                                                   Rev., Series A, 6.90%, 4-1-97(1)



Michigan--1.1%
-                               1,500                  1,500  Detroit Water Supply System Rev.,
                                                                   Series A, 5.30%, 7-1-09 (MBIA)

Mississippi--1.4%
2,000                               -                  2,000  Mississippi Hospital Equipment and Facilities
                                                                    Auth. Rev., (North Miss. Health Service),
                                                                    5.00%, 5-15-00 (AMBAC)

Missouri--0.7%
1,000                               -                  1,000  Missouri Board of Public Buildings State Office
                                                                   Buildings Special Obligation Rev.,
                                                                   Rev., 6.30%, 12-1-05

Nebraska--1.5%
2,000                               -                  2,000  Nebraska Investment Finance Auth. Hospital
                                                                   Rev., (Methodist Health System),
                                                                   6.55%, 3-1-99 (MBIA)


continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                         ($ In Thousands)
                                                                                -----------------------------------------
                                                                                                   Benham
                                                                               Benham              Inter-
                                                                               Inter-              mediate-            Pro
                                                                               mediate-            Term                Forma
                                                                               Term Tax-           Tax-Free            Combined
                                                                               Exempt Fund         Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)


Massachusetts Bay Transportation Auth.
      Rev., Series C, 5.40%, 3-1-00                                            2,683                   -             2,683
Massachusetts GO,
      Series B, (Consolidated Loan),
      5.50%, 6-1-05 (FGIC)                                                     1,042                   -             1,042
Massachusetts GO,
      Series B, 5.40%, 11-1-07 (MBIA)                                          1,544              1,029              2,573
Massachusetts Housing Finance Agency
     Rev., Series A, 5.90%, 1-1-03 (AMBAC)                                     2,053                   -             2,053
Massachusetts Water Resources Auth.
     Rev., Series A, 6.90%, 4-1-97(1)                                            365                   -               365
                                                                              ------              ------             ------
                                                                               7,687              1,029              8,716
                                                                              ------              ------             ------

Detroit Water Supply System Rev.,
     Series A, 5.30%, 7-1-09 (MBIA)                                                -              1,506              1,506
                                                                              ------              ------             ------

Mississippi Hospital Equipment and Facilities
      Auth. Rev., (North Miss. Health Service),
      5.00%, 5-15-00 (AMBAC)                                                   2,029                   -             2,029
                                                                              ------              ------             ------

Missouri Board of Public Buildings State Office
     Buildings Special Obligation Rev.,
     Rev., 6.30%, 12-1-05                                                      1,062                   -             1,062
                                                                              ------              ------             ------

Nebraska Investment Finance Auth. Hospital
     Rev., (Methodist Health System),
     6.55%, 3-1-99 (MBIA)                                                      2,101                   -             2,101
                                                                              ------              ------             ------

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                               Benham
Benham                         Inter-
Inter-                         mediate-          Pro
mediate-                       Term              Forma
Term Tax-                      Tax-Free          Combined
Exempt Fund                    Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

New Jersey--4.8%
1,030                               -                  1,030  Atlantic City Board of Education
                                                                   GO, 6.00%, 12-1-06 (AMBAC)
1,410                               -                  1,410  New Jersey Educational Facility Auth. Rev.,
                                                                   Series A, (N.J. Institute of Technology),
                                                                   5.90%, 7-1-08 (MBIA)
1,000                               -                  1,000  New Jersey Health Care Facilities
                                                                   Financing Auth. Rev., (Atlantic City
                                                                   Medical Center), 6.15%, 7-1-99
1,000                               -                  1,000  New Jersey State Turnpike Auth. Rev.,
                                                                    Series A, 6.20%, 1-1-00
1,000                               -                  1,000  New Jersey Transportation System Trust
                                                                    Fund Auth. Rev., Series A,
                                                                    6.25%, 12-15-03(1)
-                               1,000                  1,000  New Jersey Transportation Trust
                                                                   Fund Auth. Rev., Series A, 6.00%,
                                                                   12-15-05 (MBIA)



New York--9.2%
1,950                               -                  1,950  City University of New York Certificates of
                                                                   Participation, (John Jay College),
                                                                   5.00%, 8-15-09 (AMBAC)
2,500                               -                  2,500  Nassau County, Series T,
                                                                   5.20%, 9-1-05 (FGIC)
1,500                               -                  1,500  New York State Dorm. Auth. Rev.,
                                                                   Series A, 6.50%, 5-15-04
1,000                               -                  1,000  New York State Dorm. Auth. Rev.,
                                                                   Series A, 6.50%, 5-15-06
1,740                               -                  1,740  New York State Medical Care Facilities Finance
                                                                   Agency Rev., (Hospital and Nursing Home),
                                                                   5.95%, 8-15-09
685                                 -                    685  New York State Thruway Auth. Rev.,
                                                                   (Service Contract), 5.25%, 4-1-03
-                               1,000                  1,000  New York State Thruway Auth Service
                                                                   Contract, 5.30%, 4-1-04
-                               1,000                  1,000  New York State Urban Development Corp.
                                                                   Rev., 6.25%, 4-1-05 (MBIA)
1,260                               -                  1,260  New York State Urban Development Corp.
                                                                   Rev., (Correctional Facilities),
                                                                   5.40%, 1-1-06 (AMBAC)

continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                                ($ In Thousands)
                                                                                -------------------------------------------
                                                                                                  Benham
                                                                              Benham              Inter-
                                                                              Inter-              mediate-            Pro
                                                                              mediate-            Term                Forma
                                                                              Term Tax-           Tax-Free            Combined
                                                                              Exempt Fund         Fund                Market
                                                                              Market              Market              Value
                                                                              Value               Value               (Note 1)
Atlantic City Board of Education
     GO, 6.00%, 12-1-06 (AMBAC)                                                1,100                   -             1,100
New Jersey Educational Facility Auth. Rev.,
     Series A, (N.J. Institute of Technology),
     5.90%, 7-1-08 (MBIA)                                                      1,490                   -             1,490
New Jersey Health Care Facilities
     Financing Auth. Rev., (Atlantic City
     Medical Center), 6.15%, 7-1-99                                            1,038                   -             1,038
New Jersey State Turnpike Auth. Rev.,
      Series A, 6.20%, 1-1-00                                                  1,047                   -             1,047
New Jersey Transportation System Trust
      Fund Auth. Rev., Series A,
      6.25%, 12-15-03(1)                                                       1,094                   -             1,094
New Jersey Transportation Trust
     Fund Auth. Rev., Series A, 6.00%,
     12-15-05 (MBIA)                                                               -              1,084              1,084
                                                                              ------              ------             ------
                                                                               5,769              1,084              6,853
                                                                              ------              ------             ------
City University of New York Certificates of
     Participation, (John Jay College),
     5.00%, 8-15-09 (AMBAC)                                                    1,883                   -             1,883
Nassau County, Series T,
     5.20%, 9-1-05 (FGIC)                                                      2,556                   -             2,556
New York State Dorm. Auth. Rev.,
     Series A, 6.50%, 5-15-04                                                  1,623                   -             1,623
New York State Dorm. Auth. Rev.,
     Series A, 6.50%, 5-15-06                                                  1,087                   -             1,087
New York State Medical Care Facilities Finance
     Agency Rev., (Hospital and Nursing Home),
     5.95%, 8-15-09                                                            1,773                   -             1,773
New York State Thruway Auth. Rev.,
     (Service Contract), 5.25%, 4-1-03                                           690                   -               690
New York State Thruway Auth Service
     Contract, 5.30%, 4-1-04                                                       -              1,005              1,005
New York State Urban Development Corp.
     Rev., 6.25%, 4-1-05 (MBIA)                                                    -              1,090              1,090
New York State Urban Development Corp.
     Rev., (Correctional Facilities),
     5.40%, 1-1-06 (AMBAC)                                                     1,298                   -             1,298
                                                                              ------              ------             ------
                                                                              10,910              2,095             13,005
                                                                              ------              ------             ------
continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                               Benham
Benham                         Inter-
Inter-                         mediate-          Pro
mediate-                       Term              Forma
Term Tax-                      Tax-Free          Combined
Exempt Fund                    Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

North Carolina--1.5%
-                               2,000                  2,000  North Carolina Eastern Municipal
                                                                   Power Agency Rev., Series 1993,
                                                                   6.00%, 1-1-06 (FSA)

Ohio--5.1%
1,450                               -                  1,450  Ohio Higher Educational Facility
                                                                   Commission Rev., (University of
                                                                   Dayton), 5.55%, 12-1-07 (FGIC)
1,000                               -                  1,000  Ohio Public Facility Commission Rev.,
                                                                   Series IIA, (Mental Health Facility),
                                                                   5.625%, 12-1-98
-                               1,000                  1,000  Ohio State Building Auth. Rev., Series A,
                                                                   Correctional Facility), 6.25%, 10-1-00
3,320                               -                  3,320  Ohio Water Development Auth.
                                                                   Pollution Control Facilities Rev.,
                                                                   6.00%, 12-1-05 (MBIA)



Oklahoma--2.0%
-                               2,500                  2,500  Oklahoma Industrial Auth. Health System
                                                                   Rev. Refunding, Series 1995 C, 7.00%,
                                                                   8-15-04 (AMBAC)

Oregon--2.1%
1,805                               -                  1,805  Lane County School District #19 GO,
                                                                   (Springfield), 6.375%, 10-15-05 (MBIA)
1,000                               -                  1,000  Oregon State Department Transportation Rev.,
                                                                   5.50%, 6-1-00 (MBIA)




continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                            ($ In Thousands)
                                                                                ---------------------------------------
                                                                                                 Benham
                                                                             Benham              Inter-
                                                                             Inter-              mediate-            Pro
                                                                             mediate-            Term                Forma
                                                                             Term Tax-           Tax-Free            Combined
                                                                             Exempt Fund         Fund                Market
                                                                             Market              Market              Value
                                                                             Value               Value               (Note 1)


North Carolina Eastern Municipal
     Power Agency Rev., Series 1993,
     6.00%, 1-1-06 (FSA)                                                           -              2,136              2,136
                                                                              ------              ------             ------

Ohio Higher Educational Facility
     Commission Rev., (University of
     Dayton), 5.55%, 12-1-07 (FGIC)                                            1,495                   -             1,495
Ohio Public Facility Commission Rev.,
     Series IIA, (Mental Health Facility),
     5.625%, 12-1-98                                                           1,030                   -             1,030
Ohio State Building Auth. Rev., Series A,
     Correctional Facility), 6.25%, 10-1-00                                        -              1,064              1,064
Ohio Water Development Auth.
     Pollution Control Facilities Rev.,
     6.00%, 12-1-05 (MBIA)                                                     3,579                   -             3,579
                                                                              ------              ------             ------
                                                                               6,104              1,064              7,168
                                                                              ------              ------             ------

Oklahoma Industrial Auth. Health System
     Rev. Refunding, Series 1995 C, 7.00%,
     8-15-04 (AMBAC)                                                               -              2,851              2,851
                                                                              ------              ------             ------

Lane County School District #19 GO,
     (Springfield), 6.375%, 10-15-05 (MBIA)                                    1,997                   -             1,997
Oregon State Department Transportation Rev.,
     5.50%, 6-1-00 (MBIA)                                                      1,037                   -             1,037
                                                                              ------              ------             ------
                                                                               3,034                                 3,034
                                                                              ------              ------             ------

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                               Benham
Benham                         Inter-
Inter-                         mediate-          Pro
mediate-                       Term              Forma
Term Tax-                      Tax-Free          Combined
Exempt Fund                    Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

Pennsylvania--4.6%
1,000                               -                  1,000  Harrisburg Auth. Lease Rev.,
                                                                   6.25%, 6-1-00 (FSA)(1)
1,500                               -                  1,500  Pennsylvania Turnpike Commission Rev.,
                                                                   Series L, 6.25%, 6-1-01 (AMBAC)
2,000                               -                  2,000  Philadelphia Gas Works Rev.,
                                                                   14th Series, 5.70%, 7-1-00 (FSA)
1,000                             845                  1,845  Philadelphia Water & Wastewater Rev.,
                                                                   5.00%, 6-15-12 (FGIC)



Puerto Rico--0.7%
1,000                               -                  1,000  Puerto Rico Electric Power Auth. Rev.,
                                                                   Series R, 5.70%, 7-1-00 (MBIA)

South Carolina--1.4%
1,000                               -                  1,000  Richland Lexington Airport District Rev.,
                                                                   Series C, 5.25%, 1-1-06 (AMBAC)
-                               1,000                  1,000  South Carolina Public Service Rev.,
                                                                   6.25%, 1-1-00 (AMBAC)



Texas--14.0%
-                                 115                    115  Austin County GO, 6.75%, 9-1-00 ,
                                                                   Prerefunded at Par(1)
-                                 885                    885  Austin County GO, Series C, 6.75%, 9-1-01
535                                 -                    535  Austin Utility System Rev.,
                                                                   Series A, 7.50%, 11-15-98
                                                                   (Acquired 2-3-95, Cost $547)(1)(3)
2,000                               -                  2,000  Brazos Higher Education Auth. Rev.,
                                                                   Series A-1, 5.50%, 12-1-98
1,875                               -                  1,875  Brownsville Utility System Rev.,
                                                                   6.00%, 9-1-08 (AMBAC)
1,000                               -                  1,000  Dallas-Fort Worth Regional Airport Rev.,
                                                                   Series A, 5.90%, 11-1-08 (MBIA)
1,340                               -                  1,340  Harris County Health Facilities Development
                                                                   Corp. (St. Luke's Episcopal
                                                                   Hospital), 6.40%, 2-15-00
-                               1,500                  1,500  Harris County Health Facility Memorial
                                                                   Hospital Rev., (Systems Project),
                                                                   6.80%, 6-1-01

continued




Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                                ($ In Thousands)
                                                                                -----------------------------------------
                                                                                                  Benham
                                                                              Benham              Inter-
                                                                              Inter-              mediate-            Pro
                                                                              mediate-            Term                Forma
                                                                              Term Tax-           Tax-Free            Combined
                                                                              Exempt Fund         Fund                Market
                                                                              Market              Market              Value
                                                                              Value               Value               (Note 1)
Harrisburg Auth. Lease Rev.,
     6.25%, 6-1-00 (FSA)(1)                                                    1,055                   -             1,055
Pennsylvania Turnpike Commission Rev.,
     Series L, 6.25%, 6-1-01 (AMBAC)                                           1,609                   -             1,609
Philadelphia Gas Works Rev.,
     14th Series, 5.70%, 7-1-00 (FSA)                                          2,081                   -             2,081
Philadelphia Water & Wastewater Rev.,
     5.00%, 6-15-12 (FGIC)                                                       952                805              1,757
                                                                              ------              ------             ------
                                                                               5,697                805              6,502
                                                                              ------              ------             ------

Puerto Rico Electric Power Auth. Rev.,
     Series R, 5.70%, 7-1-00 (MBIA)                                            1,047                   -             1,047
                                                                              ------              ------             ------

Richland Lexington Airport District Rev.,
     Series C, 5.25%, 1-1-06 (AMBAC)                                           1,001                   -             1,001
South Carolina Public Service Rev.,
     6.25%, 1-1-00 (AMBAC)                                                         -              1,055              1,055
                                                                              ------              ------             ------
                                                                               1,001              1,055              2,056
                                                                              ------              ------             ------
Austin County GO, 6.75%, 9-1-00 ,
     Prerefunded at Par(1)                                                         -                124                124
Austin County GO, Series C, 6.75%, 9-1-01                                          -                953                953
Austin Utility System Rev.,
     Series A, 7.50%, 11-15-98                                                   571                   -               571
     (Acquired 2-3-95, Cost $547)(1)(3)
Brazos Higher Education Auth. Rev.,
     Series A-1, 5.50%, 12-1-98                                                2,046                   -             2,046
Brownsville Utility System Rev.,
     6.00%, 9-1-08 (AMBAC)                                                     2,019                   -             2,019
Dallas-Fort Worth Regional Airport Rev.,
     Series A, 5.90%, 11-1-08 (MBIA)                                           1,041                   -             1,041
Harris County Health Facilities Development
     Corp. (St. Luke's Episcopal
     Hospital), 6.40%, 2-15-00                                                 1,416                   -             1,416
Harris County Health Facility Memorial
     Hospital Rev., (Systems Project),
     6.80%, 6-1-01                                                                 -              1,618               1,618

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                                 Benham
Benham                           Inter-
Inter-                           mediate-          Pro
mediate-                         Term              Forma
Term Tax-                        Tax-Free          Combined
Exempt Fund                      Fund              Principal
Principal                        Principal         Amount
Amount                           Amount            (Note 1)

-                               1,000                  1,000  Houston Independent School District GO,
                                                                   (Guaranteed by Texas Permanent
                                                                   School Fund), 8.375%, 8-15-98
-                               1,500                  1,500  Houston Water and Sewer System Rev.,
                                                                   5.60%, 12-1-02 (MBIA)
-                                 500                    500  North Texas Higher Education Student Loan
                                                                   Rev., 6.875%, 4-1-02 (AMBAC)
1,000                               -                  1,000  Tarrant County Health Facility Development
                                                                   Corporation Health System
                                                                   Rev., (Harris Methodist Health System),
                                                                   5.00%, 9-1-07 (AMBAC)
-                               2,000                  2,000  Texas Municipal Power Agency Rev.,
                                                                   5.75%, 9-1-02 (MBIA)
-                               1,000                  1,000  Texas Public Financing Agency GO, Series
                                                                   1995, (Systems Project), 6.50%, 10-1-03
1,500                               -                  1,500  Texas State Public Finance Auth. Building
                                                                   Rev., (Technical College),
                                                                   6.25%, 8-1-09 (MBIA)
-                               1,000                  1,000  Texas Turnpike Auth. Rev., Series 1990 A,
                                                                   7.00%, 1-1-99, Prerefunded at 102%
                                                                   of Par (AMBAC)(1)



Utah--2.6%
1,000                               -                  1,000  Salt Lake County Municipal Building Auth.
                                                                   Lease Rev., Series A, 6.00%, 10-1-07 (MBIA)
-                               1,600                  1,600  Utah Housing Finance Agency Single Family
                                                                   Mortgage Rev., 5.65%, 7-1-06
-                               1,000                  1,000  Utah State MFC University Rev., Series 1991,
                                                                   (Utah Hospital), 6.60%, 5-15-00



Virginia--1.7%
1,275                               -                  1,275  Metropolitan Washington D.C. Airports Auth.
                                                                   Rev., Series A, 6.30%, 10-1-03 (MBIA)
-                               1,000                  1,000  Virginia State Public Building Auth. Rev.
                                                                   Refunding, Series A, 5.70%, 8-1-00




continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN
                                                                                                ($ In Thousands)
                                                                                --------------------------------------
                                                                                                Benham
                                                                            Benham              Inter-
                                                                            Inter-              mediate-            Pro
                                                                            mediate-            Term                Forma
                                                                            Term Tax-           Tax-Free            Combined
                                                                            Exempt Fund         Fund                Market
                                                                            Market              Market              Value
                                                                            Value               Value               (Note 1)

Houston Independent School District GO,
     (Guaranteed by Texas Permanent
     School Fund), 8.375%, 8-15-98                                                 -              1,076              1,076
Houston Water and Sewer System Rev.,
     5.60%, 12-1-02 (MBIA)                                                         -              1,580              1,580
North Texas Higher Education Student Loan
     Rev., 6.875%, 4-1-02 (AMBAC)                                                  -                529                529
Tarrant County Health Facility Development
     Corporation Health System
     Rev., (Harris Methodist Health System),
     5.00%, 9-1-07 (AMBAC)                                                       979                   -               979
Texas Municipal Power Agency Rev.,
     5.75%, 9-1-02 (MBIA)                                                          -              2,118              2,118
Texas Public Financing Agency GO, Series
     1995, (Systems Project), 6.50%, 10-1-03                                       -              1,109              1,109
Texas State Public Finance Auth. Building
     Rev., (Technical College),
     6.25%, 8-1-09 (MBIA)                                                      1,640                   -             1,640
Texas Turnpike Auth. Rev., Series 1990 A,
     7.00%, 1-1-99, Prerefunded at 102%
     of Par (AMBAC)(1)                                                             -              1,078              1,078
                                                                              ------              ------             ------
                                                                               9,712             10,185             19,897
                                                                              ------              ------             ------

Salt Lake County Municipal Building Auth.
     Lease Rev., Series A, 6.00%, 10-1-07 (MBIA)                               1,063                   -             1,063
Utah Housing Finance Agency Single Family
     Mortgage Rev., 5.65%, 7-1-06                                                  -              1,637              1,637
Utah State MFC University Rev., Series 1991,
     (Utah Hospital), 6.60%, 5-15-00                                               -              1,066              1,066
                                                                              ------              ------             ------
                                                                               1,063              2,703              3,766
                                                                              ------              ------             ------

Metropolitan Washington D.C. Airports Auth.
     Rev., Series A, 6.30%, 10-1-03 (MBIA)                                     1,382                   -             1,382
Virginia State Public Building Auth. Rev.
     Refunding, Series A, 5.70%, 8-1-00                                            -              1,045              1,045
                                                                              ------              ------             ------
                                                                               1,382              1,045              2,427
                                                                              ------              ------             ------
continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                                Benham
Benham                          Inter-
Inter-                          mediate-          Pro
mediate-                        Term              Forma
Term Tax-                       Tax-Free          Combined
Exempt Fund                     Fund              Principal
Principal                       Principal         Amount
Amount                          Amount            (Note 1)

Washington--7.1%
-                               1,000                  1,000  Pierce County School District No. 3 GO,
                                                                   Series B, 5.80%, 12-1-99
-                               1,000                  1,000  Pierce County School District #320 GO,
                                                                   5.75%, 12-1-02
-                               2,000                  2,000  Snohomish County Public Utility District Rev.,
                                                                   Series 1993, 5.625%, 1-1-05 (FGIC)
-                               1,000                  1,000  Snohomish County School District #15 GO,
                                                                   6.125%, 12-1-03
1,000                               -                  1,000  Tacoma Electric System
                                                                   Rev., 6.10%, 1-1-07 (FGIC)
-                               1,000                  1,000  Washington Public Power Supply System Rev.,
                                                                   (Project #1), 5.50%, 7-1-04 (FGIC)
-                               1,000                  1,000  Washington Public Power Supply System Rev.,
                                                                   (Project #1), 7.10%, 7-1-01 (FGIC)
-                                 500                    500  Washington Public Power Supply System Rev.,
                                                                   Series C, 7.00%, 7-1-01 (FGIC)
1,000                               -                  1,000  Washington State Public Power Supply Rev.,
                                                                   Series C, (Project 2), 7.30%, 7-1-00



Wisconsin--2.7%
1,590                           1,000                  2,590  Wisconsin State Health and Educational Facility
                                                                   Auth. Rev., (Aurora Medical Group),
                                                                   6.00%, 11-15-10 (FSA)
-                               1,060                  1,060  Wisconsin State Health Facility Rev., Series B,
                                                                   (Wausau Hospital), 6.30%, 8-15-00 (AMBAC)




Total Municipal Securities--98.6%


MUNICIPAL DERIVATIVES--1.4%

2,000                               -                  2,000  Philadelphia Water and Wastewater
                                                                    Rev., Inverse Floater,
                                                                    (Fixed Airs), 5.15%, 6-15-04 (4)


continued





Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                                 ($ In Thousands)
                                                                                ----------------------------------------
                                                                                                 Benham
                                                                             Benham              Inter-
                                                                             Inter-              mediate-            Pro
                                                                             mediate-            Term                Forma
                                                                             Term Tax-           Tax-Free            Combined
                                                                             Exempt Fund         Fund                Market
                                                                             Market              Market              Value
                                                                             Value               Value               (Note 1)

Pierce County School District No. 3 GO,
     Series B, 5.80%, 12-1-99                                                      -              1,041              1,041
Pierce County School District #320 GO,
     5.75%, 12-1-02                                                                -              1,050              1,050
Snohomish County Public Utility District Rev.,
     Series 1993, 5.625%, 1-1-05 (FGIC)                                            -              2,083              2,083
Snohomish County School District #15 GO,
     6.125%, 12-1-03                                                               -              1,059              1,059
Tacoma Electric System
     Rev., 6.10%, 1-1-07 (FGIC)                                                1,068                   -             1,068
Washington Public Power Supply System Rev.,
     (Project #1), 5.50%, 7-1-04 (FGIC)                                            -              1,025              1,025
Washington Public Power Supply System Rev.,
     (Project #1), 7.10%, 7-1-01 (FGIC)                                            -              1,096              1,096
Washington Public Power Supply System Rev.,
     Series C, 7.00%, 7-1-01 (FGIC)                                                -                547                547
Washington State Public Power Supply Rev.,
     Series C, (Project 2), 7.30%, 7-1-00                                      1,084                   -             1,084
                                                                              ------              ------             ------
                                                                               2,152              7,901             10,053
                                                                              ------              ------             ------

Wisconsin State Health and Educational Facility
     Auth. Rev., (Aurora Medical Group),
     6.00%, 11-15-10 (FSA)                                                     1,692              1,064              2,756
Wisconsin State Health Facility Rev., Series B,
     (Wausau Hospital),
     6.30%, 8-15-00 (AMBAC)                                                        -              1,125              1,125
                                                                              ------              ------             ------
                                                                               1,692              2,189              3,881
                                                                              ------              ------             ------

                                                                              77,935             62,240            140,175
                                                                              ------              ------             ------



Philadelphia Water and Wastewater
      Rev., Inverse Floater,
      (Fixed Airs), 5.15%, 6-15-04 (4)                                         2,017                   -             2,017
                                                                              ------              ------             ------

continued






Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
                      Benham
Benham                Inter-
Inter-                mediate-          Pro
mediate-              Term              Forma
Term Tax-             Tax-Free          Combined
Exempt Fund           Fund              Principal
Principal             Principal         Amount
Amount                Amount            (Note 1)

TEMPORARY CASH INVESTMENTS
                                                              7,000 Units of Participation in Provident
                                                                   Institutional Funds (Muni Fund Portfolio)


Pro Forma Combining
Benham Intermediate-Term Tax-Exempt Fund and
Benham Intermediate-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                            ($ In Thousands)
                                                                                --------------------------------------
                                                                                                Benham
                                                                            Benham              Inter-
                                                                            Inter-              mediate-            Pro
                                                                            mediate-            Term                Forma
                                                                            Term Tax-           Tax-Free            Combined
                                                                            Exempt Fund         Fund                Market
                                                                            Market              Market              Value
                                                                            Value               Value               (Note 1)


7,000 Units of Participation in Provident
     Institutional Funds (Muni Fund Portfolio)                                     7                   -                 7
                                                                              ------              ------             ------

TOTAL INVESTMENT SECURITIES--100.0%                                          $79,959             $62,240           $142,199
                                                                              ======              ======             ======




Notes
AMBAC = AMBAC Indemnity Corp.
FGIC = Financial  Guaranty Insurance Company
FSA = Financial  Security  Association
GO = General  Obligation
MBIA = Municipal Bond Insurance Association

(1)  Escrowed in U.S. Government Securities.

(2) This security is a zero-coupon municipal bond. The yield to maturity at current market value is shown instead of a stated coupon rate. Zero-coupon securities are purchased at a substantial discount from their value at maturity.

(3)  Security was purchased  under Rule 144A of the  Securities Act of 1933 and, unless registered under the Act or exempted from registration,  may only be
     sold  to  qualified  institutional   investors.   The  aggregate  value  of
     restricted securities at October 31, 1996, was $571,129,  which represented
     0.7% of the net assets of the Intermediate-Term Tax-Exempt Fund.

(4) Inverse floaters bear interest rates that move inversely to market interest rates. Inverse floaters typically have durations twice as long as long-term bonds, which may cause their value to be twice as volatile as long-term bonds when market interest rates change.


END SCHEDULE OF INVESTMENTS

BENHAM LONG-TERM TAX-EXEMPT FUND
BENHAM LONG-TERM TAX-FREE FUND
PRO FORMA COMBINING STATEMENT OF ASSETS AND LIABILITIES
                                                                Benham            Benham                               Pro Forma
October 31, 1996 (Unaudited)                                   Long-Term         Long-Term                             Combined
                                                            Tax-Exempt Fund    Tax-Free Fund      Adjustments          (Note 1)
                                                            ---------------($ in Thousands, Except Per-Share Amounts)---------------
                                                            -----------------------------------------------------------------------
ASSETS
Investment securities, at value (identified cost of
     $57,253 and $50,587, respectively)                              $60,223           $53,431                            $113,654
Interest receivable                                                    1,023             1,029                               2,052
                                                            -----------------------------------------------------------------------
                                                                      61,246            54,460                 0           115,706
                                                            -----------------------------------------------------------------------

LIABILITIES
Disbursements in excess of demand deposit cash                           391                 5                                 396
Payable for capital shares redeemed                                        -                35                                  35
Dividends payable                                                         52                46                                  98
Payable to affiliates                                                      -                30               (30) (b)            -
Accrued management fee                                                    31                 -                23  (b)           54
Accrued expenses and other liabilities                                     -                 1                (1) (b)            -
                                                            -----------------------------------------------------------------------
                                                                         474               117                (8)              583
                                                            -----------------------------------------------------------------------

Net Assets Applicable to Outstanding Shares                          $60,772           $54,343                $8          $115,123
                                                            =======================================================================

CAPITAL SHARES (NOTE 3)
Outstanding                                                            5,744             4,694               442 (a)        10,880
                                                            =======================================================================

Net Asset Value Per Share                                             $10.58            $11.58                              $10.58
                                                            ===================================                  ==================

NET ASSETS CONSIST OF:
Capital paid in                                                      $57,802           $51,687                $8 (b)      $109,497
Accumulated undistributed net realized                                                                                           0
     gain (loss) from investment transactions                              -              (188)                               (188)
Net unrealized appreciation (depreciation) on investments              2,970             2,844                               5,814
                                                            -----------------------------------------------------------------------

                                                                     $60,772           $54,343                $8          $115,123
                                                            =======================================================================

(a) Adjustment to reflect the issuance of Long-Term Tax-Free shares (at the Long-Term Tax-Exempt net asset value per share since this fund is the accounting survivor) in connection with the proposed reorganization.
(b) Adjustment restates the funds' accrued management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity.

See Notes to Pro Forma Financial Statements

BENHAM LONG-TERM TAX-EXEMPT FUND
BENHAM LONG-TERM TAX-FREE FUND
PRO FORMA COMBINING STATEMENT OF OPERATIONS
                                                                Benham            Benham                                  Pro Forma
Year Ended October 31, 1996 (Unaudited)                        Long-Term         Long-Term                                 Combined
                                                            Tax-Exempt Fund    Tax-Free Fund            Adjustments        (Note 1)
                                                           ----------------------------($ in Thousands)-----------------------------
INVESTMENT INCOME
Income:
Interest                                                              $3,361            $3,168                              $6,529
                                                           ------------------------------------                  ------------------

Expenses:
Management fees                                                          353                 -               271  (a)          624
Investment advisory fees                                                   -               234              (234) (a)            -
Administrative fees                                                        -                52               (52) (a)            -
Transfer agency fees                                                       -                42               (42) (a)            -
Custodian fees                                                             -                11               (11) (a)            -
Printing and postage                                                       -                16               (16) (a)            -
Registration and filing fees                                               -                21               (21) (a)            -
Directors' fees and expenses                                               1                 4                (4) (a)            1
Auditing and legal fees                                                    -                15               (15) (a)            -
Other operating expenses                                                   -                12               (12) (a)            -
                                                           ------------------------------------------------------------------------
  Total expenses                                                         354               407              (136)              625
Amount waived                                                              -               (35)               35  (a)            -
Custodian earnings credits                                                 -                (4)                4  (a)            -
                                                           ------------------------------------------------------------------------
  Net expenses                                                           354               368               (97)              625
                                                           ------------------------------------------------------------------------

Net investment income                                                  3,007             2,800                97             5,904
                                                           ------------------------------------------------------------------------

REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS

Net realized gain (loss)                                                  27               642                                 669
Change in net unrealized appreciation (depreciation)                     134              (595)                               (461)
                                                           ------------------------------------                  ------------------

Net realized and unrealized gain (loss) on investments                   161                47                                 208
                                                           ------------------------------------                  ------------------

Net Increase in Net Assets
Resulting from Operations                                             $3,168            $2,847               $97            $6,112
                                                           ========================================================================

(a) Adjustment restates the funds' management fees to reflect the unitary fee structure at the proposed rate of the reorganized entity and the expected savings when the two funds become one.

See Notes to Pro Forma Financial Statements

Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments
October 31, 1996 (Unaudited)

                  ($ In Thousands)
  -----------------------------------------------------
Benham                        Benham
Long-Term                     Long-Term         Pro Forma
Tax-Exempt                    Tax-Free          Combined
Fund                          Fund              Principal
Principal                     Principal         Amount
Amount                        Amount            (Note 1)

MUNICIPAL SECURITIES
Alaska--0.1%
$60                                  -                $60     Alaska State Housing Finance Corp Rev.
                                                                   Series B, 8.75%, 12-1-16
                                                                   (LOC: Swiss Bank)

Alabama--1.6%
-                              $2,000               2,000     Alabama Special Care Facility
                                                                   Financing Auth. Rev., (Daughters
                                                                   of Charity), 5.00%, 11-1-25

Arizona--1.6%
-                               1,750               1,750     Phoenix Civic Improvement Corporation
                                                                   Water System Rev., 6.00%, 7-1-19

California--11.2%
1,000                                -              1,000     California Educational Facilities Auth. Rev.,
                                                                   (Pooled College & University Project)
                                                                   5.60%, 12-1-20
2,000                                -              2,000     California State Public Works Lease Rev.,
                                                                   (Department Corrections Prisons A), 5.00%
                                                                   12-1-19 (AMBAC)
1,000                                -              1,000     California State Public Works Lease Rev.,
                                                                   (University Project A), 6.20%, 10-1-08
1,225                                -              1,225     Long Beach Water Rev., 6.125%, 5-1-19
1,500                                -              1,500     Los Angeles Community Redevelopment
                                                                   Agency Rev., (Bunker Hill), 6.50%
                                                                   12-1-14 (FSA)
-                               1,700               1,700     Los Angeles Wastewater Rev., Series
                                                                   1993 D, 4.70%, 11-1-19 (FGIC)
1,500                                -              1,500     Metropolitan Water District Rev.,
                                                                   Series A,  (Southern California)
                                                                   5.75%, 7-1-21
1,850                                -              1,850     Northern California Power Agency Rev., Series A,
                                                                   (Hydroelectric Project #1), 6.25%
                                                                   7-1-12 (MBIA)
1,000                                -              1,000     San Jose Redevelopment Agency
                                                                   Tax Allocation, Series D, 5.75%, 8-1-24



Colorado--0.3%
300                                  -                300     Colorado Housing Finance Auth. Rev.,
                                                                  Series C, (Single Family Residential)
                                                                  8.70%, 9-1-07


continued




Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                             ($ In Thousands)
                                                                               ------------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)

Alaska State Housing Finance Corp Rev.
     Series B, 8.75%, 12-1-16
     (LOC: Swiss Bank)                                                           $62                   -               $62
                                                                               ------             ------             ------

Alabama Special Care Facility
     Financing Auth. Rev., (Daughters
     of Charity), 5.00%, 11-1-25                                                    -            $1,783              1,783
                                                                               ------             ------             ------

Phoenix Civic Improvement Corporation
     Water System Rev., 6.00%, 7-1-19                                               -             1,787              1,787
                                                                               ------             ------             ------

California Educational Facilities Auth. Rev.,
     (Pooled College & University Project)
     5.60%, 12-1-20                                                               974                  -               974
California State Public Works Lease Rev.,
     (Department Corrections Prisons A), 5.00%
     12-1-19 (AMBAC)                                                            1,869                  -             1,869
California State Public Works Lease Rev.,
     (University Project A), 6.20%, 10-1-08                                     1,066                  -             1,066
Long Beach Water Rev., 6.125%, 5-1-19                                           1,261                  -             1,261
Los Angeles Community Redevelopment
     Agency Rev., (Bunker Hill), 6.50%
     12-1-14 (FSA)                                                              1,634                  -             1,634
Los Angeles Wastewater Rev., Series
     1993 D, 4.70%, 11-1-19 (FGIC)                                                  -             1,475              1,475
Metropolitan Water District Rev.,
     Series A,  (Southern California)
     5.75%, 7-1-21                                                              1,553                  -             1,553
Northern California Power Agency Rev., Series A,
     (Hydroelectric Project #1), 6.25%
     7-1-12 (MBIA)                                                              1,956                  -             1,956
San Jose Redevelopment Agency
     Tax Allocation, Series D, 5.75%, 8-1-24                                      987                  -               987
                                                                               ------             ------             ------
                                                                               11,300             1,475             12,775
                                                                               ------             ------             ------

Colorado Housing Finance Auth. Rev.,
    Series C, (Single Family Residential)
    8.70%, 9-1-07                                                                 315                  -               315
                                                                               ------             ------             ------
continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                          Benham
Long-Term                      Long-Term         Pro Forma
Tax-Exempt                     Tax-Free          Combined
Fund                           Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

Connecticut--2.7%
1,000                                -              1,000     Connecticut GO, Series E, 6.00%, 3-15-12
1,880                                -              1,880     Connecticut State Development Auth. Rev.,
                                                                   Series A, 6.375%, 10-15-24



District of Columbia--0.9%
1,000                                -              1,000     Metropolitan Area Transportation Auth. Rev.,
                                                                   6.00%, 7-1-10 (FGIC)

Florida--5.3%
-                                 890                 890     Broward County Resource Recovery
                                                                   Facility Rev., Series 1984, (South
                                                                   Project), 7.95%, 12-1-08
-                               1,000               1,000     Orlando Water and Electric Auth.
                                                                   Rev., Series D, 6.75%, 10-1-17
1,500                                -              1,500     Reedy Creek Utility Rev.,
                                                                   Series 1, 5.00%, 10-1-19 (MBIA)
-                               1,000               1,000     St. Petersburg Health Auth. Rev.,
                                                                   (Allegheny Health), 7.00%, 12-1-15
                                                                   (MBIA)
1,350                                -              1,350     Tampa Sports Auth. Sales Tax Rev.,
                                                                   (Tampa Bay Arena Project)
                                                                   5.75%, 10-1-25 (MBIA)



Georgia--1.0%
-                               1,000               1,000     Georgia Municipal Electric Auth.
                                                                   Rev., 6.50%, 1-1-12 (MBIA)

Illinois--13.1%
1,000                                -              1,000     City of Chicago Rev., (Peoples Gas,
                                                                   Light and Coke Co.), 7.50%, 3-1-15
-                               1,965               1,965     Chicago Metropolitan Water
                                                                   Reclamation District Capital
                                                                   Improvement, 6.25%, 12-1-14
1,000                                -              1,000     Cook County GO, 7.00%, 11-1-10,
                                                                   Prerefunded 11-1-00 at 102% of Par
                                                                   (MBIA)(1)
continued




Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                              ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)


Connecticut GO, Series E, 6.00%, 3-15-12                                        1,072                  -             1,072
Connecticut State Development Auth. Rev.,
     Series A, 6.375%, 10-15-24                                                 1,998                  -             1,998
                                                                               ------             ------             ------
                                                                                3,070                  -             3,070
                                                                               ------             ------             ------

Metropolitan Area Transportation Auth. Rev.,
     6.00%, 7-1-10 (FGIC)                                                       1,075                  -             1,075
                                                                               ------             ------             ------

Broward County Resource Recovery
     Facility Rev., Series 1984, (South
     Project), 7.95%, 12-1-08                                                       -               981                981
Orlando Water and Electric Auth.
     Rev., Series D, 6.75%, 10-1-17                                                 -             1,171              1,171
Reedy Creek Utility Rev.,
     Series 1, 5.00%, 10-1-19 (MBIA)                                            1,385                  -             1,385
St. Petersburg Health Auth. Rev.,
     (Allegheny Health), 7.00%, 12-1-15                                             -             1,117              1,117
     (MBIA)
Tampa Sports Auth. Sales Tax Rev.,
     (Tampa Bay Arena Project)
     5.75%, 10-1-25 (MBIA)                                                      1,406                  -             1,406
                                                                               ------             ------             ------
                                                                                2,791             3,269              6,060
                                                                               ------             ------             ------

Georgia Municipal Electric Auth.
     Rev., 6.50%, 1-1-12 (MBIA)                                                     -             1,116              1,116
                                                                               ------             ------             ------

City of Chicago Rev., (Peoples Gas,
     Light and Coke Co.), 7.50%, 3-1-15                                         1,091                  -             1,091
Chicago Metropolitan Water
     Reclamation District Capital
     Improvement, 6.25%, 12-1-14                                                    -             2,067              2,067
Cook County GO, 7.00%, 11-1-10,
     Prerefunded 11-1-00 at 102% of Par
     (MBIA)(1)                                                                  1,111                  -              1,111

continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                        Benham
Long-Term                     Long-Term         Pro Forma
Tax-Exempt                    Tax-Free          Combined
Fund                          Fund              Principal
Principal                     Principal         Amount
Amount                        Amount            (Note 1)

500                             1,500               2,000     Illinois Dedicated Tax Rev.,
                                                                   (Civic Center Project)
                                                                   6.25%, 12-15-20 (AMBAC)
-                               1,500               1,500     Illinois Development Finance Auth.
                                                                   Pollution Control Rev., Series B,
                                                                   (Central Illinois Public Service),
                                                                   7.60%, 3-1-14
-                               1,840               1,840     Illinois Health Facilities Auth. Rev.
                                                                   Refunding, Series C,
                                                                   (Evangelical Hospital), 6.75%, 4-15-12
1,500                                -              1,500     Illinois GO, 6.25%, 10-1-06
1,000                                -              1,000     Illinois Regional Transportation Auth. Rev.,
                                                                   Series A, 7.20%, 11-1-20 (AMBAC)
-                               2,000               2,000     Springfield Water Rev., 6.50%, 3-1-15


Indiana--2.9%
-                               1,000               1,000     Indiana Municipal Power Agency Rev.,
                                                                   Series A, 7.10%, 1-1-00, Prerefunded
                                                                   at 102% of  Par (AMBAC)(1)
1,000                                -              1,000     Indiana State Toll Finance Auth. Rev.,
                                                                   6.875%, 7-1-12,
                                                                   Prerefunded 1-1-97 at 102% of Par
                                                                   (FGIC)(1)
-                               1,000               1,000     Indiana Transportation Financing Auth.
                                                                   Highway Rev., Series A, 7.25%, 6-1-15



Kansas--0.9%
1,000                                -              1,000     Kansas City Utility System Rev.,
                                                                   6.375%, 9-1-23 (FGIC)

Kentucky--1.3%
1,000                                -              1,000     Carroll County Pollution Control Rev., Series A,
                                                                   (Kentucky Utilities Company Project),
                                                                   7.45%, 9-15-16
270                                  -                270     Kentucky Housing Corp. Rev., Series C,
                                                                   7.90%, 1-1-21 (FHA)



continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                          ($ In Thousands)
                                                                                -----------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)

Illinois Dedicated Tax Rev.,
     (Civic Center Project)
     6.25%, 12-15-20 (AMBAC)                                                      546             1,638              2,184
Illinois Development Finance Auth.
     Pollution Control Rev., Series B,
     (Central Illinois Public Service),
     7.60%, 3-1-14                                                                  -             1,637              1,637
Illinois Health Facilities Auth. Rev.
     Refunding, Series C,
     (Evangelical Hospital), 6.75%, 4-15-12                                         -             1,939              1,939
Illinois GO, 6.25%, 10-1-06                                                     1,609                  -             1,609
Illinois Regional Transportation Auth. Rev.,
     Series A, 7.20%, 11-1-20 (AMBAC)                                           1,217                  -             1,217
Springfield Water Rev., 6.50%, 3-1-15                                               -             2,091              2,091
                                                                               ------            ------             ------
                                                                                5,574             9,372             14,946
                                                                               ------            ------             ------

Indiana Municipal Power Agency Rev.,
     Series A, 7.10%, 1-1-00, Prerefunded
     at 102% of  Par (AMBAC)(1)                                                     -             1,099              1,099
Indiana State Toll Finance Auth. Rev.,
     6.875%, 7-1-12,
     Prerefunded 1-1-97 at 102% of Par
     (FGIC)(1)                                                                  1,025                  -             1,025
Indiana Transportation Financing Auth.
     Highway Rev., Series A, 7.25%, 6-1-15                                          -             1,192              1,192
                                                                               ------             ------             ------
                                                                                1,025             2,291              3,316
                                                                               ------             ------             ------

Kansas City Utility System Rev.,
     6.375%, 9-1-23 (FGIC)                                                      1,071                  -             1,071
                                                                               ------             ------             ------

Carroll County Pollution Control Rev., Series A,
     (Kentucky Utilities Company Project),
     7.45%, 9-15-16                                                             1,143                  -             1,143
Kentucky Housing Corp. Rev., Series C,
     7.90%, 1-1-21 (FHA)                                                          285                  -               285
                                                                               ------             ------             ------
                                                                                1,428                  -             1,428
                                                                               ------             ------             ------
continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                         Benham
Long-Term                      Long-Term         Pro Forma
Tax-Exempt                     Tax-Free          Combined
Fund                           Fund              Principal
Principal                      Principal         Amount
Amount                         Amount            (Note 1)

Massachusetts--7.1%
1,000                                -              1,000     Boston GO, Series B,
                                                                   5.875%, 8-1-12 (AMBAC)
1,000                                -              1,000     Boston GO, Series B,
                                                                   5.875%, 8-1-13 (AMBAC)
1,000                                -              1,000     Massachusetts GO,
                                                                   Series A, (Consolidated Loan)
                                                                   5.40%, 11-1-06
-                               1,000               1,000     Massachusetts Health and Education Auth.
                                                                   Rev., Series F, 6.25%, 7-1-12 (AMBAC)
-                               1,115               1,115     Massachusetts Housing Finance Agency
                                                                   Rev., Series 1993 A, 6.375%, 4-1-21
-                               1,690               1,690     Massachusetts Housing Finance Agency
                                                                   Rev., Series 1992 H, 6.75%, 11-15-12
                                                                   (FNMA)
1,000                                -              1,000     Massachusetts Water Resources Auth. Rev.,
                                                                   Series B, 5.50%, 11-1-15



Michigan--2.1%
1,500                                -              1,500     Detroit Sewer Disposal Rev.,
                                                                    Series B, 5.25%, 7-1-21 (MBIA)
1,000                                -              1,000     University of Michigan Hospital Rev.,
                                                                   Series A, 5.75%, 12-1-12



Montana--1.6%
1,650                                -              1,650     Montana State Board Investment Payroll Tax
                                                                   Rev., 6.875%, 6-1-20(1)

New York--7.8%
1,000                                -              1,000     Municipal Assistance Corp. Rev.,
                                                                   Series 67, 7.625%, 7-1-08
1,000                                -              1,000     New York Local Government Assistance Corp.
                                                                   Rev., Series D, 6.75%, 4-1-07
1,000                                -              1,000     New York State Dorm Auth. Rev.
                                                                   City University, 6.00%, 7-1-26
1,000                                -              1,000     New York State Environmental Facilities Corp.
                                                                   Pollution Control Rev., Series E
                                                                   6.30%, 6-15-02
1,000                           2,000               3,000     New York State Urban Development Corp. Rev.,
                                                                   Series 4, (Correctional Facilities)
                                                                   5.375%, 1-1-23
continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                             ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)
Boston GO, Series B,
     5.875%, 8-1-12 (AMBAC)                                                     1,032                  -             1,032
Boston GO, Series B,
     5.875%, 8-1-13 (AMBAC)                                                     1,028                  -             1,028
Massachusetts GO,
     Series A, (Consolidated Loan)
     5.40%, 11-1-06                                                             1,028                  -             1,028
Massachusetts Health and Education Auth.
     Rev., Series F, 6.25%, 7-1-12 (AMBAC)                                          -             1,088              1,088
Massachusetts Housing Finance Agency
     Rev., Series 1993 A, 6.375%, 4-1-21                                            -             1,133              1,133
Massachusetts Housing Finance Agency
     Rev., Series 1992 H, 6.75%, 11-15-12
     (FNMA)                                                                         -             1,786              1,786
Massachusetts Water Resources Auth. Rev.,
     Series B, 5.50%, 11-1-15                                                     981                  -               981
                                                                               ------             ------             ------
                                                                                4,069             4,007              8,076
                                                                               ------             ------             ------

Detroit Sewer Disposal Rev.,
      Series B, 5.25%, 7-1-21 (MBIA)                                            1,422                  -             1,422
University of Michigan Hospital Rev.,
     Series A, 5.75%, 12-1-12                                                   1,006                  -             1,006
                                                                               ------             ------             ------
                                                                                2,428                  -             2,428
                                                                               ------             ------             ------

Montana State Board Investment Payroll Tax
     Rev., 6.875%, 6-1-20(1)                                                    1,819                  -             1,819
                                                                               ------             ------             ------

Municipal Assistance Corp. Rev.,
     Series 67, 7.625%, 7-1-08                                                  1,096                  -             1,096
New York Local Government Assistance Corp.
     Rev., Series D, 6.75%, 4-1-07                                              1,111                  -             1,111
New York State Dorm Auth. Rev.
     City University, 6.00%, 7-1-26                                               992                  -               992
New York State Environmental Facilities Corp.
     Pollution Control Rev., Series E
     6.30%, 6-15-02                                                             1,083                  -             1,083
New York State Urban Development Corp. Rev.,
     Series 4, (Correctional Facilities)
     5.375%, 1-1-23                                                               906             1,813               2,719

continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                          Benham
Long-Term                       Long-Term         Pro Forma
Tax-Exempt                      Tax-Free          Combined
Fund                            Fund              Principal
Principal                       Principal         Amount
Amount                          Amount            (Note 1)

2,000                                -              2,000     New York State Urban Development Corp. Rev.,
                                                                   Series 6, (Correctional Facilities)
                                                                   5.375%, 1-1-15



North Carolina--1.5%
520                                  -                520     North Carolina Eastern Municipal Power
                                                                   Agency System Rev., Series A, 7.50%,
                                                                   1-1-10, Prerefunded 1-1-09 at 100% of Par(1)
1,000                                -              1,000     North Carolina Municipal Power Agency #1
                                                                   Rev., (Catawba Electric)
                                                                   6.00%, 1-1-10 (MBIA)



Ohio--1.2%
750                                  -                750     Ohio Higher Educational Facility Commission
                                                                   Rev., (Case Western Reserve University)
                                                                   6.50%, 10-1-20
500                                  -                500     Ohio Higher Educational Facility Commission
                                                                   Rev., (University of Dayton)
                                                                   5.80%, 12-1-14 (FGIC)



Pennsylvania--5.0%
1,125                           3,000               4,125     Pennsylvania Intergovernmental
                                                                   Cooperative Auth.
                                                                   Special Tax Rev., Series A
                                                                   5.00%, 6-15-22 (MBIA)
1,000                                -              1,000     Philadelphia Gas Works Rev.,
                                                                   15th Series, 5.375%, 8-1-07 (FSA)
1,000                                -              1,000     Philadelphia Water & Wastewater Rev.,
                                                                   5.25%, 6-15-23 (MBIA)



Puerto Rico--0.5%
500                                  -                500     Puerto Rico Commonwealth, GO, 6.45%, 7-1-17

continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                            ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)
New York State Urban Development Corp. Rev.,
     Series 6, (Correctional Facilities)
     5.375%, 1-1-15                                                             1,870                  -             1,870
                                                                               ------             ------             ------
                                                                                7,058             1,813              8,871
                                                                               ------             ------             ------

North Carolina Eastern Municipal Power
     Agency System Rev., Series A, 7.50%,
     1-1-10, Prerefunded 1-1-09 at 100% of Par(1)                                 620                  -               620
North Carolina Municipal Power Agency #1
     Rev., (Catawba Electric)
     6.00%, 1-1-10 (MBIA)                                                       1,074                  -             1,074
                                                                               ------             ------             ------
                                                                                1,694                  -             1,694
                                                                               ------             ------             ------

Ohio Higher Educational Facility Commission
     Rev., (Case Western Reserve University)
     6.50%, 10-1-20                                                               848                  -               848
Ohio Higher Educational Facility Commission
     Rev., (University of Dayton)
     5.80%, 12-1-14 (FGIC)                                                        503                  -               503
                                                                               ------             ------             ------
                                                                                1,351                  -             1,351
                                                                               ------             ------             ------

Pennsylvania Intergovernmental
     Cooperative Auth.
     Special Tax Rev., Series A
     5.00%, 6-15-22 (MBIA)                                                      1,016             2,709              3,725
Philadelphia Gas Works Rev.,
     15th Series, 5.375%, 8-1-07 (FSA)                                          1,014                  -             1,014
Philadelphia Water & Wastewater Rev.,
     5.25%, 6-15-23 (MBIA)                                                        938                  -               938
                                                                               ------             ------             ------
                                                                                2,968             2,709              5,677
                                                                               ------             ------             ------

Puerto Rico Commonwealth, GO, 6.45%, 7-1-17                                       533                  -               533
                                                                               ------             ------             ------

continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                        Benham
Long-Term                     Long-Term         Pro Forma
Tax-Exempt                    Tax-Free          Combined
Fund                          Fund              Principal
Principal                     Principal         Amount
Amount                        Amount            (Note 1)

Rhode Island--3.0%
-                              11,000              11,000     Rhode Island Clean Water Safe
                                                                   Drinking, 6.70%, 1-1-15 (AMBAC)
1,000                           1,000               2,000     Rhode Island Depositors Economic
                                                                   Protection Corp.
                                                                   Special Obligation Rev., Series A
                                                                   6.25%, 8-1-16 (MBIA)



South Carolina--3.5%
-                               1,000               1,000     Columbia Water and Sewer Rev.,
                                                                   7.10%, 2-1-01,  Prerefunded at
                                                                   102% of Par(1)
-                               1,500               1,500     Piedmont Municipal Power Agency
                                                                   Electric Rev., 6.75%, 1-1-19 (FGIC)
-                                 860                 860     Piedmont Municipal Power Agency
                                                                   Electric Rev. Refunding, Series 1991 A,
                                                                   6.50%, 1-1-16 (FGIC)
-                                 140                 140     Piedmont Municipal Power Agency
                                                                   Electric Rev. Refunding, Series 1991 A,
                                                                   6.50%,  1-1-16(1)



Texas--8.6%
1,000                                -              1,000     Alliance Airport Auth. Special Facilities Rev.,
                                                                   (American Airlines Project), 7.00%, 12-1-11
1,000                                -              1,000     Denton Utility System Rev.,
                                                                   Series A, 5.95%, 12-1-14 (MBIA)
-                                 600                 600     Lower Colorado River Auth. Rev
                                                                   Refunding, 5.25%, 1-1-15(1)
-                               2,000               2,000     San Antonio Electric and Gas System
                                                                   Rev., 5.54%, 2-1-09 (FGIC)(2)
-                               1,000               1,000     Tarrant County Health Facility Rev.,
                                                                   Series A, 6.75%, 9-1-12 (AMBAC)
2,500                           1,960               4,460     Texas Municipal Power Agency Rev.,
                                                                   Series A, 6.75%, 9-1-12 (AMBAC)



continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                            ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)


Rhode Island Clean Water Safe
     Drinking, 6.70%, 1-1-15 (AMBAC)                                                -             1,213              1,213
Rhode Island Depositors Economic
     Protection Corp.
     Special Obligation Rev., Series A
     6.25%, 8-1-16 (MBIA)                                                       1,086             1,086              2,172
                                                                               ------             ------             ------
                                                                                1,086             2,299              3,385
                                                                               ------             ------             ------

Columbia Water and Sewer Rev.,
     7.10%, 2-1-01,  Prerefunded at
     102% of Par(1)                                                                 -             1,120              1,120
Piedmont Municipal Power Agency
     Electric Rev., 6.75%, 1-1-19 (FGIC)                                            -             1,748              1,748
Piedmont Municipal Power Agency
     Electric Rev. Refunding, Series 1991 A,
     6.50%, 1-1-16 (FGIC)                                                           -               965                965
Piedmont Municipal Power Agency
     Electric Rev. Refunding, Series 1991 A,
     6.50%,  1-1-16(1)                                                              -               158                158
                                                                               ------             ------             ------
                                                                                    -             3,991              3,991
                                                                               ------             ------             ------

Alliance Airport Auth. Special Facilities Rev.,
     (American Airlines Project), 7.00%, 12-1-11                                1,100                  -             1,100
Denton Utility System Rev.,
     Series A, 5.95%, 12-1-14 (MBIA)                                            1,033                  -             1,033
Lower Colorado River Auth. Rev
     Refunding, 5.25%, 1-1-15(1)                                                    -               590                590
San Antonio Electric and Gas System
     Rev., 5.54%, 2-1-09 (FGIC)(2)                                                  -             1,024              1,024
Tarrant County Health Facility Rev.,
     Series A, 6.75%, 9-1-12 (AMBAC)                                                -             1,061              1,061
Texas Municipal Power Agency Rev.,
     Series A, 6.75%, 9-1-12 (AMBAC)                                            2,774             2,175              4,949
                                                                               ------             ------             ------
                                                                                4,907             4,850              9,757
                                                                               ------             ------             ------
continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                        Benham
Long-Term                     Long-Term         Pro Forma
Tax-Exempt                    Tax-Free          Combined
Fund                          Fund              Principal
Principal                     Principal         Amount
Amount                        Amount            (Note 1)

Utah--1.1%
-                               1,000               1,000     Salt Lake City Hospital Rev. Refunding,
                                                                   Series A, (Intermountain Health
                                                                   Corporation), 8.125%, 5-15-15(1)

Virginia--3.0%
-                               1,000               1,000     Hampton Industrial Development Auth.
                                                                   Rev., Series A, (Sentara General
                                                                   Hospital), 6.50%, 11-1-12
500                                  -                500     Norfolk Hospital Development Auth.
                                                                   Rev., (Children's Hospital),
                                                                   7.00%, 6-1-11, Prerefunded 6-1-01
                                                                   at 102% of Par (AMBAC)(1)
-                               1,750               1,750     Virginia State Housing Development Auth.
                                                                   Rev., Series F, (Single Family Mortgage),
                                                                   7.10%, 1-1-17



Washington--6.6%
-                               1,405               1,405     Port of Seattle Rev., 7.50%, 12-1-00 ,
                                                                   Prerefunded at 102% of Par
                                                                   (AMBAC)(1)
-                               1,625               1,625     Seattle Metropolitan Sewer Rev.,
                                                                   Series T, 6.875%, 1-1-13
-                               1,000               1,000     Washington Public Power Supply
                                                                   System Rev., Series 1990 C,
                                                                   5.70%, 7-1-12 (AMBAC)
-                               1,000               1,000     Washington State GO, Series A,
                                                                   6.75%, 2-1-15
1,000                                -              1,000     Washington State GO,
                                                                   Series B, 5.375%, 5-1-08
1,000                                -              1,000     Washington State Public Power Supply Rev.,
                                                                   Series A, (Nuclear Project #1)
                                                                   5.75%, 7-1-12 (MBIA)



Wisconsin--3.1%
1,180                                -              1,180     Winneconne Community School
                                                                   District GO, 6.75%, 4-1-14 (FGIC)
-                               1,900               1,900     Wisconsin State Clean Water Rev.,
                                                                   6.875%, 6-1-11




continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                         ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)

Salt Lake City Hospital Rev. Refunding,
     Series A, (Intermountain Health
     Corporation), 8.125%, 5-15-15(1)                                               -             1,198              1,198
                                                                               ------             ------             ------
Hampton Industrial Development Auth.
     Rev., Series A, (Sentara General
     Hospital), 6.50%, 11-1-12                                                      -             1,044              1,044
Norfolk Hospital Development Auth.
     Rev., (Children's Hospital),
     7.00%, 6-1-11, Prerefunded 6-1-01
     at 102% of Par (AMBAC)(1)                                                    560                  -               560
Virginia State Housing Development Auth.
     Rev., Series F, (Single Family Mortgage),
     7.10%, 1-1-17                                                                  -             1,849              1,849
                                                                               ------             ------             ------
                                                                                  560             2,893              3,453
                                                                               ------             ------             ------

Port of Seattle Rev., 7.50%, 12-1-00 ,
     Prerefunded at 102% of Par
     (AMBAC)(1)                                                                     -             1,589              1,589
Seattle Metropolitan Sewer Rev.,
     Series T, 6.875%, 1-1-13                                                       -             1,740              1,740
Washington Public Power Supply
     System Rev., Series 1990 C,
     5.70%, 7-1-12 (AMBAC)                                                          -             1,002              1,002
Washington State GO, Series A,
     6.75%, 2-1-15                                                                  -             1,151              1,151
Washington State GO,
     Series B, 5.375%, 5-1-08                                                   1,019                  -             1,019
Washington State Public Power Supply Rev.,
     Series A, (Nuclear Project #1)
     5.75%, 7-1-12 (MBIA)                                                       1,006                  -             1,006
                                                                               ------             ------             ------
                                                                                2,025             5,482              7,507
                                                                               ------             ------             ------

Winneconne Community School
     District GO, 6.75%, 4-1-14 (FGIC)                                          1,285                  -             1,285
Wisconsin State Clean Water Rev.,
     6.875%, 6-1-11                                                                 -             2,196              2,196
                                                                               ------             ------             ------
                                                                                1,285             2,196              3,481
                                                                               ------             ------             ------

continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

                   ($ In Thousands)
     ------------------------------------------------
Benham                          Benham
Long-Term                       Long-Term         Pro Forma
Tax-Exempt                      Tax-Free          Combined
Fund                            Fund              Principal
Principal                       Principal         Amount
Amount                          Amount            (Note 1)

Wyoming--0.2%
220                                  -                220     Wyoming Community Development Auth. Rev.,
                                                                   Series B, (Single Family Mortgage),
                                                                   8.125%, 6-1-21 (FHA)

Total Municipal Bonds--98.8%


Short-Term Tax-Exempt Securities
Arizona--0.1%
-                                 100                 100     Phoenix Industrial Dev. Auth.
                                                                   Multifamily Housing Rev. Refunding,
                                                                   (Ventana Palms Apartments), VRDN, 3.60%
                                                                   11-6-1996, resets monthly,
                                                                   final maturity 2-1-24
California--0.4%
500                                  -                500     Ontario California Industrial Development
                                                                   Auth. Rev., Series A, (Erenberg Partners),
                                                                   4.00%, VRDN, 11-6-96, resets
                                                                   weekly, final maturity 9-1-08
                                                                   (LOC: Tokai Bank of California Ltd.)

New Jersey--0.7%
-                                 800                 800     New Jersey Economic Development
                                                                   Auth. Rev., Series 1984A,
                                                                   (Merck & Co., Inc.), VRDN, 4.00%,
                                                                   11-6-96, resets weekly,
                                                                   final maturity 10-1-19


Total Short-Term Tax-Exempt Securities--1.2%


TOTAL INVESTMENT SECURITIES--100.0%


continued





Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (Continued)
October 31, 1996 (Unaudited)

CONTINUATION OF COLUMN

                                                                                         ($ In Thousands)
                                                                                ------------------------------------------
                                                                               Benham              Benham              Pro
                                                                               Long-Term           Long-Term           Forma
                                                                               Tax-Exempt          Tax-Free            Combined
                                                                               Fund                Fund                Market
                                                                               Market              Market              Value
                                                                               Value               Value               (Note 1)


Wyoming Community Development Auth. Rev.,
     Series B, (Single Family Mortgage),
     8.125%, 6-1-21 (FHA)                                                         229                  -               229
                                                                               ------             ------             ------
                                                                               59,723            52,531            112,254
                                                                               ------             ------             ------



Phoenix Industrial Dev. Auth.
     Multifamily Housing Rev. Refunding,
     (Ventana Palms Apartments), VRDN, 3.60%
     11-6-1996, resets monthly,
     final maturity 2-1-24                                                          -               100                100

Ontario California Industrial Development
     Auth. Rev., Series A, (Erenberg Partners),
     4.00%, VRDN, 11-6-96, resets
     weekly, final maturity 9-1-08
     (LOC: Tokai Bank of California Ltd.)                                         500                  -               500


New Jersey Economic Development
     Auth. Rev., Series 1984A,
     (Merck & Co., Inc.), VRDN, 4.00%,
     11-6-96, resets weekly,
     final maturity 10-1-19
                                                                                    -               800                800
                                                                               ------             ------             ------
                                                                                  500               900              1,400
                                                                               ------             ------             ------

                                                                             $60,223            $53,431           $113,654
                                                                              =======            =======            =======

continued






Pro Forma Combining
Benham Long-Term Tax-Exempt Fund and
Benham Long-Term Tax-Free Fund
Schedule of Investments (continued)
October 31, 1996 (Unaudited)

NOTES TO SCHEDULE OF INVESTMENTS
AMBAC = AMBAC Indemnity Corp.
FGIC = Financial Guaranty Insurance Company
FHA = Federal Housing Authority
FNMA = Federal National Mortgage Association
FSA = Financial Security Association
GO = General Obligation
LOC = Letter of Credit
MBIA = Municipal Bond Insurance Association resets = The frequency with which a fixed-income security's coupon changes, based on current market conditions or an underlying index. The more frequently a security resets, the less risk the investor is taking that the coupon will vary significantly from current market rates.
VRDN = Variable Rate Demand Note. Interest reset date is indicated and used in calculating the weighted average portfolio maturity. Rate shown is effective
October 31, 1996.

(1)  Escrowed in U.S. Government Securities

(2) This security is a zero-coupon municipal bond. The yield to maturity at current market value is shown instead of a stated coupon rate. Zero-coupon securities are purchased at a substantial discount from their value at maturity.

END SCHEDULE OF INVESTMENTS

Notes to Pro Forma Financial Statements (unaudited)

1. Basis of Combination-The unaudited Pro Forma Combining Schedules of Investments, Pro Forma Combining Statements of Assets and Liabilities and Pro Forma Combining Statements of Operations reflect the accounts of the Benham Short-Term Government Fund and Benham Adjustable Rate Government Securities Fund; Benham Intermediate-Term Tax-Exempt Fund and Benham Intermediate-Term Tax-Free Fund and Benham Long-Term Tax-Exempt Fund and Benham Long-Term Tax-Free Fund, at and for the year ended October 31, 1996. The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the non-surviving fund, in exchange for shares of the surviving entity as stated below:

              Non-Surviving Fund:                    Surviving Fund:
     Benham Adjustable Rate Government       Benham Short-Term Government Fund
          Securities Fund
     Benham Intermediate-Term                Benham Intermediate-Term
          Tax-Free Fund                           Tax-Exempt Fund
     Benham Long-Term Tax-Free Fund          Benham Long-Term Tax-Exempt Fund

     In accordance with generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving fund and the results of operations for pre-combination periods for the surviving fund will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligation under the Agreement and Plan of Reorganization. Under the terms of the Plan of Reorganization, the combination of the funds will be treated as a tax-free business combination and accordingly will be accounted for by a method of accounting for tax-free mergers of investment companies (sometimes referred to as the pooling without restatement method).

     The Pro Forma Combining Schedules of Investments, Statements of Assets and Liabilities and Statements of Operations should be read in conjunction with the historical financial statements of the funds which are incorporated by reference in the Statement of Additional Information.

2. Portfolio Valuation-Securities are valued through valuations obtained from a commercial pricing service or at the mean of the most recent bid and asked prices. When valuations are not readily available, securities are valued at fair value as determined in accordance with procedures adopted by the Board of Trustees.

3. Capital Shares-The pro forma net asset value per share assumes the issuance of shares of the surviving fund which would have been issued at October 31, 1996, in connection with the proposed reorganization. The number of shares assumed to be issued is equal to the net asset value of shares of the non-surviving fund, as of October 31, 1996, divided by the net asset value per share of the shares of the surviving fund as of October 31, 1996. The pro forma total number of shares outstanding for each combined fund consists of the following at October 31, 1996:

                                                               Additional Shares
     Combined       Total Outstanding       Shares of          Assumed Issued
     Fund           Shares                  Surviving Fund     in Reorganization

     Short-Term
     Government Fund   64,215,708              36,940,713            27,274,995

     Intermediate-Term
     Tax-Exempt Fund   13,898,329               7,787,666             6,110,663

     Long-Term
     Tax-Exempt Fund   10,879,856               5,743,483             5,136,373

4. Investments-At October 31, 1996, the funds had the following net capital loss carryforwards available to offset future capital gains. To the extent that those carryforward losses are used to offset capital gains, it is probable that any gains so offset will not be distributed.

         Fund                                     Net Capital Loss Carryforward

         Adjustable Rate Government
              Securities Fund                                 $69,205,630

         Short-Term Government Fund                           $19,957,873

         Intermediate-Term Tax-Free Fund                         $420,126

         Long-Term Tax-Free Fund                                 $427,920

PART C            Other Information

Item 15  Indemnification

                  As stated in Article XI, Sections 1 through 3 of the Declaration of Trust, incorporated herein by reference to Exhibit 1 to the Registration Statement, "Provided they have acted under the belief that their actions are in the best interest of the Trust, the Trustees and officers shall not be responsible for or liable in any event for neglect or wrongdoing by them or any officer, agent, employee, investment advisor, principal underwriter, transfer agent or custodian of the Trust or of any entity providing administrative services for the Trust, but nothing herein contained shall protect any Trustee or officer against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Trustees shall use appropriate means to assure that all persons having dealings with the Trust shall be informed that the property of the Shareholders and the Trustees, officers, employees, and agents of the Trust shall not be subject to claims against or obligations of the Trust to any extent whatsoever. The Trustees may cause to be inserted in any written agreement, undertaking or obligation made or issued on behalf of the Trust (including certificates for Shares of the Trust) an appropriate reference to this Declaration, providing that neither the Shareholders, the Trustees, the officers, the employees, nor any agent of the Trust shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust property for the payment of any claim thereunder or for the performance thereof; but the omission of such provisions from any such instrument shall not render any Shareholder, Trustee, officer, employee, or agent liable, nor shall the Trustee, or any officer, employee, or agent of the Trust be liable to anyone on account of such omission. If, not withstanding this provision, any Shareholder, Trustee, officer, employee, or agent shall be held liable to any other person by reason of the omission of such provision from any such agreement, undertaking, or obligation, the Shareholder, Trustee, officer, employee, or agent shall be entitled to indemnity and reimbursement out of the Trust property, as provided in this Article XI."

                  As  stated  in  Section  4  of  the  Distribution   Agreement,
         incorporated herein by reference to Exhibit 6 to Post-Effective Amendment No. 30 to American Century Government Income Trust, "Each of the parties to this Agreement shall defend, indemnify and hold the other harmless from and against any and all claims, demands, suits, actions, losses, damages and other liabilities arising from, or as a result of, the acts or omissions or acts and omissions of such party made or omitted in the course of performing this Agreement."

                  Registrant hereby incorporates by reference, as set forth fully therein, Article II of the Registrant's Bylaws, amended on May 17, 1995, appearing as Exhibit 2 to Post-Effective Amendment No. 17 filed on June 28, 1996 (accession #746458-96-000009).

Item 16  Exhibits

(1)      (a)      Amended   Declaration   of  Trust  dated  May  31,  1995,   is
                  incorporated   herein  by   reference   to  Exhibit   1(a)  of
                  Post-Effective Amendment No. 16 filed on July 28, 1995.

         (b) Amendment to the Declaration of Trust dated October 21, 1996, is incorporated herein by reference to Exhibit 1(b) of Post-Effective Amendment No. 19 filed on March 12, 1997 (accession #746458-97-000004).

(2) Amended and Restated Bylaws, dated May 17, 1995, are incorporated herein by reference to Exhibit 2 of Post-Effective Amendment No. 17 filed on June 28, 1996 (accession #746458-96-000009).

(3)      Not Applicable.

(4) Agreement and Plan of Reorganization filed herewith as Appendix I to Part A to the Form N-14 and is incorporated herein by reference.

(5)      Not Applicable.

(6)      (a)      Investment   Advisory   Agreement   between  American  Century
                  Municipal  Trust  on  behalf  of  all of  its  series,  except
                  American  Century - Benham  Limited-Term  Tax-Free  Fund,  and
                  Benham  Management   Corporation,   dated  June  1,  1995,  is
                  incorporated   herein   by   reference   to   Exhibit   5   of
                  Post-Effective  Amendment  No.  17  filed  on  June  28,  1996
                  (accession #746458-96-000009).

         (b) Form of Investment Management Agreement between American Century Municipal Trust on behalf of all its series and American Century Investment Management, Inc. is included herein.

(7) Distribution Agreement between American Century Municipal Trust and American Century Investment Services, Inc. dated as of September 3, 1996, is incorporated herein by reference to Exhibit 6 to Post-Effective Amendment No. 30 to the Registration Statement of American Century Government Income Trust filed on November 25, 1996 (accession #773674-96-000009).

(8)      Not Applicable

(9) Custodian Agreement between American Century Municipal Trust and The Chase Manhattan Bank, dated August 9, 1996, is incorporated herein by reference to Exhibit 8 of Post-Effective Amendment No. 31 of American Century Government Income Trust filed on February 7, 1997 (accession #773674-97-000002).

(10)     Not Applicable

(11) Opinion and Consent of Counsel as to the legality of the securities being registered is included herein.

(12) Opinion and Consent of Counsel as to the tax matters and consequences to shareholders is included herein.

(13) Form of Transfer Agency Agreement between American Century Municipal Trust and American Century Services Corporation is included herein.

(14)     (a)      Consent of Baird, Kurtz & Dobson is included herein.

         (b)      Consent of KPMG Peat Marwick LLP is included herein.

(15)     Not Applicable.

(16)     Power of Attorney dated February 28, 1997, is included herein.

(17)     (a)      Form of Proxy.

         (b) Prospectus dated March 1, 1997, for American Century - Benham Intermediate-Term Tax-Exempt Fund, American Century - Benham Long-Term Tax-Exempt Fund, and American Century - Benham Limited-Term Tax-Exempt Fund, filed as part of Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A on February 28, 1997(accession # 100334-97-000005), is incorporated herein by reference.

         (c) Statement of Additional Information dated March 1, 1997, for American Century - Benham Intermediate-Term Tax-Exempt Fund, American Century - Benham Long-Term Tax-Exempt Fund, and American Century - Benham Limited-Term Tax-Exempt Fund, filed as part of Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A on February 28, 1997(accession # 100334-97-000005), is incorporated herein by reference.

         (d) Prospectus dated September 3, 1996, revised January 1, 1997, for American Century - Benham Intermediate-Term Tax-Free Fund and American Century - Benham Long-Term Tax-Free Fund, filed pursuant to Rule 497(e) on December 23, 1996 (accession # 746458-96-000014), is incorporated herein by reference.

         (e) Prospectus for American Century - Benham Limited-Term Tax-Free Fund, filed on March 12, 1997 (accession #746458-97-000004), is incorporated herein by reference.

         (f) Statement of Additional Information for American Century - Benham Intermediate-Term Tax-Free Fund, American Century - Benham Long-Term Tax-Free Fund, and American Century - Limited-Term Tax-Free Fund, filed on March 12, 1997 (accession #746458-97-000004), is incorporated herein by reference.

         (g) Annual Report dated October 31, 1996, for American Century - Benham Intermediate-Term Tax-Exempt Fund, American Century - Benham Long-Term Tax-Exempt Fund, and American Century - Benham Limited-Term Tax-Exempt Fund, filed on December 23, 1996 (accession # 100334-96-000018), is incorporated herein by reference.

         (h)      Annual  Report  dated  May  31,  1996,  for  American  Century
                  Municipal   Trust,   filed   on  July  25,   1996   (accession
                  #746458-96-000011), is incorporated herein by reference.

         (i) Semiannual Report dated November 30, 1996, for American Century Municipal Trust, filed on January 29, 1997 (accession #746458-97-000003), is incorporated herein by reference.


Item 17  Undertakings

         (a) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c ) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (b) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         As  required  by  the  Securities   Act  of  1933,  as  amended,   this
Registration Statement has been signed on behalf of the Registrant, in the City of Mountain View, State of California, on the 21st day of April, 1997.


                        AMERICAN CENTURY MUNICIPAL TRUST
                                   Registrant

                                    /s/ Douglas A. Paul
                                    Douglas A. Paul
                                    Vice President and Associate General Counsel

         As  required  by  the  Securities   Act  of  1933,  as  amended,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                  Title                               Date
----------                                  -----                               ----

*James M. Benham                    Chairman of the Board of Trustees,          April 21, 1997
---------------------------         President, and Chief Executive Officer
James M. Benham

*Albert A. Eisenstat                Trustee                                     April 21, 1997
---------------------------
Albert A. Eisenstat

*Ronald J. Gilson                   Trustee                                     April 21, 1997
---------------------------
Ronald J. Gilson

*Myron S. Scholes                   Trustee                                     April 21, 1997
---------------------------
Myron S. Scholes

*Kenneth E. Scott                   Trustee                                     April 21, 1997
---------------------------
Kenneth E. Scott

*Isaac Stein                        Trustee                                     April 21, 1997
---------------------------
Isaac Stein

*James E. Stowers, III              Trustee                                     April 21, 1997
---------------------------
James E. Stowers, III

*Jeanne D. Wohlers                  Trustee                                     April 21, 1997
---------------------------
Jeanne D. Wohlers

*Maryanne Roepke                    Chief Financial Officer,                    April 21, 1997
---------------------------                 Treasurer
Maryanne Roepke

* By      /s/Douglas A. Paul
          Douglas A. Paul, Attorney in Fact
          Pursuant to a Power of Attorney dated February 28, 1997